As Filed With the Securities and Exchange Commission On September 11, 2003

Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Sovereign Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	6720	23-2453088

(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

1500 Market Street
Philadelphia, Pennsylvania 19102
(215) 557-4630

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jay S. Sidhu
Chairman, President and Chief Executive Officer
Sovereign Bancorp, Inc.
1500 Market Street
Philadelphia, Pennsylvania 19102
(215) 557-4630

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Harenza, Esquire	Peter W. Coogan, Esquire
David W. Swartz, Esquire	Carol Hempfling Pratt, Esquire
Stevens & Lee, P.C.	Foley Hoag LLP
111 North Sixth Street	155 Seaport Boulevard
P.O. Box 679	Boston, MA 02210-2600
Reading, PA 19603	(617) 832-1000
(610) 478-2000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each	Amount	Maximum	Maximum	Amount of
Class of Securities	to be	Offering Price	Aggregate	Registration
to be Registered	registered(1)	Per Unit(2)	Offering Price(2)	Fee(2)

Common Stock,
no par value (and associated
stock purchase rights) (3)	12,767,625	$51.56	$240,568,705	$19,462.01

(Continued on next page)

(1)	Based upon the maximum number of shares of common stock of First Essex Bancorp, Inc. to be received by the Registrant from the stockholders of First Essex, including shares underlying outstanding stock options, based on the number of such shares and options outstanding on September 9, 2003. In accordance with Rule 416, this Registration Statement shall also register any additional shares of the Registrant’s common stock which may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided by the agreement relating to the merger.

(2)	Computed in accordance with Rule 457(f)(1), on the basis of the average of the high and low prices of the common stock of First Essex Bancorp, Inc. on September 9, 2003 of $51.56 and based on up to 8,728,908 shares of First Essex Bancorp, Inc. common stock that may be exchanged in the merger, reduced by the maximum amount of cash ($209,493,792) to be paid by the Registrant for such common stock.

(3)	Prior to the occurrence of certain events, the stock purchase rights will not be evidenced separately from the common stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

[FIRST ESSEX BANCORP, INC. LOGO]

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

The boards of directors of Sovereign Bancorp, Inc. and First Essex Bancorp, Inc. have each unanimously approved a merger transaction in which Sovereign will acquire First Essex.

In the transaction, you may elect to receive for each share of First Essex common stock you own either $48.00 in cash or 2.9250 shares of Sovereign common stock. You may elect to receive all cash, all Sovereign common stock or a combination of cash and Sovereign common stock for your shares of First Essex common stock, subject to the limitations described in the next paragraph.

In general, elections will be limited by the requirement that 50% of the outstanding shares of First Essex common stock be exchanged for Sovereign common stock and 50% of the outstanding shares of First Essex common stock be exchanged for cash. Therefore, the actual allocation of cash and shares of Sovereign common stock you receive will depend on the elections of other First Essex stockholders and may be different from what you elect. The federal income tax consequences of the transaction to you will depend on the value and character of the consideration you receive in exchange for your shares of First Essex common stock.

Sovereign common stock trades on the New York Stock Exchange under the trading symbol “SOV.” On _________ ___, 2003, the closing sale price of Sovereign common stock was $_____. First Essex common stock trades on the National Market System of the Nasdaq Stock Market under the trading symbol “FESX.” On ________ ___, 2003, the closing sale price of First Essex common stock was $_______. These prices will fluctuate between now and the closing of the transaction.

We cannot complete the transaction unless the holders of a majority of the outstanding shares of First Essex common stock vote to approve the merger agreement. First Essex will hold a special meeting of its stockholders to vote on the merger agreement on ___________ ___, 2003, at ____ __.m. at the ___________________________________, _____________________, _____________, Massachusetts.

The board of directors of First Essex unanimously approved the transaction and recommends that you vote “FOR” the transaction. All stockholders of First Essex are invited to attend the special meeting in person. However, whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to ensure that your shares will be voted.

The attached document provides you with detailed information about the proposed merger. Please read this document carefully. Please see page 15 for risk factors relating to the transaction which you should consider.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

These securities are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by any federal or state governmental agency.

This document is dated _________ ___, 2003, and was first mailed to stockholders on or about _________ ___, 2003.

Sincerely,

Leonard A. Wilson Chairman and Chief Executive Officer First Essex Bancorp, Inc.

References to Additional Information

This document incorporates important business and financial information about Sovereign and First Essex from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to Sovereign and First Essex that are incorporated by reference in this document through the SEC website at http://www.sec.gov or by requesting them in writing or by telephone from the appropriate company:

Sovereign	First Essex

Sovereign Bancorp, Inc.	First Essex Bancorp, Inc.
1130 Berkshire Boulevard	71 Main Street
Wyomissing, Pennsylvania 19610	Andover, Massachusetts 01810
Attention: Stacey Weikel	Attention: William F. Burke
Telephone: (800) 628-2673	Telephone: (978) 681-7500

If you would like to request documents, please do so by ____________ ___, 2003 to receive them before the special meeting.

See “Where You Can Find More Information” on page 67.

[First Essex Logo]

First Essex Bancorp, Inc.
71 Main Street
Andover, Massachusetts 01810
____________

Notice of Special Meeting Of Stockholders

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of First Essex Bancorp, Inc. will be held at _____ __.m., local time, on ______ __, 2003 at the __________________________, ________________________, _____________, Massachusetts for the following purposes:

•
To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 12, 2003, among Sovereign Bancorp, Inc., Sovereign Merger Sub, Inc. and First Essex Bancorp, Inc., which provides, among other things, for the acquisition of First Essex by Sovereign through the merger of Sovereign Merger Sub, a wholly owned subsidiary of Sovereign, with and into First Essex and the conversion of each share of First Essex common stock outstanding immediately prior to the merger into either $48.00 in cash or 2.9250 shares of Sovereign common stock, all as described in the accompanying document.

•	To consider and vote upon a proposal to adjourn the meeting, if necessary, if more time is needed to solicit proxies.

•	To transact such other business as may properly come before the meeting.

The Board of Directors of First Essex has fixed the close of business on _____ __, 2003 as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting. A list of stockholders entitled to vote at the special meeting will be available for inspection at First Essex Bancorp, Inc., 71 Main Street, Andover, Massachusetts, for any purpose germane to the meeting for a period of ten days prior to the special meeting and also will be available for inspection at the special meeting.

You will be entitled to have your shares purchased by Sovereign for cash at their fair market value if you file written notice with First Essex of your intention to exercise your appraisal rights prior to the special meeting, you do not vote in favor of the merger agreement, and you follow the procedure of Section 262 of the Delaware General Corporation Law described under “THE TRANSACTION – Dissenters’ Rights of Appraisal” in the accompanying document. A copy of Section 262 is attached as Annex C to this document.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, the Board of Directors of First Essex urges you to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend. If you do not vote in person or by proxy, the effect will be a vote against the merger agreement. If you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to vote personally at the special meeting.

By Order of the Board of Directors,

William F. Burke Secretary

Andover, Massachusetts
____________ __, 2003

i

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ii

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ANNEXES

A. Agreement and Plan of Merger, dated as of June 12, 2003, among Sovereign Bancorp, Inc., Sovereign Merger Sub, Inc. and First Essex Bancorp, Inc.	A-1

B. Opinion of Sandler O’Neill & Partners, L.P.	B-1

C. Section 262 of the Delaware General Corporation Law	C-1

PART II INFORMATION NOT REQUIRED IN PROSPECTUS	II-1

iii

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QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the merger agreement between Sovereign, Sovereign Merger Sub and First Essex.

Q:	How does the First Essex board of directors recommend I vote on the proposal?

A:	The First Essex board unanimously recommends that you vote “FOR” the proposal to approve the merger transaction.

Q:	How do I vote?

A:
If your shares are registered in your own name, you may vote in person at the meeting or by returning your completed proxy card in the enclosed postage-paid envelope. If you return your signed proxy card, your shares will be voted in accordance with your instructions. If you return your signed proxy card, but do not designate how you wish to vote, your shares will be voted “FOR” each proposal.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Maybe. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Without instructions, your shares will not be voted on the merger agreement.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:
Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the Secretary of First Essex stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card with a later date. Third, you may vote in person at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:	Should I send in my stock certificates now?

A:
No. After the special meeting and approximately 20 to 60 business days before the transaction is completed, you will receive a form of election on which you will indicate the form of merger consideration you wish to receive for your First Essex common stock. You will have until the election date, which is two business days before the closing of the transaction, to return the completed and signed form of election, together with the certificates that represent the stock of First Essex.

Q:	When do you expect to complete the transaction?

A:
We expect to complete the transaction on or around February 6, 2004. In addition to the approval of First Essex stockholders, we must also obtain regulatory approval from the Office of Thrift Supervision and Massachusetts regulatory authorities.

Q:	Whom should I call with questions or to obtain additional copies of this document?

A:	You should contact either:

Sovereign Bancorp, Inc. 1130 Berkshire Boulevard Wyomissing, Pennsylvania 19610 Attention: Stacey Weikel Telephone: (800) 628-2673

First Essex Bancorp, Inc. 71 Main Street Andover, Massachusetts 01810 Attention: William F. Burke Telephone: (978) 681-7500

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SUMMARY

This summary highlights selected information from this document. It does not contain all of the information that may be important to you. We urge you to read carefully this entire document and the attached exhibits and the other documents to which we refer you for a more complete understanding of the transaction. In addition we incorporate by reference important business and financial information about Sovereign and First Essex into this document. You may obtain the information incorporated by reference in this document without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 67. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Special Meeting

Special Meeting to be Held __________ ___, 2003 (Page 17)

First Essex will hold a special meeting of stockholders on ___________, _________ ___, 2003, at ____ __.m., local time, at the _____________________________________, ______________________, ___________, Massachusetts.

Matters to be Considered at the Special Meeting (Page 17)

At the meeting, First Essex stockholders will vote on a proposal to approve and adopt the merger agreement and on a proposal to adjourn the meeting to solicit additional proxies, if necessary, in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Record Date Set at ___________ ___, 2003; One Vote Per Share of First Essex Stock (Page 18)

If you own shares of First Essex common stock at the close of business on ____________ ___, 2003, you are entitled to vote at the special meeting. You will have one vote at the meeting for each share of First Essex common stock you owned on _________ ___, 2003.

On ___________ ___, 2003, there were ___________ shares of First Essex common stock outstanding.

The Merger

We Propose that First Essex Merge into Sovereign (Page 17)

Sovereign, Sovereign Merger Sub and First Essex entered into a merger agreement dated as of June 12, 2003. The merger agreement provides for (1) the merger of Sovereign Merger Sub with and into First Essex, with First Essex surviving such merger and (2) the immediate subsequent merger of First Essex with and into Sovereign, with Sovereign as the surviving corporation. A copy of the merger agreement is attached to this document as Annex A and is incorporated herein by reference.

Majority Vote at the Special Meeting Required to Approve the Merger Agreement (Page 18)

Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of First Essex common stock. Your failure to vote will have the effect of a vote against the merger agreement. The directors and executive officers of First Essex and their affiliates together own about __% of the shares entitled to be cast at the meeting. Directors and executive officers of First Essex have agreed to vote their shares in favor of the merger agreement.

Brokers who hold shares of First Essex common stock as nominees will not have authority to vote such shares on the transaction unless stockholders provide voting instructions.

Approval of the merger agreement by Sovereign’s shareholders is not required.

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You May Elect to Receive Cash or Shares of Sovereign Common Stock (Page 31)

Subject to the restrictions described below, you may elect to receive in exchange for each of your shares of First Essex common stock, either:

•	$48.00 per share in cash; or

•	2.9250 shares of Sovereign common stock.

You may choose to exchange some or all of your shares for cash and some or all of your shares for Sovereign common stock subject to the limitations described below. You will receive an election form between 20 and 60 business days prior to the closing of the transaction in order to make this election. You will have until the date specified in the election form, which will be approximately two business days before the closing of the transaction, to make your election and return your election form. If you do not return a properly completed election form by the election deadline, you will be deemed to have made an election to receive cash for such number of shares of First Essex common stock that, when combined with the shares of holders who have elected to receive cash, does not exceed 50% of the outstanding shares of First Essex common stock, and an election to receive Sovereign common stock for the remainder of your First Essex shares. Complete information on the election procedure can be found in the section entitled “Election and Exchange Procedure” on page 43.

You should note that, in general, if and to the extent that you receive cash, the value of the consideration you will receive is fixed at $48.00 per share of First Essex common stock. However, if you receive Sovereign common stock as consideration, the value of the stock consideration will not be determined until closing and may be higher or lower than $48.00 per share of First Essex common stock.

The anticipated time period between the time when you will be able to make your election as to the form of merger consideration that you wish to receive and the closing of the transaction is approximately one to three months, depending on when election forms are first mailed. The election must be made, and the election form returned, no later than the date specified in the election form, which will be approximately two business days before the closing of the transaction.

Additionally, except under certain circumstances, the holders of 50% of the outstanding shares of First Essex common stock will receive cash consideration and the holders of 50% of the outstanding shares of First Essex common stock will receive Sovereign common stock. In the event that the holders of more than 50% of the outstanding shares of First Essex common stock elect to receive cash, those persons will receive a portion of their merger consideration in the form of shares of Sovereign common stock. Similarly, if the holders of more than 50% of the outstanding shares of First Essex common stock elect to receive shares of Sovereign common stock, those persons will receive a portion of their merger consideration in the form of cash. Thus, you may not receive exactly the form of consideration that you elect and you may receive a pro rata amount of cash and Sovereign common stock even if you elect to receive all cash or all stock. See “The Merger Agreement–Election and Exchange Procedure” and “The Merger Agreement–Limits on Cash and Stock Consideration and Allocation Rules” on pages 43 and 41, respectively.

Our Board of Directors Unanimously Recommends Stockholder Approval (Page 24)

The First Essex board of directors believes that the merger transaction is in the best interests of First Essex and its stockholders and unanimously recommends that you vote “FOR” approval of the transaction.

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Consideration Is Fair From A Financial Point of View According to Our Financial Advisor (Page 24)

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) delivered a written opinion to the First Essex board of directors that, as of June 12, 2003, the consideration for which shares of First Essex common stock will be exchanged in the transaction is fair from a financial point of view to First Essex stockholders. The opinion has been reconfirmed as of the date of this document and is attached to this document as Annex B. First Essex has agreed to pay Sandler O’Neill a transaction fee in connection with the merger in an amount equal to 1% of the aggregate value (as of the day before consummation of the merger) of the stock and cash paid as consideration for all of the outstanding shares of First Essex common stock, less any fee paid by First Essex to CIBC World Markets Corp., as described in the following paragraph. Based on the closing price of Sovereign’s common stock on September xx, 2003, Sandler O’Neill’s fee would be approximately $__________, of which $375,000 has been paid and the balance of which is contingent, and payable, upon the closing of the merger. First Essex has also paid Sandler O’Neill a $25,000 retainer fee and $250,000 for rendering its opinion, which will be credited against that portion of the transaction fee due upon closing of the merger. First Essex has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Prior to engaging Sandler O’Neill in connection with this transaction, First Essex had entered into certain agreements with CIBC World Markets Corp. In consideration of the termination of such agreements, First Essex has agreed to pay CIBC the greater of $500,000 or 0.138% of the aggregate value of the stock and/or cash paid as consideration for all outstanding shares of common stock of First Essex at the closing of this transaction.

Directors and Officers May Have Interests in the Transaction That Differ from Your Interests (Page 54)

When considering the recommendation of the First Essex board of directors, you should be aware that some directors and officers of First Essex have interests in the transaction other than their interests as stockholders. These interests include:

•
Certain executive officers of First Essex have entered into agreements with First Essex that will provide them with payments upon termination of their employment in connection with the transaction. In such an event, these executive officers would receive in the aggregate payments of approximately $______________.

•
Executive officers and directors of First Essex hold stock options to purchase First Essex common stock that will become fully exercisable and either be terminated in exchange for cash or converted into options to purchase Sovereign common stock. As of __________, 2003, the difference between the aggregate exercise price and the market value of the shares underlying the options held by executive officers and directors, which represents the market value of the options, was $____ million.

•
Certain employees of First Essex will receive a retention bonus if they remain employed by First Essex until the completion of the transaction or, in certain cases, they continue their employment with Sovereign after the transaction until a specified date following the conversion of First Essex’s data processing system to Sovereign’s. The aggregate amount of such bonuses to First Essex’s executive officers is expected to be approximately $_________.

•
Sovereign Bank will establish an advisory board consisting of the former First Essex directors. Members of the Advisory Board will receive an annual retainer fee of $1,000 and a fee of $1,000 for each Advisory Board meeting attended. Sovereign has agreed to maintain the Advisory Board for two years following the effective date.

•	Following the completion of the transaction, Sovereign will indemnify and provide liability insurance to former officers and directors of First Essex.

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First Essex Stockholders Will Have Dissenters’ Rights (Page 34)

Under Delaware law, holders of First Essex common stock have the right to dissent from the transaction and, if the transaction is completed and all requirements of Delaware law are satisfied by holders seeking to exercise dissenters’ rights, to receive payment equal to the fair value of their shares of First Essex common stock, determined in the manner set forth under Delaware law. The procedures that must be followed in connection with the exercise of dissenters’ rights are set forth in the Delaware General Corporation Law, a copy of which is attached as Annex C to this document. A First Essex stockholder seeking to exercise dissenters’ rights must file written notice with First Essex prior to the special meeting of his or her intention to exercise appraisal rights and must not vote his or her shares in favor of the merger agreement. Failure to take any required step in connection with the exercise of such rights may result in termination or waiver thereof.

Important Federal Income Tax Consequences of the Transaction (Page 37)

Based on certain factual representations and assumptions, Stevens & Lee, legal counsel to Sovereign, will deliver to Sovereign, and Foley Hoag LLP, legal counsel to First Essex, will deliver to First Essex, legal opinions regarding the material federal income tax consequences of the transaction. Based on the factual representations and assumptions, which Sovereign and First Essex believe are consistent with the facts that will exist at the effective time of the transaction, the transaction is expected to be a “reorganization” for federal income tax purposes.

As a “reorganization,” First Essex stockholders generally will not recognize any gain or loss on the conversion of shares of First Essex common stock solely into shares of Sovereign common stock. However, First Essex stockholders generally will be taxed if they receive cash in exchange for their shares of First Essex common stock or instead of any fractional share of Sovereign common stock that they would otherwise be entitled to receive.

Tax matters are complicated, and the tax consequences of the merger to First Essex stockholders will depend upon the facts of each stockholder’s particular situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed herein. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the transaction.

We Will Use the Purchase Method of Accounting for the Transaction (Page 36)

The transaction will be accounted for by Sovereign as an acquisition of First Essex using the purchase method of accounting for a business combination in accordance with generally accepted accounting principles. Under this method of accounting, the tangible and identifiable intangible assets and liabilities of First Essex will be recorded in Sovereign’s consolidated financial statements at their estimated fair market values and any excess of the merger consideration over those amounts will be recorded by Sovereign as goodwill. Under Generally Accepted Accounting Principles (“GAAP”), goodwill is not amortized but is measured periodically and at least annually for impairment, with any resulting impairment losses recognized immediately in net income. The operating results relating to the business of First Essex will be included in Sovereign’s financial statements beginning on the date of acquisition.

Certain Conditions Must Be Satisfied for the Transaction to Occur (Page 46)

The following conditions must be met for us to complete the transaction in addition to other customary conditions:

•	approval of the merger agreement by First Essex stockholders;

•	the absence of legal restraints that prevent the completion of the transaction;

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•	receipt of legal opinions that the transaction will constitute a reorganization for federal income tax purposes;

•	the continuing accuracy of the parties’ representations in the merger agreement;

•	the continuing effectiveness of the registration statement filed with the SEC; and

•	listing of the shares of Sovereign common stock to be issued in the transaction on the New York Stock Exchange.

We Must Obtain Regulatory Approvals to Complete the Transaction (Page 39)

We cannot complete the transaction unless Sovereign obtains the approval of the Office of Thrift Supervision and the Massachusetts Board of Bank Incorporation. On ___________ ___, 2003, Sovereign filed the required applications seeking approval of the transaction. Although we believe regulatory approvals will be received in a timely manner, we cannot be certain when or if Sovereign will obtain them.

We Can Terminate or Amend the Merger Agreement Under Certain Circumstances (Page 50)

Sovereign and First Essex can mutually agree at any time to terminate the merger agreement without completing the transaction. Either company can also terminate the merger agreement in the following circumstances:

•
the transaction is not completed on or prior to March 31, 2004, and the failure to complete the transaction by that date is not due to a breach of the merger agreement by the party seeking to terminate it;

•	a final denial of a required regulatory approval if the failure to obtain regulatory approval is not due to a breach of the merger agreement by the party seeking to terminate it; or

•
a party has materially breached any representation, warranty or covenant in the merger agreement that would have a material adverse effect on the breaching party, and has not cured the breach within 30 days of receiving written notice of the breach.

First Essex may terminate the merger agreement:

•	if First Essex’s stockholders do not approve the merger agreement at the special meeting; or

•
if the average market price of Sovereign common stock for the ten trading days ending on the trading day preceding the closing date is less than $13.14, unless Sovereign, after receiving notice of termination from First Essex, agrees to pay additional consideration so that the value of the consideration received for each share of First Essex common stock that is exchanged for Sovereign common stock is equal to $38.43.

Sovereign may terminate the merger agreement:

•	if First Essex violates certain covenants relating to the initiation or solicitation of an acquisition transaction with a party other than Sovereign or an affiliate of Sovereign; or

•	the First Essex board of directors fails to recommend and support the transaction to First Essex stockholders.

Generally, the company seeking to terminate cannot itself be in violation of the merger agreement.

Sovereign and First Essex can agree to amend the merger agreement, in any way, except that after the special meeting the consideration you will receive in the transaction cannot be decreased. Either company can waive any of the requirements of the other company in the merger agreement, except that

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neither company can waive any required regulatory approval. Neither company intends to waive the conditions relating to the delivery of the tax opinions.

We Must Pay a Termination Fee if the Merger Agreement is Terminated Under Certain Circumstances (Page 51)

A termination fee in the amount of $17.5 million must be paid by First Essex to Sovereign if:

•
Sovereign terminates the merger agreement because First Essex has violated certain covenants relating to the initiation or solicitation of an acquisition transaction with a party other than Sovereign or an affiliate of Sovereign or the First Essex board of directors has failed to recommend the transaction to First Essex stockholders;

•
First Essex terminates the merger agreement because its stockholders have failed to approve the merger agreement in circumstances where the board of directors has failed to publicly recommend and support the merger agreement or has withdrawn or modified such recommendation to First Essex stockholders; or

•
First Essex terminates the merger agreement because its stockholders have failed to approve the merger agreement and both (1) within 12 months from the date of such termination, First Essex shall have agreed to engage in an acquisition transaction with a party other than Sovereign and (2) at the time of termination of the merger agreement, there shall have been a public announcement that a party other than Sovereign intended to engage in an acquisition transaction with First Essex.

Our Directors and Executive Officers Have Signed Voting Agreements (Page 56)

As a condition to Sovereign entering into the merger agreement, each of the directors and executive officers of First Essex entered into a voting agreement with Sovereign pursuant to which each director and executive officer agreed to vote all of their shares of First Essex common stock in favor of the merger agreement. First Essex directors and executive officers agreed to enter into the agreements to increase the likelihood that we would complete the transaction.

The form of voting agreement, called an affiliate letter, is Exhibit 1 to the merger agreement, which is attached to this document as Annex A.

Sovereign Will Continue As the Surviving Corporation (Page 41)

Sovereign will continue as the surviving corporation after the transaction is completed. The boards of directors and executive officers of Sovereign and Sovereign Bank will not change as a result of the transaction.

Your Rights As a Stockholder Will Change After the Completion of the Transaction (Page 41)

If you receive Sovereign common stock as consideration for some or all of your shares of First Essex common stock, you will become a shareholder of Sovereign. Sovereign’s articles of incorporation and bylaws and Pennsylvania law determine the rights of Sovereign’s shareholders. The rights of shareholders of Sovereign differ in certain respects from the rights of stockholders of First Essex.

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The Companies

Sovereign Bancorp, Inc.

               Sovereign Bancorp, Inc.
               1500 Market Street
               Philadelphia, Pennsylvania 19102
               (215) 557-4630

Sovereign, a Pennsylvania business corporation, is the holding company for Sovereign Bank, a federal savings bank. At June 30, 2003, Sovereign and its subsidiaries had total consolidated assets of $41.3 billion, deposits of $27.6 billion and shareholders’ equity of $3.1 billion. The primary operating entity of Sovereign is Sovereign Bank. Sovereign Bank’s primary business consists of attracting deposits from its network of approximately 525 community banking offices, and originating small business and middle market commercial and asset-based loans, consumer and residential mortgage loans and home equity lines of credit in the communities served by those offices. Those offices are located largely in eastern Pennsylvania, New Jersey and New England.

First Essex Bancorp, Inc.

               First Essex Bancorp, Inc.
               71 Main Street
               Andover, Massachusetts 01810
               (978) 832-1000

First Essex, a Delaware business corporation, is the holding company for First Essex Bank, a Massachusetts state-chartered savings bank. At June 30, 2003, First Essex had total consolidated assets of $1.8 billion, deposits of $1.4 billion and stockholders’ equity of $150 million. First Essex Bank currently maintains 20 branches located throughout the communities north of Boston and in New Hampshire. First Essex Bank offers a wide range of commercial and retail banking services, including personal and business checking and savings accounts, certificates of deposit, residential mortgages, consumer and commercial loans.

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Market Prices And Dividends Declared

First Essex common stock is listed and trades on the Nasdaq National Market under the symbol “FESX.” Sovereign common stock is listed and trades on the New York Stock Exchange under the symbol “SOV.” This table shows for the indicated periods the high and low sale prices per share for First Essex common stock and Sovereign common stock and dividends declared per share.

	First Essex Common Stock			Sovereign Common Stock

	Price			Price

	High	Low	Dividend Declared	High	Low	Dividend Declared

2001
First Quarter	$22.00	$19.00	$.20	$9.16	$7.66	$.025
Second Quarter	24.72	19.88	.20	13.00	7.94	.025
Third Quarter	29.55	23.20	.20	13.22	8.86	.025
Fourth Quarter	29.05	24.20	.22	12.43	8.73	.025

2002
First Quarter	30.44	25.90	.22	14.35	11.85	.025
Second Quarter	34.69	29.60	.22	15.48	14.00	.025
Third Quarter.	34.20	27.20	.22	15.57	12.19	.025
Fourth Quarter	38.65	33.40	.24	14.72	11.31	.025

2003
First Quarter	35.13	30.80	.24	14.49	12.72	.025
Second Quarter	47.18	31.04	.24	16.55	14.07	.025
Third Quarter (through ________)			.24			.025

On June 12, 2003, the last full trading day before the public announcement of execution of the merger agreement, and on _________ __, 2003 the last full trading day for which information was available before the date of this document, the high, low and closing sales prices for First Essex common stock and Sovereign common stock, respectively, were as follows:

	June 12, 2003			________ __, 2003

	High	Low	Closing	High	Low	Closing

First Essex common stock	$37.50	$36.36	$37.25	______	______	______
Sovereign common stock	16.64	16.33	16.42	______	______	______

The market prices of First Essex common stock and Sovereign common stock are subject to fluctuation. As a result, you are urged to obtain current market quotations for First Essex and Sovereign shares.

Market Value Of Securities

The following table sets forth the market value per share of Sovereign common stock, the market value per share of First Essex common stock and the equivalent market value per share of First Essex common stock on June 12, 2003 (the last business day preceding public announcement of the merger) and _________ __, 2003 (the latest practicable trading day before the printing of this document). The equivalent market value per share of First Essex common stock indicated in the table is shown assuming both a cash election and a stock election. The equivalent market value per share for stock elections is based upon the exchange ratio of 2.9250 shares of Sovereign common stock multiplied by the closing sale price of Sovereign common stock on the specified date. The equivalent market value per share of First Essex common stock for cash elections is the fixed cash consideration of $48.00 per share. See “THE TRANSACTION – What First Essex Stockholders Will Receive.”

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The historical market values per share of Sovereign common stock and First Essex common stock and the historical market value of Sovereign common stock used to determine the equivalent market value per share of First Essex common stock are the per share closing sale prices on June 12, 2003, and ________ __, 2003 respectively, as reported on the Nasdaq National Market with respect to First Essex common stock and on the New York Stock Exchange with respect to Sovereign common stock.

		First Essex

	Sovereign Historical	Historical	Equivalent Market Value for Stock Election	Equivalent Market Value for Cash Election

June 12, 2003	$16.42	$37.25	$48.03	$48.00
_______ __, 2003	______	______	______	48.00

For information concerning cash dividends paid by Sovereign, see “INFORMATION ABOUT SOVEREIGN — Market Price of and Dividends on Sovereign Common Stock and Related Shareholder Matters.”

Comparative Unaudited Per Share Data

The following table shows information, for the periods indicated, about Sovereign’s and First Essex’s historical net income per share, dividends per share and book value per share. The table also contains the combined pro forma information that reflects the merger of Sovereign and First Essex under the purchase method of accounting assuming the transaction closed. The unaudited pro forma equivalent data was obtained by multiplying the combined company pro forma information by an exchange ratio of 2.9250 shares of Sovereign common stock for each share of First Essex common stock.

You should read the information in the following table in conjunction with the historical financial information and related notes contained in the annual, quarterly and other reports of Sovereign and First Essex filed with the SEC. For information on how to obtain the reports we have filed, please refer to “Where You Can Find More Information” on page 67. You should not rely on the unaudited pro forma information as being indicative of the results of operations or financial position that would have been achieved if the transaction had been completed on the dates indicated or the financial position or of the results of operations that Sovereign will achieve after completion of the transaction. Net income used in the calculation of net income per share does not reflect any expense savings, revenue enhancements or capital restructuring by Sovereign which may result from the transaction.

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	Historical		Pro Forma	Pro Forma

	Sovereign	First Essex	Combined Company	Equivalent at 2.9250 Shares

Per Common Share Data:
Basic Net Income
Six Months Ended June 30, 2003
Net Income	$0.69	$1.29	$0.67	$1.95
Year Ended December 31, 2002
Net Income	1.32	2.68	1.29	3.76
Diluted Net Income
Six months ended June 30, 2003
Net Income	$0.64	$1.23	$0.62	$1.81
Year Ended December 31, 2002
Net Income	1.23	2.57	1.19	3.49
Cash Dividends Declared
Six Months Ended June 30, 2003	$0.05	$0.48	$0.05	$0.15
Year Ended December 31, 2002	0.10	0.90	0.10	0.29
Book Value
As of June 30, 2003	$10.72	$19.45	$10.89	$31.84
As of December 31, 2002	10.57	18.79	10.75	31.44

Selected Financial Data

The following tables show certain historical consolidated summary financial data for both Sovereign and First Essex. We derived this information from the consolidated financial statements of Sovereign and First Essex included in their Annual Report on the SEC Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the three months ended June 30, 2003 filed by them with the SEC and incorporated by reference in this document. See “WHERE YOU CAN FIND MORE INFORMATION” on page 67.

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SOVEREIGN SELECTED FINANCIAL DATA(1)

	At Or For The Six Months Ended June 30, (unaudited)		At Or For The Year Ended December 31,

	2003	2002(4)	2002(4)	2001	2000	1999	1998

(Dollars in thousands, except per share data)
Balance Sheet Data
Total assets	$41,343,137	$38,304,700	$39,590,302	$35,525,268	$33,475,314	$26,607,112	$21,913,873
Loans	24,329,431	22,003,232	23,193,434	20,450,014	21,929,762	14,288,465	11,582,770
Allowance for loan losses	(319,537)	(287,741)	(298,750)	(264,667)	(256,356)	(132,986)	(133,802)
Investment securities	11,325,205	11,497,265	11,366,077	10,465,116	7,293,852	10,392,263	8,502,082
Deposits and other customer accounts	27,616,655	25,668,554	26,851,089	23,348,004	24,516,434	12,012,675	12,460,022
Borrowings and other debt obligations	9,507,297	9,007,218	8,829,289	8,939,770	6,240,308	12,370,109	7,764,933
Stockholders’ equity	3,130,994	2,541,890	2,764,318	2,202,481	1,948,884	1,821,495	1,204,068

Summary Statement of Operations
Total interest income	990,677	1,020,603	2,059,540	2,222,475	2,269,735	1,607,329	1,355,371
Total interest expense	380,820	451,669	899,924	1,168,193	1,414,924	992,673	861,759

Net interest income	609,857	568,934	1,159,616	1,054,282	854,811	614,656	493,612
Provision for loan losses	85,357	72,500	146,500	97,100	56,500	30,000	27,961

Net interest income after provision for loan losses	524,500	496,434	1,013,116	957,182	798,311	584,656	465,651
Non-interest income	252,321	203,823	432,526	414,403	103,340	129,155	104,102
General and administrative expenses	428,783	399,732	820,107	777,285	726,090	391,837	325,410
Other expenses	98,688	88,026	158,980	454,430	265,793	53,360	33,137

Income/(loss) before income taxes	249,350	212,499	466,555	139,870	(90,232)	268,614	211,206
Income tax provision/(benefit)	69,320	56,737	124,570	23,049	(59,990)	89,315	74,751

Net income/(loss)(2)	$180,030	$155,762	$341,985	$116,821	$(30,242)	$179,299	$136,455

Share Data(3)
Common shares outstanding at end of period (in thousands)	291,980	260,878	261,624	247,470	226,501	225,408	159,665
Preferred shares outstanding at end of period (in thousands)	—	—	—	—	—	—	—
Basic earnings/(loss) per share:	$ .69	$ .61	$ 1.32	$ 0.48	$ (0.13)	$ 1.02	$ 0.88
Diluted earnings/(loss) per share:	.64	.57	1.23	0.45	(0.13)	1.01	0.85
Book value per share at end of period (5)	10.72	9.74	10.57	8.90	8.60	8.08	7.54
Common share price at end of period	15.65	14.95	14.05	12.24	8.13	7.45	14.25
Dividends declared per common share	$ .05	$ .05	$ .10	$ .10	$ .10	$ .10	$ .08

Selected Financial Ratios
Dividend payout ratios(6)	7.38%	8.22%	7.81%	22.22%	-(10)%	9.90%	9.40%
Return on average assets(7)	1.01%	0.97%	.91%	.34%	-(10)%	.75%	.70%
Return on average equity(8)	14.38%	14.59%	13.50%	5.51%	-(10)%	13.20%	12.42%
Average equity to average assets(9)	7.03%	6.63%	6.71%	6.15%	5.83%	5.67%	5.60%

(1)	All financial data has been restated to reflect all acquisitions which have been accounted for under the pooling-of-interests method of accounting.

(2)
The results for the six-month period ended June 30, 2003 include an after-tax debt extinguishment charge of $18.8 million ($0.07 per diluted share) and the results for the six-month period ended June 30, 2002 include after-tax merger-related, integration and other special charges of $14 million

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($0.05 per diluted share). The results for the years ended 2002, 2001, 2000, 1999 and 1998 include after- tax merger-related, integration, and other special charges of $14 million ($0.05 per diluted share), $170 million ($0.66 per diluted share), $270 million ($1.20 per diluted share), $23 million ($0.13 per diluted share), and $34 million ($0.21 per diluted share), respectively.

(3)	All per share data have been adjusted to reflect all stock dividends and stock splits.

(4)
Effective January 1, 2002, Sovereign adopted the fair value expense provisions of Statements of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock Based Compensation,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” See Notes to the Consolidated Financial Statements on Form 10-K for further discussion regarding the impact to 2002 reported results of the change in accounting related to these pronouncements.

(5)	Book value per share is calculated using shareholders’ equity divided by common shares outstanding at end of period.

(6)	Dividend payout ratio is calculated by dividing total dividends declared by net income for the period.

(7)	Return on average assets is calculated by dividing net income by the average balance of total assets at the beginning and end of each period.

(8)	Return on average equity is calculated by dividing net income by the average balance of shareholders’ equity at the beginning and end of each period.

(9)
Average equity to average assets is calculated by dividing the average balance of shareholders’ equity at the beginning and end of each period by the average balance of total assets at the beginning and end of each period.

(10)	These ratios are not meaningful due to the net loss recognized for the year ended December 31, 2000.

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FIRST ESSEX SELECTED FINANCIAL DATA

	At or for the Six Months Ended June 30, (unaudited)		At or for the Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

(Dollars in thousands, except per share data)
Balance Sheet Data:
Total assets	$1,777,627	$1,697,811	$1,775,930	$1,592,319	$1,520,967	$1,377,318	$1,248,014
Total loans	1,208,706	1,112,568	1,136,394	1,053,105	970,353	812,285	733,883
Allowance for loan losses	15,192	13,715	14,452	12,758	12,716	11,339	11,261
Total securities	386,143	364,718	332,421	400,551	439,348	434,041	345,840
Total deposits	1,354,952	1,312,048	1,380,637	1,217,163	1,127,523	1,002,761	934,695
Borrowings	224,155	204,990	207,408	206,275	267,409	268,962	201,499
Total stockholders’ equity	150,435	135,302	143,926	125,194	105,732	91,578	97,082

Summary Statement of Operations:
Total interest income	49,818	53,251	105,930	115,648	111,609	96,742	93,460
Total interest expense	17,511	22,216	43,221	58,655	60,832	50,183	52,512
Net interest income	32,307	31,035	62,709	56,993	50,777	46,559	40,948
Provision for loan losses	3,876	4,424	8,048	5,100	3,710	2,400	1,440

Net interest income after provision for loan losses	28,431	26,611	54,661	51,893	47,067	44,159	39,508
Other income	5,496	5,540	10,884	8,872	7,812	6,095	6,865
Other expenses	18,033	16,981	33,899	33,793	31,746	30,071	28,178
Income taxes	5,973	5,270	11,183	10,122	8,665	7,491	7,130

Net income	$9,921	$9,900	$20,463	$16,850	$14,468	$12,692	$11,065

Per Share Data:
Common shares outstanding at end of period (in thousands)	7,735	7,648	7,661	7,534	7,334	7,592	7,612
Earnings per share
Basic	$1.29	$1.30	$2.68	$2.27	$1.95	$1.67	$1.46
Diluted	1.23	1.25	2.57	2.18	1.90	1.63	1.41
Book value per share	19.45	17.69	18.79	16.62	14.42	12.06	12.75
Common share price at end of period	47.14	34.20	33.40	28.18	20.06	14.38	18.00
Cash dividends declared per share	$.48	$.44	$.90	$.82	$.74	$.66	$.58

Selected Financial Ratios:
Dividend payout ratio	37.38%	33.90%	33.62%	36.17%	37.79%	39.58%	39.68%
Return on average assets	1.13%	1.21%	1.20%	1.07%	1.00%	0.96%	0.90%
Return on average stockholders’ equity	13.49%	15.31%	15.14%	14.35%	15.36%	13.16%	11.73%
Average equity to average assets	8.38%	7.90%	7.95%	7.46%	6.54%	7.29%	7.63%

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RISK FACTORS RELATING TO THE TRANSACTION

In addition to the other information included and incorporated by reference in this document, you should carefully read and consider the following factors in evaluating the proposals to be voted on at the special meeting.

Although you will receive fixed value in terms of any cash consideration that you receive in the transaction, you will not know for sure the value of the Sovereign common stock that you may receive at the time you vote on the merger or at the time you elect to receive cash or stock and you may receive Sovereign common stock valued at less than $48.00 per share for your shares of First Essex common stock.

You will not know the value of the Sovereign common stock you will receive in the transaction at the time you vote or at the time you make an election as to the form of consideration. We currently expect that the transaction will close on or around February 6, 2004. You will be required to make your election to receive cash or shares of Sovereign common stock prior to the closing. If the closing price of Sovereign common stock on the closing date is less than $16.42, the actual value of the stock consideration received will be less than $48.00 per share of common stock exchanged in the transaction.

You may not receive the form of consideration that you elect in exchange for your shares of First Essex common stock.

The merger agreement requires that, except under certain circumstances, 50% of the outstanding shares of First Essex common stock will be exchanged for cash and 50% will be exchanged for Sovereign common stock. In the event that holders of more than 50% of the outstanding shares of First Essex common stock elect to receive cash, a pro-rata portion of the shares for which each such holder elected to receive cash will instead be exchanged for stock. Similarly, if the holders of more than 50% of the outstanding shares of First Essex common stock elect to receive shares of Sovereign common stock, a pro-rata portion of the shares for which each such holder elected to receive Sovereign common stock will instead be exchanged for cash. Thus, you may not receive exactly the form of consideration that you request and you may receive a combination of cash and shares of Sovereign common stock even if you request all cash or all stock.

If the ten day average closing price of Sovereign common stock at closing is below $13.14 and the First Essex Board does not exercise its right to terminate the merger agreement, the value of the stock consideration you receive would be less than $38.43.

If the transaction closes at a time when the ten-day average closing price of Sovereign common stock is below $13.14, the consideration paid for each share of First Essex common stock exchanged for Sovereign common stock would be less than $38.43 per share. In that event, First Essex has the option, but is not required, to terminate the merger agreement, subject to Sovereign’s right to increase the value of the consideration paid for each such share to $38.43. First Essex cannot predict now whether or not the First Essex board of directors would exercise its right to terminate the merger agreement if the above conditions are met.

The merger agreement does not provide for a resolicitation of First Essex stockholders in the event that the above conditions are met and the First Essex board nevertheless chooses, in the exercise of its fiduciary duties, to complete the transaction. First Essex’s board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement if the above conditions are satisfied.

In considering whether to exercise its right to terminate the merger agreement, First Essex’s board would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel.

First Essex directors and executive officers may have interests in the transaction that differ from your interests.

Some of First Essex’s directors and executive officers have interests in the transaction other than their interests as stockholders. For example, certain executive officers of First Essex have entered into agreements with First Essex that will provide them with payments upon termination of their employment in connection

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with the transaction. Under these agreements, these executive officers will receive, in the aggregate, payments of approximately $_____. These and certain other additional interests of First Essex’s directors and executive officers are described in detail in “FINANCIAL INTERESTS OF DIRECTORS AND OFFICERS” on page 54 of this document.

These payments and benefits may cause some of First Essex’s directors and executive officers to view the proposed transaction differently than you may view it.

Your ability to recover from First Essex’s former auditors, Arthur Andersen LLP, for any financial misstatements may be limited.

In June 2002, First Essex replaced Arthur Andersen LLP as its independent auditors. First Essex’s consolidated balance sheet as of December 31, 2001, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2001 incorporated by reference in this document were audited by Andersen, as stated in their report dated January 18, 2002. Subsequent to issuing the report, Andersen was convicted of obstruction of justice and has ceased to audit publicly held companies. In connection with the transaction, Andersen did not perform procedures to assure the continued accuracy of its report on our audited financial statements. As a result, you may not have an effective remedy against Andersen in connection with a material misstatement or omission in First Essex’s financial statements. In addition, if Andersen has limited or no assets available for creditors, you may not be able to recover against Andersen for any claims you may have as a result of Andersen’s role as First Essex’s independent public accountants and as author of the audit report for the audited financial statements incorporated by reference in this document.

A CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Forward-looking statements have been made in this document. The matters discussed throughout this document that are not historical facts are forward-looking. Such statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. When used herein, the words “will,” “anticipate,” “estimate,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements that involve estimates, projections, goals, forecasts, assumptions and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following:

•	the strength of the United States economy in general and the strength of the regional and local economies in which Sovereign conducts operations;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	inflation, interest rate, market and monetary fluctuations;

•
Sovereign’s ability to successfully integrate any assets, liabilities, customers, systems and management personnel Sovereign acquires into its operations and its ability to realize related revenue synergies and cost savings within expected time frames;

•	Sovereign’s timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;

•	the willingness of customers to substitute competitors’ products and services and vice versa;

•	the ability of Sovereign and its third party vendors to convert and maintain Sovereign’s data processing and related systems on a timely and acceptable basis and within projected cost estimates;

•
the impact of changes in financial services policies, laws and regulations, including laws, regulations, policies and practices concerning taxes, banking, capital, liquidity, proper accounting treatment,

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securities and insurance, and the application thereof by regulatory bodies and the impact of changes in and interpretations of generally accepted accounting principles;

•	technological changes;

•	changes in consumer spending and savings habits;

•	terrorist attacks in the United States or upon United States interests abroad, or armed conflicts relating to these attacks;

•	armed conflicts involving the United States military;

•	regulatory or judicial proceedings;

•	changes in asset quality; and

•	Sovereign’s success in managing the risks involved in the foregoing.

The effects of these factors are difficult to predict. New factors emerge from time to time and we can not assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements speak only as of the date of this document.

These forward-looking statements are found at various places throughout this document and the other documents incorporated by reference in this document, including the Annual Reports on Form 10-K for the year ended December 31, 2002, and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, for each of Sovereign and First Essex (including any amendments to these reports).

THE SPECIAL MEETING

Date, Time and Place

First Essex will hold a special meeting of stockholders on _____________, ___________ ___, 2003, at ____________ __.m., local time, at the __________________________________, ________________________________, ______________, Massachusetts.

Matters to be Considered at the Special Meeting

At the special meeting, First Essex stockholders will consider and vote upon proposals to:

•	approve and adopt the merger agreement; and

•	approve a proposal to adjourn the meeting if more time is needed to solicit proxies.

A vote for approval of the merger agreement is a vote for approval of the acquisition of First Essex by Sovereign through the merger of First Essex into a wholly owned subsidiary of Sovereign and the exchange of First Essex common stock for cash, Sovereign common stock, or a combination of cash and Sovereign common stock. Sovereign will pay cash in lieu of issuing any fractional share interests to you. If the transaction is completed, First Essex will cease to exist as a separate legal entity.

Record Date; Stock Entitled to Vote; Quorum

You are entitled to notice of, and to vote at, the special meeting if you owned First Essex common stock on ___________ ___, 2003. As of ____________ ___, 2003, ______________ shares of First Essex common stock were issued and outstanding and held by approximately __________ holders of record.

A quorum requires the presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes which all stockholders of First Essex are entitled to cast on the record date.

First Essex intends to count the following shares as present at the special meeting for the purpose of determining a quorum:

•	shares of First Essex common stock present in person at the special meeting but not voting or abstaining on any matter;

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•	shares of First Essex common stock represented by proxy on which the stockholder has not directed a vote or abstained on any matter; and

•	shares of First Essex common stock represented by proxies from a broker that are voted on any issue other than a procedural motion.

Vote Required to Approve the Merger Agreement

Approval of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of First Essex common stock entitled to vote at the special meeting. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast in person or by proxy at the special meeting.

You have one vote for each share of First Essex common stock that you hold of record on each matter to be considered at the special meeting.

The directors and executive officers of First Essex have agreed to vote all shares of First Essex common stock that they own for approval and adoption of the merger agreement. As of the record date for the special meeting, directors and executive officers of First Essex and their affiliates beneficially owned and were entitled to vote approximately ____________ shares of First Essex common stock, which represented approximately ___% of the shares of First Essex common stock outstanding on the record date.

As of the record date, neither Sovereign nor any of its directors and executive officers and their affiliates beneficially owned any shares of First Essex common stock. Approval of the merger agreement by Sovereign shareholders is not required.

Voting of Proxies; Abstentions; Broker Non-Votes

We will vote shares represented by all properly executed proxies received in time for the special meeting in the manner specified on each proxy. We will vote properly executed proxies that do not contain voting instructions in favor of the merger agreement and in favor of the adjournment proposal.

If you abstain from voting on any proposal considered at the special meeting, we will not count the abstention as a vote “for” or “against” the proposal for purposes of the special meeting. Under rules relating to how brokers vote shares held in brokerage accounts, brokers who hold your shares in street name cannot give a proxy to vote your shares on the merger agreement or the adjournment proposal without receiving specific instructions from you. We will not count these broker non-votes as a vote “for” or “against” the merger agreement or the adjournment proposal for purposes of the special meeting. As a result:

•
because approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of First Essex common stock, abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the merger agreement; and

•
because approval of the adjournment proposal requires the affirmative vote of a majority of all votes cast at the special meeting, abstentions and broker non-votes will not affect the vote on the adjournment proposal.

No other matters may properly come before the special meeting.

Revocability of Proxies

If you grant a proxy, you may revoke your proxy at any time until it is voted by:

•	delivering a notice of revocation or delivering a later dated proxy to William F. Burke, Secretary, First Essex Bancorp, Inc., 71 Main Street, Andover, Massachusetts 01810;

•	submitting a proxy card with a later date; or

•	appearing at the special meeting and voting in person.

Attendance at the special meeting will not in and of itself revoke a proxy.

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Solicitation of Proxies

First Essex will bear the cost of the solicitation of proxies from its stockholders. Sovereign and First Essex will share equally the cost of printing this document. Sovereign has agreed to bear the expense of any proxy solicitor engaged by First Essex at Sovereign’s request.

First Essex will solicit proxies by mail. In addition, the directors, officers and employees of First Essex and its subsidiaries may solicit proxies from stockholders by telephone, electronic communication, telegram or in person. First Essex will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy solicitation material to the beneficial owners of stock held of record by those persons, and First Essex will reimburse them for reasonable out-of-pocket expenses.

D. F. King will assist in the solicitation of proxies by First Essex for a fee of $6,000, plus reasonable out-of-pocket expenses.

You should not send in your stock certificates with your proxy card. As described below under the caption “THE MERGER AGREEMENT — Election and Exchange Procedure” on page 43, you will receive materials for exchanging shares of First Essex common stock with a form of election before the effective date.

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THE TRANSACTION

In this section of the document we describe the material features of the proposed transaction. This description is not complete and is qualified in its entirety by reference to the merger agreement which is attached as Annex A and is incorporated by reference into this document. We urge you to read the merger agreement in its entirety.

General

The merger agreement provides for the acquisition of First Essex by Sovereign through the merger of First Essex with a wholly owned subsidiary of Sovereign formed to facilitate the transaction, with First Essex surviving, immediately followed by the merger of First Essex with and into Sovereign, with Sovereign continuing as the surviving corporation. In addition, First Essex Bank will merge into Sovereign Bank with Sovereign Bank surviving.

In the transaction, each share of First Essex common stock will be converted into the right to receive cash or Sovereign common stock. Each option to acquire First Essex common stock will become fully exercisable and either be terminated and converted into the right to receive cash or converted into an option to purchase Sovereign common stock. You will receive a cash payment for any fractional shares due. We currently estimate, based on the number of shares of common stock of Sovereign and First Essex currently outstanding, including outstanding options, and assuming that 50% of First Essex’s shares are converted into Sovereign common stock and 50% into cash, that former First Essex stockholders will own approximately ___% and Sovereign shareholders will own approximately ___% of the outstanding Sovereign common stock immediately after the transaction. We expect the transaction to be tax-free to the extent that you receive Sovereign common stock in exchange for your shares of First Essex stock.

Background of the Merger

In the years since First Essex has become a public company, its Board of Directors has devoted a substantial amount of time to reviewing ways to enhance stockholder value. For example, over the past several years, the First Essex Board and its senior executive officers, together with First Essex’s financial and legal advisors, have held annual strategic planning meetings. The purpose of these meetings was to establish the Company’s strategic plan, to review the Company’s success in implementing the plans previously established, and to assess various opportunities for enhancing long-term stockholder value. At each of these meetings, the Board concluded that long-term stockholder value could be best enhanced by remaining independent and continuing to implement the strategic plan that had established a track record of outstanding earnings growth for First Essex’s stockholders over a period of years.

The second half of 2001 saw an increase in merger and acquisition activity involving New England financial institutions. The activity continued into the first half of 2002, in some cases at prices that well exceeded prices paid for banks during the previous few years, and First Essex’s CEO began receiving various inquiries and overtures from larger financial institutions.

In light of this activity, the First Essex Board felt it was appropriate to further educate itself about the market, and invited its financial advisor to make a presentation about the then-current environment for bank acquisitions. On July 10, 2002, the First Essex Board held an off-site meeting at which CIBC World Markets, First Essex's financial advisor, and Foley Hoag LLP, First Essex’s legal counsel, discussed the financial and legal terms of certain of the recently announced transactions, the identities and profiles of the acquirors then active in the market, and the extent to which potential acquirors might have an interest in the First Essex franchise. At the end of the meeting, the Board concluded that it would be appropriate to authorize a limited survey of potential acquirors to obtain a more precise assessment of First Essex's then current market value. It authorized its financial advisor and management to contact the most likely acquirors—including Sovereign—in order to determine the level of interest, if any, such institutions might have in exploring a business combination with First Essex. A number of those contacted indicated a level of potential interest in a transaction with First Essex.

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Following the Board’s July 10 meeting, Mr. Wilson was contacted by an officer of one of the companies that had previously made overtures to First Essex (“Company A”). The officer indicated that if Company A were to make an offer, it would likely propose a purchase price in the range of $41-$45 per share, depending upon the results of Company A’s due diligence. At a Board meeting on August 8, 2002, the First Essex Board authorized management and First Essex’s financial advisor to further explore Company A’s interest. Over the next few weeks, First Essex’s management, financial advisors and legal advisors had meetings and communications with Company A representatives relating to a possible transaction with Company A. First Essex executed a confidentiality agreement with Company A and the two companies also held a number of off-site due diligence and follow-up meetings.

On September 9, the First Essex Board met again and, after a lengthy discussion and presentation by management and by First Essex’s legal and financial advisors, authorized management to proceed toward negotiation of a definitive agreement with Company A at a price of $45 per share. On Thursday, September 12, Sovereign indicated to First Essex’s financial advisor that it would be interested in pursuing a transaction with First Essex for mixed stock and cash consideration with a fixed value of $46 per share (pursuant to a floating exchange ratio to be negotiated).

On Friday, September 13, the First Essex Board’s annual strategic planning meeting commenced. After a lengthy discussion of the two expressions of interest, the Board decided that Sovereign’s expression of interest was the more advantageous to the First Essex stockholders, both because of the superior value and because it would provide an opportunity for stockholders to receive stock in a tax-free exchange. Company A was given the opportunity to increase the level of its proposed consideration, but it declined to do so, and the Board authorized management to pursue a possible business combination with Sovereign.

Over the following week and through the following weekend, Sovereign and First Essex, with the assistance of their respective attorneys and (in First Essex’s case) financial advisors, conducted mutual due diligence sessions and merger agreement negotiations. Also during that week, prices of bank stocks generally (including Sovereign’s stock price) declined, and since the exchange ratio had not yet been fixed the decline would have resulted in a higher exchange ratio for the stock portion of the consideration than would have been acceptable to Sovereign. This market deterioration triggered further discussions between the parties about the value that could be offered to First Essex’s stockholders. Ultimately, First Essex concluded that a transaction with Sovereign at that time on terms acceptable to Sovereign would not be in the best interests of First Essex and its stockholders, and Sovereign concluded that a transaction with First Essex at that time on terms acceptable to First Essex would not be in the best interest of Sovereign and its shareholders. Thereafter, First Essex and Company A briefly resumed discussions, but those discussions did not result in an agreement between the parties.

At the next meeting of the First Essex Board, the Board determined that the best course of action for the Company would be to cease all discussions with likely acquirors and to focus instead on implementing the Company’s strategic plan for internal growth. In accordance with its internal growth strategy, First Essex completed 2002 with record earnings, and also had a successful first quarter of 2003. However, the Board also sought to remain current on the acquisition market for financial institutions, and met with its financial advisors from time to time for such purpose, notwithstanding the Board’s continued confidence in its decision to implement its strategic plan as an independent company.

Throughout the fourth quarter of 2002 and the first half of 2003, Sovereign maintained contact with First Essex management and First Essex’s financial advisors. In addition to phone conversations, on November 19, 2002, Mr. Sidhu and Mr. Wilson met for breakfast and discussed the prior negotiations between the parties. On May 22, 2003, Mr. Sidhu had dinner with Mr. Wilson and William Burke, First Essex’s Chief Financial Officer. Messrs. Wilson and Burke told Mr. Sidhu of the Board’s continued desire to focus on implementing the strategic plan as an independent bank.

On May [29], 2003, Sovereign communicated to First Essex through Sandler O’Neill (who had by then been retained as First Essex’s financial advisor), its interest in resuming active negotiations with First Essex for a transaction with mixed stock and cash consideration with a value (as of the execution of the agreement) of $48 per share (on a fixed exchange ratio basis). First Essex’s management believed that the value to stockholders of the transaction being proposed by Sovereign was sufficiently high that it should be presented

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to the Board for consideration, regardless of the Board’s prior decision to pursue its strategic plan as an independent institution. In anticipation of questions likely to be asked by the Board about the Sovereign proposal, a list of issues that had remained outstanding at the time the earlier negotiations had aborted was prepared and submitted to Sovereign with a request for resolution.

On the evening of Wednesday, June 4, 2003, the First Essex Board met to discuss the revived proposal from Sovereign, with Sandler O’Neill and Foley Hoag representatives in attendance. At that meeting, Sandler O’Neill representatives made a detailed presentation to the First Essex Board analyzing the Sovereign proposal from a financial point of view, including a pro forma merger analysis, a discussion of comparable transactions, a discounted cash flow analysis, and a discussion of the form of consideration and structure of the proposed Sovereign transaction. The Sandler O’Neill representatives also reviewed other potential acquirors (including Company A), including their financial ability to acquire First Essex and their potential interest in such an acquisition at a level of consideration comparable to that proposed by Sovereign. Among other factors, the advisors and the Board reviewed the recent acquisition activity of other potential acquirors and their perceived ability to effectuate an acquisition at the present time. The Board also considered the potential effect that obtaining other expressions of interest might have on Sovereign’s continuing level of interest and commitment. At the end of the meeting, following an analysis and in depth discussion, the First Essex Board authorized management to proceed toward negotiation of a definitive agreement with Sovereign. However, the Board instructed management not to permit due diligence to commence with respect to First Essex until all of the issues highlighted on the list of transaction terms were satisfactorily resolved and the parties had agreed upon a form of definitive merger agreement. These terms included a requirement that the definitive merger agreement contain a provisions which would permit First Essex to respond to other expressions of interest if the Board’s fiduciary duty required such response, as well as other related provisions.

On Friday, June 6, 2003, Sovereign’s counsel circulated an initial draft of the merger agreement. On Monday, June 9, First Essex’s senior management, together with representatives of First Essex's financial advisor and legal counsel, traveled to Wyomissing, Pennsylvania to conduct due diligence with respect to Sovereign and to discuss the significant open issues in the draft agreement. By the end of the day on June 9, management concluded that the open issues were sufficiently resolved so that due diligence with respect to First Essex could commence the next day.

Sovereign spent all of June 10 and part of June 11 in the offices of Foley Hoag, updating the due diligence investigation that had taken place in September 2002. Simultaneously, Sovereign’s and First Essex’s attorneys worked to negotiate and finalize the merger agreement before the First Essex Board meeting that was scheduled for Thursday evening, June 12, 2003.

At the June 12 meeting, the First Essex Board reviewed with counsel the detailed terms of the merger agreement, and representatives of Sandler O’Neill presented a detailed analysis of the transaction from a financial point of view (see “— Opinion of First Essex’s Financial Advisor”). At that meeting, a representative of Sandler O’Neill advised the First Essex Board that, in the opinion of Sandler O’Neill, and based on facts known to Sandler O’Neill at that date, the consideration to be received in the merger was fair, from a financial point of view, to the First Essex stockholders as of that date. The First Essex Board discussed the transaction at some length. At that meeting, the board of directors of First Essex unanimously voted to approve the merger agreement and to recommend that the First Essex stockholders approve the merger agreement and the merger.

The parties executed the merger agreement and related documents that evening and publicly announced the merger on the morning of June 13, 2003.

First Essex’s Board of Directors Reasons for the Transaction

At its meeting on June 12, 2003, the First Essex board of directors determined that the terms of the merger agreement and the transaction with Sovereign are fair to and in the best interests of First Essex and its stockholders. In making this determination, the First Essex board of directors concluded, among other things, that the merger with Sovereign was superior to the other alternatives available to First Essex and to the prospects of continuing to operate First Essex as an independent community-focused banking company.

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In the course of reaching its decision to approve the merger agreement, the First Essex board of directors consulted with its financial adviser and its legal counsel. The board considered, among other things, the factors described above and the following:

•
The terms of the merger agreement and the transactions contemplated by the merger, and the historical trading ranges for Sovereign common stock and the consideration to be received by First Essex stockholders in the merger. The board noted, in particular, that the $48.00 consideration to be received by First Essex stockholders in the merger reflected approximately a 29% premium for stockholders over the $37.25 closing price of First Essex common stock on June 12, 2003, the day that the First Essex board approved the transaction.

•
The fact that stockholders of First Essex would have the opportunity to elect to receive shares of Sovereign common stock or cash, subject to the requirement that 50% of the outstanding shares of First Essex common stock will be exchanged for cash and 50% will be exchanged for shares of Sovereign common stock.

•	The fact that the transaction is expected to be tax-free to the extent First Essex stockholders receive Sovereign common stock in exchange for shares of First Essex common stock.

•	The opinion of Sandler O’Neill that the merger consideration is fair to First Essex’s stockholders from a financial point of view.

•	The board’s review of Sovereign’s business prospects and financial condition, including its future prospects.

•	Sovereign’s agreement that First Essex board members would be appointed to a Sovereign Bank advisory board for a minimum of two years.

•
The fact that First Essex employees who do not continue as Sovereign employees will be entitled to receive severance benefits, depending upon years of service with First Essex and grade, and that First Essex will be permitted to pay retention bonuses to designated First Essex employees.

•	The substantially greater liquidity of Sovereign common stock compared to the market for First Essex common stock.

•
A determination that a business combination with Sovereign would expand First Essex’s lending capabilities and increase the range of financial products and services available to First Essex’s customers.

•	The prices, multiples of earnings per share and premiums over book value and market value paid in other recent acquisitions of savings banks.

•
The business and prospects of Sovereign, including its prior experience acquiring banks, its existing presence in First Essex’s traditional market area, the economic vitality of the other market areas served by Sovereign and the opportunities presented by customer demand in those market areas.

•	The experience of Sovereign’s senior management team.

•	The possible negative impact the merger with Sovereign would have on various constituencies served by First Essex, including potential job loss among First Essex employees.

•
The alternatives of First Essex continuing as an independent community-focused banking company or combining with other potential merger partners, as compared to the effect of First Essex combining with Sovereign pursuant to the merger agreement, and the determination that the transaction with Sovereign presented the best opportunity for maximizing stockholder value and achieving First Essex’s other strategic goals.

The foregoing discussion of the information and factors considered by the First Essex board of directors is not intended to be exhaustive but is believed to include all material factors considered by the First Essex board of directors. In reaching its determination to approve and recommend the merger agreement, the First

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Essex board of directors did not assign any relative or specific weights to the foregoing factors and individual directors may have given different weights to different factors.

After deliberating with respect to the proposed transaction with Sovereign, considering, among other things, the matters discussed above and the opinion of Sandler, O’Neill referred to above, the First Essex board of directors unanimously approved and adopted the merger agreement and the transaction with Sovereign.

Recommendation of First Essex’s Board of Directors

The board of directors of First Essex believes that the terms of the transaction are in the best interests of First Essex and has approved the merger agreement. ACCORDINGLY, THE FIRST ESSEX BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Sovereign’s Board of Directors Reasons for the Transaction

Sovereign’s board of directors determined that the transaction with First Essex provides for a unique strategic fit that will produce the number one market share in Lowell, Massachusetts and Salem, New Hampshire, as well as a top three market share position in all of the communities in which First Essex operates in Massachusetts and a top four market share position in several New Hampshire communities. This strengthens Sovereign’s presence in areas where a significant number of Sovereign’s team members live and work. In addition, Sovereign’s board of directors has identified the following factors in concluding that the transaction was in the best interest of Sovereign and its shareholders:

•	it should be accretive to earnings per share;

•	it should be accretive to Sovereign’s various capital ratios; and

•	it complements Sovereign’s strengths as a solid small business and middle market corporate bank by adding a team that currently manages a $433 million commercial loan portfolio.

Opinion of First Essex’s Financial Advisor

By letter dated June 4, 2003, First Essex retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with another financial institution. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to First Essex in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the June 12, 2003 meeting at which First Essex’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration was fair to First Essex’s stockholders from a financial point of view. Sandler O’Neill has confirmed its June 12th opinion by delivering to the board a written opinion dated the date of this document. In rendering its updated opinion, Sandler O’Neill confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses and reviewing the other factors considered in rendering its opinion. The full text of Sandler O’Neill’s updated opinion is attached as Annex B to this document. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the First Essex board and is directed only to the fairness of the merger consideration to First Essex

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stockholders from a financial point of view. It does not address the underlying business decision of First Essex to engage in the merger or any other aspect of the merger and is not a recommendation to any First Essex stockholder as to how such stockholder should vote at the special meeting with respect to the merger, the form of consideration a stockholder should elect in the merger or any other matter.

In connection with rendering its June 12, 2003 opinion, Sandler O’Neill reviewed and considered, among other things:

(1)	the merger agreement and certain of the schedules thereto;

(2)	certain publicly available financial statements and other historical financial information of First Essex that they deemed relevant;

(3)	certain publicly available financial statements and other historical financial information of Sovereign that they deemed relevant;

(4)
financial projections for First Essex for the years ending December 31, 2003 and 2004 prepared by or reviewed with management of First Essex and the views of certain members of senior management of First Essex, based on discussions with them, regarding First Essex’s business, financial condition, results of operations and prospects;

(5)
earnings per share estimates for Sovereign for the years ending December 31, 2003 and 2004 published by I/B/E/S and internal financial projections for Sovereign for the years ending December 31, 2003 through 2007 prepared by and reviewed with management of Sovereign and the views of certain members of senior management of Sovereign, based on limited discussions with them, regarding Sovereign’s business, financial condition, results of operations and prospects;

(6)
the pro forma financial impact of the merger on Sovereign, based on assumptions relating to earnings projections, transaction expenses, purchase accounting adjustments and cost savings determined by senior management of Sovereign;

(7)
the publicly reported historical price and trading activity for First Essex’s and Sovereign’s common stock, including a comparison of certain financial and stock market information for First Essex and Sovereign with similar publicly available information for certain other companies the securities of which are publicly traded;

(8)	the financial terms of certain recent business combinations in the financial institutions industry, to the extent publicly available;

(9)	the current market environment generally and the banking environment in particular; and

(10)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

Sandler O’Neill was not asked to, and did not, solicit indications of interest in a potential transaction from other third parties. First Essex’s board of directors did not otherwise limit the investigations made or the procedures followed by Sandler O’Neill in giving its opinion.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of First Essex and Sovereign that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O’Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and they did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O’Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of First Essex or Sovereign or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of First Essex or Sovereign, nor did it review any individual

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credit files relating to First Essex or Sovereign. With First Essex’s consent, Sandler O’Neill assumed that the respective allowances for loan losses for both First Essex and Sovereign were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity. In addition, Sandler O’Neill did not conduct any physical inspection of the properties or facilities of First Essex or Sovereign. Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement were not waived. Sandler O’Neill also assumed, with First Essex’s consent, that there had been no material change in First Essex’s and Sovereign’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that First Essex and Sovereign would remain as going concerns for all periods relevant to its analyses, and that the merger would qualify as a tax-free reorganization for federal income tax purposes.

In rendering its June 12, 2003 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to First Essex or Sovereign and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of First Essex or Sovereign and the companies to which they are being compared.

The earnings projections for First Essex and Sovereign used and relied upon by Sandler O’Neill for First Essex and Sovereign in its analyses were based upon internal financial projections provided by each company. With respect to such financial projections and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, First Essex’s and Sovereign’s respective management confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of such management of the future financial performance of First Essex and Sovereign, respectively, and Sandler O’Neill assumed for purposes of its analyses that such performances would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections for First Essex and Sovereign were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of First Essex, Sovereign and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the First Essex board at the June 12th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect

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the value of First Essex’s common stock or Sovereign’s common stock or the prices at which First Essex’s or Sovereign’s common stock may be sold at any time.

Summary of Proposal.     Sandler O’Neill reviewed the financial terms of the proposed transaction. Based upon the average closing price of Sovereign’s common stock for the five trading days ended June 11, 2003 of $16.41 and assuming 50% of First Essex’s shares are converted into Sovereign stock and the remaining 50% are converted into cash in the merger, Sandler O’Neill calculated an implied transaction value of $48.00 per share. Based upon First Essex’s March 31, 2003 financial information, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Transaction value/Last Twelve Months (LTM) Earnings per share	18.5x

Transaction value/Estimated 2003 Earnings per share	17.1x

Transaction value/Tangible book value per share	285.9

Transaction value/Stated book value per share	256.3

Tangible book premium/Core deposits(1)	20.4

(1)   Assumes First Essex’s total core deposits are $1.18 billion.

For purposes of Sandler O’Neill’s analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $400 million, based upon 7,718,224 shares of First Essex common stock outstanding plus the value of options outstanding for 1,059,721 shares calculated using the implied transaction value less the exercise price of the option. Sandler O’Neill noted that the transaction value represented a 30.6% premium over the June 11, 2003 closing price of First Essex’s common stock.

Stock Trading History.     Sandler O’Neill reviewed the history of the reported trading prices and volume of First Essex’s common stock and Sovereign’s common stock and the relationship between the movements in the prices of First Essex’s common stock and Sovereign’s common stock, respectively, to movements in certain stock indices, including the Standard & Poor’s 500 Index, Standard & Poor’s Bank Index, the Nasdaq Bank Index and the median performance of a composite peer group of publicly traded savings institutions for each of First Essex and Sovereign selected by Sandler O’Neill. The composition of the peer groups is discussed under “Comparable Company Analysis” below. During the one year period ended June 11, 2003, both First Essex’s and Sovereign’s common stock outperformed the Nasdaq Bank Index, the Standard & Poor’s 500 Index and the Standard & Poor’s Bank Index, and slightly underperformed its Peer Group.

First Essex’s and Sovereign’s One-Year Stock Performance

	Beginning Index Value	Ending Index Value
	June 11, 2002	June 11, 2003

First Essex	100.00%	115.14%
Peer Group	100.00	116.00
Nasdaq Bank Index	100.00	106.96
S&P Bank Index	100.00	102.67
S&P 500 Index	100.00	98.41

	Beginning Index Value	Ending Index Value
	June 11, 2002	June 11, 2003

Sovereign	100.00%	111.68%
Peer Group (1)	100.00	112.78
Nasdaq Bank Index	100.00	106.96
S&P Bank Index	100.00	102.67
S&P 500 Index	100.00	98.41

(1)   The peer group used in this analysis is the Savings Institutions Group described below.

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Comparable Company Analysis.     Sandler O’Neill used publicly available information to compare selected financial and market trading information for First Essex and the following publicly traded savings institutions that had total assets of between $1 billion and $2.6 billion and are located in the Northeast region of the United States:

Connecticut Bancshares Inc.	OceanFirst Financial Corp.
Hudson River Bancorp	Flushing Financial Corp.
FirstFed America Bancorp Inc.	Parkvale Financial Corp.
First Sentinel Bancorp Inc.	Brookline Bancorp Inc.
PennFed Financial Services Inc.	Berkshire Hills Bancorp Inc.

The analysis compared publicly available financial information for First Essex and the median data for the Regional Group as of or for the period ended March 31, 2003. The table below sets forth the comparative data as of or for the period ended March 31, 2003 with pricing data as of June 11, 2003.

	First		Regional
	Essex		Group

Total assets (in millions)	$1,755.2		$1,786.9
Tangible equity/tangible assets	7.45%		7.69%
LTM Return on average assets	1.19%		1.08%
LTM Return on average equity	14.81%		11.43%
Price/tangible book value per share	218.85%		186.91%
Price/LTM earnings per share	14.19	x	14.62	x
Price/Estimated 2003 earnings per share	13.61	x	14.25	x
Market capitalization (in millions)	$283.6		$295.1

Sandler O’Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for Sovereign and two different groups of financial institutions. The Savings Institutions Group consisted of Sovereign and the following savings institutions with over $10 billion in assets:

Washington Mutual Inc.	Golden West Financial	Astoria Financial Corp.
GreenPoint Financial Corp.	Webster Financial Corp.	Commercial Federal Corp.
Westcorp	New York Community Bancorp	Downey Financial Corp.
Roslyn Bancorp Inc.

Sandler O’Neill also compared Sovereign to a group of nationwide depository institutions that had between $25 billion and $60 billion in assets. This Depository Institutions Group was comprised of Sovereign and the following institutions:

Comerica Inc.	AmSouth Bancorp	M&T Bank Corp.
SouthTrust Corp.	UnionBanCal Corp.	Marshall & Ilsley Corp.
Regions Financial Corp.	Union Planters Corp.	Banknorth Group Inc.
Charter One Financial Inc.	UnionBanCal Corp.	Marshall & Ilsley Corp.

The analysis compared publicly available financial information for Sovereign and the median data for each of the Savings Institutions Group and Depository Institutions Group as of or for the period ended March 31, 2003. The table below sets forth the comparative data as of or for the period ended March 31, 2003, with pricing data as of June 11, 2003.

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Comparable Group Analysis

	Sovereign		Savings Institutions Group		Depository Institutions Group

Total assets (in millions)	$40,864.4		$13,841.8		$41,243.4
Market capitalization (in millions)	$4,366.5		$1,975.5		$7,508.4
Price/52-week high	99.4%		95.5%		97.4%
Tangible equity/Tangible assets	3.81%		5.64%		6.76%
LTM Return on average equity	13.22%		17.40%		15.53%
Price/Tangible book value	289.78%		241.08%		269.96%
Price/LTM earnings per share	13.23	x	10.97	x	13.12	x
Price/Estimated 2003 earnings per share	11.49	x	10.17	x	12.45	x

Analysis of Selected Merger Transactions.     Sandler O’Neill reviewed all merger transactions announced from January 1, 2002 through June 11, 2003 involving publicly traded savings institutions as acquired institutions with transaction values greater than $15 million. Sandler O’Neill also reviewed all merger transactions announced during the same period involving publicly traded depository institutions in the New England region with transaction values greater than $15 million. Sandler O’Neill reviewed the multiples of transaction price at announcement to last twelve months’ earnings per share, transaction price to estimated current year earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits and premium to market price and computed high, low, mean and median multiples and premiums for both groups of transactions. These multiples were applied to First Essex’s financial information as of and for the twelve months ended March 31, 2003. As illustrated in the following table, Sandler O’Neill derived an imputed range of values per share of First Essex’s common stock of $28.64 to $48.42 based upon the median multiples for nationwide savings institution transactions and $41.58 to $50.80 based upon the median multiples for regional depository institution transactions. The implied transaction value of the merger as calculated by Sandler O’Neill was $48.00 per share.

Nationwide & New England Transaction Multiples

	Nationwide			New England

	Median		Implied	Median		Implied
	Multiple		Value	Multiple		Value

Transaction price/LTM EPS	18.76	x	$48.42	18.77	x	$48.44
Transaction price/Estimated 2003 EPS	16.82	x	$47.10	17.21	x	$48.19
Transaction price/Book value	163.19%		$30.56	244.76%		$45.83
Transaction price/Tangible book value	170.61%		$28.64	247.70%		$41.58
Tangible book premium/Core deposits (1)	12.52%		$35.93	22.24%		$50.80

Premium to market (2)	29.15%		$47.45	25.00%		$45.93

(1)   Assumes First Essex’s total core deposits are $1.18 billion.

(2)   Based on First Essex’s June 11, 2003 closing price of $36.74.

Discounted Dividend Stream and Terminal Value Analysis.     Sandler O’Neill performed an analysis that estimated the future stream of after-tax dividend flows of First Essex through December 31, 2007 under various circumstances, assuming First Essex’s projected dividend stream and that First Essex performed in accordance with the earnings projections reviewed with management. For periods after 2004, Sandler O’Neill assumed an annual growth rate of earning per share of 9% to 10%. To approximate the terminal value of First Essex common stock at December 31, 2007, Sandler O’Neill applied price/earnings multiples ranging from 12.0x to 20.0x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 8% to 12% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Essex common stock. As

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illustrated in the following table, this analysis indicated an imputed range of values per share of First Essex common stock of $31.85 to $59.96. The implied transaction value of the merger as calculated by Sandler O’Neill was $48.00 per share.

Earnings Per Share Multiples
Discount Rate	12x	14x	16x	18x	20x

8.0%	$37.56	$43.16	$48.76	$54.36	$59.96

9.0%	36.02	41.38	46.74	52.10	57.46

10.0%	34.56	39.69	44.82	49.95	55.09

11.0%	33.17	38.08	43.00	47.92	52.83

12.0%	31.85	36.56	41.27	45.98	50.69

Sandler O’Neill performed a similar analysis that estimated the future stream of after-tax dividend flows of Sovereign through December 31, 2007 under various circumstances, assuming Sovereign’s projected dividend stream and that Sovereign performed in accordance with the earnings projections reviewed with management. To approximate the terminal value of Sovereign common stock at December 31, 2007, Sandler O’Neill applied price/earnings multiples ranging from 10x to 16x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 8% to 12% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Sovereign common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Sovereign common stock of $14.26 to $27.08. The closing price of Sovereign’s common stock on June 11, 2003 was $16.54.

Earnings Per Share Multiples

Discount Rate	12x	14x	16x	18x	20x

8.0%	$17.08	$19.58	$22.08	$24.58	$27.08

9.0%	16.31	18.70	21.09	23.48	25.87

10.0%	15.59	17.88	20.16	22.44	24.72

11.0%	14.91	17.09	19.27	21.45	23.64

12.0%	14.26	16.35	18.44	20.52	22.61

In connection with its analyses, Sandler O’Neill considered and discussed with the First Essex Board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income and dividend payout ratio. Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis.     Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in the first quarter of 2004, (2) 50% of the First Essex shares are exchanged for cash at a value of $48.00 per share, (3) 50% of the First Essex shares are exchanged for Sovereign common stock at an exchange ratio of 2.9250, (4) stock options are exchanged for options on Sovereign common stock using the exchange ratio, and (5) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior managements of First Essex and Sovereign. The analysis indicated that for the year ending December 31, 2004, the merger would be slightly accretive (i.e., less than 1%) to the combined company’s projected earnings per share and dilutive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

First Essex has agreed to pay Sandler O’Neill a transaction fee in connection with the merger in an amount equal to 1% of the aggregate value (as of the day before consummation of the merger) of the stock and cash paid as consideration for all of the outstanding shares of First Essex common stock, less any fee paid by First Essex to CIBC World Markets Corp., as described below. Based on the closing price of Sovereign’s common stock on September xx, 2003, Sandler O’Neill’s fee would be approximately $__________, of which $375,000 has been paid and the balance of which is contingent, and payable, upon the closing of the merger. First Essex has also paid Sandler O’Neill a $25,000 retainer fee and $250,000 for rendering its opinion, which will be credited against that portion of the transaction fee due upon closing of the merger.

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First Essex has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Sandler O’Neill has in the past provided certain investment banking services to Sovereign and has received compensation for such services and may provide, and receive compensation for, such services in the future, including during the pendency of the merger. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to First Essex and Sovereign and their respective affiliates and may actively trade the debt and/or equity securities of First Essex and Sovereign and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Prior to engaging Sandler O’Neill in connection with this transaction, First Essex had entered into certain agreements with CIBC World Markets Corp. In consideration of the termination of such agreements, First Essex has agreed to pay CIBC the greater of $500,000 or 0.138% of the aggregate value of the stock and/or cash paid as consideration for all outstanding shares of common stock of First Essex at the closing of this transaction.

What First Essex Stockholders Will Receive

Each share of First Essex stock that you hold at the time of the transaction will automatically be exchanged into the right to receive cash or Sovereign common stock. You will be mailed a form of election before the completion of the transaction in order to make your election. You may elect to receive in exchange for each of your shares of First Essex common stock, either:

•	$48.00 in cash; or

•	2.9250 shares of Sovereign common stock.

You may elect to receive all cash, all shares of Sovereign common stock or a combination of cash and stock for your shares of First Essex common stock.

Under the terms of the merger agreement, 50% of the outstanding shares of First Essex common stock will be exchanged for Sovereign common stock and 50% of the outstanding shares of First Essex common stock will be exchanged for cash consideration. In the event that the holders of more than 50% of the outstanding shares of First Essex common stock elect to receive cash consideration, the number of your shares that you elected to exchange for cash (if any) will be reduced through an allocation formula and the rest of your shares will be exchanged for stock consideration. Similarly, in the event that the holders of more than 50% of the outstanding shares of First Essex common stock elect to receive Sovereign common stock consideration, the number of your shares that you elected to exchange for Sovereign common stock (if any) will be reduced through an allocation formula and the rest of your shares will be exchanged for cash consideration.

If you do not make a valid election, you will be deemed to have made an election to receive cash for such number of shares of First Essex common stock that, when combined with the shares of holders who have elected to receive cash, does not exceed 50% of the outstanding shares of First Essex common stock, and an election to receive Sovereign common stock for the remainder of your shares of First Essex common stock.

You may receive significantly less cash or fewer shares of Sovereign common stock than you elect. For more information about the allocation rules and the potential effects of the allocation procedures described above see “THE MERGER AGREEMENT—Election and Exchange Procedure” and “THE MERGER AGREEMENT—Limits on Cash and Stock Consideration and Allocation Rules” on pages 43 and 41, respectively.

In addition, Sovereign will not issue fractional shares of Sovereign common stock to First Essex stockholders. If you are otherwise entitled to receive a fractional share of Sovereign common stock under the exchange procedure described above, you will instead have the right to receive cash, in an amount equal to

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the product of the fraction of a share that would otherwise be due to you and the average closing price of Sovereign common stock for the ten trading days ending on the trading day preceding the effective date.

Illustrations of Exchange Ratio Application; Value to Be Received and Allocation Rules

The following table contains examples of the exchange ratio and cash and stock consideration that you would receive, based on various hypothetical average final prices of Sovereign common stock and assuming that you own 100 shares of First Essex common stock and you elect to receive 50% of your consideration in cash and 50% in shares of Sovereign common stock and no proration occurs. The examples provided assume that the market price of a share of Sovereign common stock on the day the transaction is completed is equal to the average closing price of Sovereign common stock for the ten trading days ending on the trading day preceding the effective date (referred to as the average final price). For each hypothetical average final price, the table indicates:

•	the corresponding exchange ratio;

•	the number and dollar value of whole shares of Sovereign common stock that you would receive;

•	the amount of cash that you would receive for any fractional share;

•	the amount of cash consideration that you would receive; and

•	the total value of the cash and stock consideration that you would receive.

Illustrations of Exchange Ratio Application and the Value of Cash and Stock Consideration to be Received for 100 Shares of
First Essex Common Stock as to Which a 50% Cash and 50% Stock Election is Made

	Assumed		Number of	Value of	Cash
	Average		Sovereign	Sovereign	Payment for	Cash	Total Value
	Final	Exchange	Shares to be	Shares to be	Fractional	Consideration	to be Received
	Price(1)	Ratio(2)	Received	Received	Share	to be Received(1)	Per 100 Shares

Termination right(2)	$12.50	2.9250	146	$1,825.00	$3.13	$2,400	$4,228.13
Termination right(2)	$13.00	2.9250	146	$1,898.00	$3.25	$2,400	$4,301.25
Termination right(2)	$13.14	2.9250	146	$1,918.44	$3.29	$2,400	$4,321.73
	$13.50	2.9250	146	$1,971.00	$3.38	$2,400	$4,374.38
	$14.00	2.9250	146	$2,044.00	$3.50	$2,400	$4,447.50
	$14.50	2.9250	146	$2,117.00	$3.63	$2,400	$4,520.63
	$15.00	2.9250	146	$2,190.00	$3.75	$2,400	$4,593.75
	$15.50	2.9250	146	$2,263.00	$3.88	$2,400	$4,666.88
	$16.00	2.9250	146	$2,336.00	$4.00	$2,400	$4,740.00
	$16.42	2.9250	146	$2,397.32	$4.11	$2,400	$4,801.43
	$17.00	2.9250	146	$2,482.00	$4.25	$2,400	$4,886.25
	$17.50	2.9250	146	$2,555.00	$4.38	$2,400	$4,959.38
	$18.00	2.9250	146	$2,628.00	$4.50	$2,400	$5,032.50
	$18.50	2.9250	146	$2,701.00	$4.63	$2,400	$5,105.63
	$19.00	2.9250	146	$2,774.00	$4.75	$2,400	$5,178.75
	$19.50	2.9250	146	$2,847.00	$4.88	$2,400	$5,251.88
	$20.00	2.9250	146	$2,920.00	$5.00	$2,400	$5,325.00

(1)	On _______ __, 2003, the last full trading day before the date of this document, the closing sale price of Sovereign common stock was $_____.

(2)
Under the merger agreement, First Essex has the right to terminate the merger agreement if, at the time of closing, the average final price is below $13.14 for the ten trading days before the effective date (which is equivalent to a decline of approximately 20% from the market value of Sovereign common stock on June 12, 2003). Sovereign may avoid termination by agreeing to increase the merger consideration so that

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the value of the consideration received for each share of First Essex common stock that is exchanged for Sovereign common stock is equal to $38.43. These possible events are not illustrated in the table.

First Essex Price Termination Right and Sovereign “Top-Up” Right

Subject to the rights of Sovereign as described below, First Essex has the right to terminate the transaction if the average closing price of Sovereign common stock for the ten trading days ending on the trading day preceding the effective date is less than $13.14. We refer to the ten day average closing price of Sovereign common stock as the average final price. At $13.14, Sovereign’s stock would have declined approximately 20% from its $16.42 closing sale price on June 12, 2003, the day prior to announcement of the merger agreement, and approximately ____% from the average closing price of Sovereign common stock for the ten trading days ending on ____________, 2003. If the average final price is $13.14, you will receive Sovereign common stock with a market value of approximately $38.43 per share assuming you receive all Sovereign common stock in the transaction. The $13.14 threshold will be appropriately adjusted in the event of stock splits, stock dividend, recapitalization or similar transaction prior to the closing.

Even if First Essex elects to terminate the merger agreement, the merger may still be consummated if Sovereign, at its option, chooses to “top up” or increase the value of the consideration that will be paid for each share of First Essex common stock exchanged for Sovereign common stock to $38.43. Such increase may be in the form of cash, shares of Sovereign common stock or a combination of cash and stock. This will not affect the cash consideration of $48.00 per share to be paid to First Essex stockholders who receive cash.

It is not possible to know until the day before the closing of the transaction if the average final price will be less than $13.14. Neither Sovereign nor First Essex can predict whether or not the First Essex board would exercise its right to give notice to Sovereign that First Essex wished to terminate the transaction, or whether Sovereign would exercise its top-up right. In making a decision whether to terminate the merger agreement, the First Essex board would, consistent with its fiduciary duty, carefully consider whether the transaction continued to be fair to and in your best interest as a First Essex stockholder, taking into account all relevant facts and circumstances that exist at the time and after consulting with its financial advisors and legal counsel. In making a decision to increase the merger consideration, the Sovereign board of directors would carefully consider whether the transaction, as adjusted for the additional consideration, continued to be fair to and in the best interests of Sovereign’s shareholders.

The merger agreement does not provide for a resolicitation of First Essex stockholders in the event that the conditions for termination described above are satisfied and the First Essex board nevertheless chooses to complete the transaction. Therefore, adoption of the merger agreement at the First Essex special meeting will give the First Essex board the ability, to be exercised in accordance with its fiduciary duties, to complete the transaction even if its right to terminate is triggered by a decline in the price of Sovereign’s common stock without any further action by, or resolicitation of, you. For a detailed description of the termination provision, see “THE MERGER AGREEMENT—Termination; Effect of Termination” on page 50 of this document.

Special Adjustments to Stock and Cash Consideration to Preserve Reorganization Treatment of Transaction for Tax Purposes

It is a condition to closing that the transaction constitute a reorganization for federal income tax purposes. In order to preserve reorganization treatment of the transaction, a minimum of 40% of the total value of the merger consideration must be in the form of Sovereign common stock. If the closing sale price of Sovereign common stock on the trading day preceding the effective date is less than $10.95, the aggregate value of the stock consideration to be received by First Essex stockholders will be less than 40% of the total value of the merger consideration to be paid to First Essex stockholders (assuming that First Essex has not exercised its right to terminate the merger agreement and Sovereign has not, in response, increased the number of shares of Sovereign common stock that will be received by First Essex stockholders who receive Sovereign common stock in the merger). If that occurs, the total stock consideration to be received by First Essex stockholders will be increased and the total cash consideration to be received by First Essex stockholders will be decreased so that (1) the total value of the Sovereign common stock (determined as of

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the day preceding the effective date) issued in the transaction will be 40% of the total merger consideration and (2) the total amount of the cash consideration issued in the transaction will be 60% of the total merger consideration.

Dissenters’ Rights of Appraisal

Dissenters’ Rights

Under the Delaware General Corporation Law, each First Essex stockholder has the right to object to the merger and demand in writing that First Essex pay the fair value of his or her shares provided such stockholder complies with all statutory procedures. Determination of fair value is based on all relevant factors. Stockholders who elect to exercise appraisal rights must comply with all of the procedures to preserve those rights. A copy of Section 262 of the Delaware General Corporation Law, which sets forth the appraisal rights, is attached as Annex C to this document.

Section 262 sets forth the procedures a stockholder requesting appraisal must follow. These procedures are complicated and must be followed completely. Failure to comply with the procedures may cause the appraisal rights to terminate. The following information is only a summary of the required procedures and is qualified in its entirety by the provisions of Section 262. Please review Section 262 for the complete procedures. Notice of your appraisal rights will not be given other than as described in this document and as required by the Delaware General Corporation Law.

Section 262 generally requires the following:

•
Written Demand for Appraisal.     A dissenting stockholder must deliver a written demand for appraisal to First Essex before the taking of the vote at the special meeting. A proxy or a vote against the transaction will not alone constitute demand for appraisal. You should read the paragraphs below for more details on making a demand for appraisal.

•
Refrain from Voting for the Merger Proposal.     You must not vote in favor of the transaction or the merger agreement. You are not required to vote against the merger agreement to exercise your right to appraisal; however if you vote in favor of the transaction or the merger agreement, your right to appraisal will terminate, even if the you previously filed a written demand for appraisal.

•	Continuous Ownership of First Essex Shares. You must continuously hold your shares of First Essex common stock from the date you make the demand for appraisal through the closing of the transaction.

A written demand for appraisal of First Essex common stock is only effective if it is signed by or for the stockholder of record who owns the shares at the time the demand is made. The demand must be signed as the stockholder’s name appears on his or her stock certificate(s). Any person who is a beneficial owner of First Essex common stock, but not a stockholder of record, must have the stockholder of record for his or her shares sign a demand for appraisal on his or her behalf.

A stockholder who owns First Essex common stock in a fiduciary capacity, such as a trustee, guardian or custodian, must disclose the fact that he or she is signing the demand for appraisal in that capacity.

If a stockholder owns First Essex common stock with one or more other persons, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that he or she is signing the demand as that stockholder’s agent.

A record owner, such as a broker, who holds First Essex common stock as a nominee for others, may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising that right for other beneficial owners. In such a case, the record owner should specify in the written demand the number of shares as to which he or she wishes to demand appraisal. If the record owner does not specify the number of shares, we will assume that the written demand covers all the shares of First Essex common stock that are in the record owner’s name.

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If you wish to exercise appraisal rights, you should address the written demand to First Essex Bancorp, Inc., 71 Main Street, Andover, Massachusetts 01810, Attention: William F. Burke. It is important that First Essex receive all written demands before the vote concerning the merger agreement is taken. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares of common stock owned, and that the stockholder is thereby demanding appraisal of such stockholder’s shares.

Written Notice.     Within ten days after the closing of the transaction, Sovereign (as the surviving corporation of the transaction) must give written notice that the transaction has become effective to each stockholder who has fully complied with the conditions of Section 262.

Petition with the Chancery Court.     Within 120 days after the closing of the transaction, either Sovereign or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the chancery court determine the value of the shares of First Essex common stock held by all of the stockholders who are entitled to appraisal rights. A stockholder who intends to exercise his or her rights of appraisal should file a petition in the chancery court. Neither First Essex nor Sovereign has any intentions at this time to file a petition. Because First Essex has no obligation to file a petition, if no stockholder files such a petition within 120 days after the closing of the transaction, then the dissenting stockholders will lose their rights of appraisal.

Withdrawal of Demand.     Stockholders who change their minds and decide they no longer want appraisal may withdraw their demands for appraisal at any time within 60 days after the closing of the transaction. Stockholders may also withdraw their demands for appraisal after 60 days after the closing of the transaction, but only with the written consent of Sovereign. Any stockholder who withdraws his or her demand for appraisal will receive the merger consideration provided in the merger agreement.

Request for Appraisal Rights Statement.     A stockholder who has complied with the conditions of Section 262 will be entitled to receive a statement from Sovereign (as the surviving corporation of the transaction) setting forth the number of shares for which appraisal rights have been exercised and the number of stockholders who own those shares. In order to receive this statement, a stockholder must send a written request to Sovereign within 120 days after the closing of the transaction. After the effective date of the transaction, Sovereign will mail the statement to the stockholder requesting it either ten days after receiving the request or, if later, ten days after the last date for stockholders to perfect their appraisal rights.

Chancery Court Procedures.     If a stockholder properly files a petition for appraisal in the chancery court and delivers a copy to Sovereign, such stockholder will then have 20 days to provide the chancery court with a list of the names and addresses of all stockholders who have demanded appraisal and have not reached an agreement with Sovereign as to the value of their shares. If so ordered by the court, the register in the chancery court will then send notice to all of the stockholders on such list of the time and place set for a hearing on the petition. At such hearing, the chancery court shall determine whether the stockholders have fully complied with Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal under that section. The chancery court may also require stockholders to submit their stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. Stockholders who do not follow the chancery court’s directions may be dismissed from the proceeding.

Appraisal of Shares.     After the chancery court determines which stockholders are entitled to appraisal rights, the chancery court will appraise such shares of First Essex common stock. To determine the fair value of the shares, the chancery court will consider all relevant factors except for any appreciation or depreciation resulting from the anticipation or accomplishment of the transaction. After the chancery court determines the fair value of the shares, it will direct First Essex to pay that value to the stockholders who are entitled to appraisal. The chancery court can also direct First Essex to pay a fair rate of interest on that value if the chancery court determines that interest is appropriate. In order to receive the fair value for their shares, First Essex stockholders must surrender their stock certificates to Sovereign.

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The chancery court could determine that the fair value of shares of First Essex stock is more than, the same as, or less than the merger consideration. In other words, stockholders who demand appraisal rights could receive less consideration than they would under the merger agreement.

Costs and Expenses of Appraisal Proceeding.     The costs and expenses of the appraisal proceeding may be assessed against First Essex and the stockholders participating in the appraisal proceeding, as the chancery court deems equitable under the circumstances. Stockholders can request that the chancery court determine the amount of interest, if any, that First Essex should pay on the value of First Essex common stock owned by stockholders entitled to the payment of interest. They may also request that the chancery court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

Loss of Stockholder’s Rights.     If a stockholder demands appraisal, after the closing of the transaction he or she will not be entitled to:

•	vote the shares of stock, for any purpose, for which he or she has demanded appraisal;

•
receive payment of dividends or any other distribution with respect to the shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date before the effective time of the transaction; or

•	receive the payment of the consideration provided for in the merger agreement.

A dissenting stockholder can regain these rights if no petition for an appraisal is filed within 120 days after the closing of the transaction, or if the dissenting stockholder delivers to First Essex a written withdrawal of the demand for an appraisal and his or her acceptance of the merger, either within 60 days after the closing of the transaction or with the written consent of First Essex. As explained above, these actions will also terminate the stockholder’s appraisal rights. However, an appraisal proceeding in the chancery court cannot be dismissed without the chancery court’s approval. The chancery court may condition its approval upon any terms that it deems just.

A stockholder who fails to strictly comply with the procedures set forth in Section 262 of the Delaware General Corporation Law will lose his or her appraisal rights. Consequently, we strongly urge any stockholder who wishes to exercise his or her appraisal rights to consult a legal advisor before attempting to exercise appraisal rights.

Accounting Treatment

Sovereign will use the purchase method of accounting to record the transaction in its consolidated financial statements. In general, the purchase method of accounting provides for a business combination to be treated as the acquisition of one company by another. Purchase accounting requires Sovereign to allocate the purchase price of the acquisition to all of First Essex’s tangible and identifiable intangible assets and liabilities, based on their estimated fair value at the date the merger is completed. The purchase price for accounting purposes includes the sum of the (1) cash paid plus the fair value of shares or options issued to First Essex stockholders, and (2) direct costs of the acquisition. Any excess of the purchase price over the estimated fair value of the acquired assets and liabilities will be recorded as “goodwill.” Under GAAP, goodwill is not amortized but is measured periodically and at least annually for impairment, with any resulting impairment losses recognized immediately in net income. Earnings or losses relating to the business of First Essex will be included in Sovereign’s financial statements only prospectively from the date of the transaction.

Resale of Sovereign Common Stock

You may freely transfer the Sovereign common stock issued in the transaction under the Securities Act of 1933 unless you are an “affiliate” of First Essex for purposes of SEC Rule 145. Each director and executive officer of First Essex has entered into an agreement with Sovereign providing that, as an affiliate, he or she will not transfer any Sovereign common stock received in the transaction except in compliance with

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the securities laws. This document and the registration statement of which it is a part does not cover resales of Sovereign common stock received by any of our affiliates.

Certain Federal Income Tax Consequences

The following is a summary of the anticipated material United States federal income tax consequences of the transaction to you as a holder of First Essex common stock if you are a “United States person” as defined for United States federal income tax purposes and you hold your shares of First Essex common stock as a capital asset. For United States federal income tax purposes, a “United States person” is:

•	a United States citizen or resident alien as determined under the Internal Revenue Code of 1986, as amended;

•	a corporation or partnership that is organized under the laws of the United States or any state;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; and

•	a trust if a court within the United States is able to exercise primary supervision over its administration and at least one United States person is authorized to control all of its major decisions.

This summary is based on laws, regulations, rulings, and judicial decisions as they exist on the date of this document. These authorities are all subject to change, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been or will be sought or obtained from the IRS regarding the tax consequences of the transaction. Moreover, the statements in this document, and the opinions of counsel described below are not binding on the IRS or any court. As a result, neither Sovereign nor First Essex can assure you that this summary or the opinions described below will not be challenged by the IRS or sustained by a court if so challenged. In addition, this summary does not address the state, local, or foreign tax consequences of the transaction.

This summary does not address aspects of United States taxation other than United States federal income taxation, nor does it address all aspects of United States federal income taxation that may apply to First Essex stockholders who are subject to special rules under the Internal Revenue Code of 1986, as amended, including, without limitation, rules that apply to financial institutions; dealers in securities; insurance companies; tax-exempt organizations; persons who hold shares of First Essex common stock in a qualified retirement plan or program; persons who acquired shares of First Essex common stock pursuant to the exercise of an employee stock option or otherwise as compensation; or persons who hold shares of First Essex common stock as part of a hedge, straddle, conversion, or constructive sale transaction.

BECAUSE OF THE COMPLEXITIES OF THE TAX LAWS IN GENERAL AND THE COMPLEXITIES OF THE TAX CONSEQUENCES ASSOCIATED WITH THE RECEIPT OF CASH IN THE TRANSACTION IN PARTICULAR, YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTION AS THEY APPLY TO YOUR SPECIFIC SITUATION.

In connection with the filing with the SEC of the registration statement of which this document is a part, Stevens & Lee, counsel to Sovereign has delivered an opinion addressing the United States federal income tax consequences of the transaction described below. The opinion is based upon facts, representations and assumptions set forth or referred to therein, including representations as to facts provided by Sovereign and First Essex, respectively. The opinion is, among other things, to the effect that:

•
The merger of Sovereign Merger Sub, Inc., with and into First Essex, with First Essex surviving such merger, taken together with the subsequent merger of First Essex with and into Sovereign, with Sovereign surviving such merger, will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

•	Sovereign and First Essex will each be “a party to a reorganization” within the meaning of Section 368(b) of the Internal Revenue Code.

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•
No gain or loss will be recognized by Sovereign or First Essex solely as a result of the transaction (except for amounts resulting from any change in accounting methods or any income or deferred gain recognized under the relevant consolidated return regulations).

•
If you receive only cash for all of your shares of First Essex common stock, you generally will recognize capital gain or capital loss equal to the difference between the amount of cash you receive and your adjusted tax basis in the shares of First Essex common stock you surrender in the exchange. Such capital gain or capital loss will be long term capital gain or capital loss if the shares of First Essex common stock exchanged were held for more than one year. However, if you own any shares of Sovereign stock immediately after the transaction (either actually or through the constructive ownership rules of the Internal Revenue Code), part or all of the cash you receive may be treated as ordinary income. The constructive ownership rules are extremely complex; accordingly, you should consult your tax advisor.

•
If you receive only Sovereign common stock (plus any cash in lieu of a fractional share interest in Sovereign common stock) for all of your shares of First Essex common stock, you will not recognize any gain or loss with respect to your exchange of shares of First Essex common stock for shares of Sovereign common stock (except to the extent of cash you receive, if any, in lieu of a fractional share interest in Sovereign common stock — see fractional share explanation below).

•
If you receive Sovereign common stock and cash (other than cash in lieu of a fractional share interest in Sovereign common stock) in exchange for your shares of First Essex common stock, you will recognize gain, but not loss, to the extent of the lesser of (1) the total amount of cash you receive, and (2) the difference between (a) the sum of the amount of cash and the fair market value of the Sovereign common stock you receive in the transaction, and (b) your aggregate tax basis in the shares of First Essex common stock you surrender in the transaction. Any gain so recognized will be capital gain, provided that the cash consideration received is neither essentially equivalent to a dividend within the meaning of section 302 of the Internal Revenue Code nor has the effect of a distribution of a dividend within the meaning of section 356(a)(2) of the Internal Revenue Code. Such capital gain will be long term capital gain if the shares of First Essex common stock exchanged were held for more than one year. Any cash you receive in lieu of a fractional share interest in Sovereign common stock will be treated as described in the fractional share explanation below.

•
Your aggregate tax basis in any shares of Sovereign common stock you receive in the exchange (including fractional shares deemed received and redeemed as described below) will be the same as your aggregate tax basis of the shares of First Essex common stock that you surrender in exchange therefor, decreased by the amount of any cash you receive in the exchange and the amount of loss, if any, you recognize in the exchange, and increased by the amount of income or gain you recognize in the exchange (excluding any portion that is treated as a dividend as described above).

•
Your holding period in any shares of Sovereign common stock you receive in the exchange (including any fractional shares deemed received and redeemed as described below) will, in each instance, include the period during which you held the shares of First Essex common stock you surrender in exchange therefor.

•
The payment of cash in lieu of fractional share interests of Sovereign common stock will be treated as if Sovereign distributed the fractional share interests as part of the exchange and then redeemed the fractional share interests; such cash payments will be treated as having been received as distributions in full payment in exchange for the fractional share interests redeemed, as provided in Section 302(a) of the Internal Revenue Code; and gain or loss will be realized and recognized in an amount equal to the difference between the redemption price and the basis of the fractional share interests of Sovereign common stock deemed surrendered therefor. Such gain or loss generally will be long term capital gain or long term capital loss if the holding period for such shares of First Essex common stock was more than one year as of the effective date of the exchange.

The obligation of First Essex to complete the transaction is conditioned upon the receipt by First Essex of an opinion of Foley Hoag LLP, and the obligation of Sovereign to complete the transaction is conditioned

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upon the receipt by Sovereign of an additional opinion of Stevens & Lee, dated, in each case, as of the effective time of the merger, to the effect that the merger of Sovereign Merger Sub, Inc., with and into First Essex, with First Essex surviving such merger, taken together with the subsequent merger of First Essex with and into Sovereign, with Sovereign surviving such merger, will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Each opinion will be subject to and based upon the facts, representations and assumptions set forth or referred to therein, including representations as to facts provided by Sovereign and First Essex.

Backup Withholding

Unless you provide a taxpayer identification number (social security number or employer identification number) and certify, among other things, that such number is correct, or you are otherwise exempt from backup withholding, the exchange agent will be required to withhold the applicable backup withholding percentage of any cash payments to which you are entitled in the transaction. You should complete and sign the substitute Form W-9 included as part of the transmittal letter that accompanies the election form, to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is established in a manner satisfactory to the exchange agent.

Regulatory Approvals

The Office of Thrift Supervision must approve both the merger and the bank merger. Sovereign filed an application for approval with the OTS on _________ ___, 2003. Under applicable regulations, the OTS will review the financial, managerial, competitive, legal, disclosure, accounting and tax aspects of the transaction, as well as the insurance risk to the Bank Insurance Fund and the Savings Association Insurance Fund and the convenience and needs of the community to be served.

In addition, the OTS may not approve any proposed acquisition:

•	if it would result in a monopoly or further any combination or conspiracy to monopolize or to attempt to monopolize the savings and loan business in any part of the United States; or

•
which in any section of the country may have the effect of substantially lessening competition or tending to create a monopoly or which in any other manner would restrain trade, unless the OTS finds that the anticompetitive effects of the proposed acquisition are clearly outweighed in the public interest by the probable effect of the proposed acquisition in meeting the convenience and needs of the community to be served.

In addition, the OTS has the responsibility to review the performance of all involved institutions in meeting their responsibilities under the Community Reinvestment Act, which includes the record of performance of the existing institutions in meeting the credit needs of the entire community including low- and moderate-income neighborhoods. Both First Essex Bank and Sovereign Bank received ratings of “satisfactory” in their last Community Reinvestment Act examinations. The OTS has not received any protest under the Community Reinvestment Act as of the date of this document.

The Massachusetts Board of Bank Incorporation must approve the merger under Sections 2 and 4 of Chapter 167A of the Massachusetts General Laws. Sovereign filed an application for approval of the merger with the Massachusetts Board on _____________. Massachusetts law requires that the Massachusetts Board find that the merger would not unreasonably affect competition among banking institutions and that it would promote public convenience and advantage. In making such a determination, the Massachusetts Board must consider, among other things, a showing of net new benefits, including initial capital investments, job creation plans, consumer and business services, commitments to maintain and open branch offices within the statutorily delineated local communities of Sovereign and such other matters as the Massachusetts Board may deem necessary or advisable.

In addition, Massachusetts law provides that the Massachusetts Board cannot approve the merger until it has received notice from the Massachusetts Housing Partnership Fund that arrangements satisfactory to the Fund have been made for Sovereign to make 0.9 percent of its assets located in Massachusetts available for call by the Fund for a period of ten years for purposes of funding various affordable housing programs.

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Massachusetts law provides that such funds shall bear interest at rates approved by the Massachusetts Commissioner of Banks, which shall be based upon the cost (not to include lost opportunity costs) incurred in making funds available to the Fund.

The bank merger does not require the approval of the Massachusetts Commissioner of Banks provided that First Essex, as the sole stockholder of First Essex Bank, approves the bank merger. At least 60 days before First Essex takes such vote, a written notice must be sent by registered mail to First Essex, the Massachusetts Commissioner of Banks and the Depositors Insurance Fund in accordance with the requirements of Section 34D of Chapter 168.

We cannot assure you that the OTS or the Massachusetts Board of Bank Incorporation will approve the merger or the bank merger or as to the date of approval. We cannot complete the bank merger until 30 days (15 days if the Attorney General does not object) after the date of OTS approval, during which time the U.S. Department of Justice may challenge the bank merger on antitrust grounds. The commencement of an antitrust action by the U.S. Department of Justice would stay the effectiveness of OTS approval unless a court specifically orders otherwise. In reviewing the bank merger, the U.S. Department of Justice could analyze the bank merger’s effect on competition differently than the OTS, and thus it is possible that the U.S. Department of Justice could reach a different conclusion than the OTS regarding the bank merger’s competitive effects. Failure of the U.S. Department of Justice to object to the bank merger does not prevent the filing of antitrust actions by private persons.

Material Contracts

There have been no material contracts or other transactions between First Essex and Sovereign since signing the merger agreement, nor have there been any material contracts, arrangements, relationship or transactions between First Essex and Sovereign during the past five years other than in connection with the merger agreement and as described in this document.

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THE MERGER AGREEMENT

The description of the merger agreement set forth below highlights important terms of the merger agreement, a copy of which is attached to, and incorporated by reference in, this document as Annex A. This description may not include all the information that may interest you. We urge you to read the merger agreement carefully and in its entirety.

Effects of the Transaction

The closing of the transaction will occur on the date selected by Sovereign, but in no event earlier than January 7, 2004 or before the fulfillment or waiver of the conditions to the transaction as set forth in the merger agreement. Sovereign and First Essex presently expect to close the transaction on or around February 6, 2004. We refer to the closing date as the effective date. At the effective date, Sovereign Merger Sub will be merged with and into First Essex, with First Essex surviving the merger. First Essex will be subsequently merged into Sovereign and the separate legal existence of First Essex will cease. Sovereign will be the surviving corporation and will continue its corporate existence in accordance with the applicable provisions of the laws of the Commonwealth of Pennsylvania. As a consequence of the merger transaction, all property, rights, debts and obligations of First Essex will automatically be deemed vested in Sovereign, in accordance with Pennsylvania law. Sovereign, as the surviving corporation, will be governed by the articles of incorporation and bylaws of Sovereign in effect immediately prior to completion of the transaction. You will receive cash, Sovereign common stock, or a combination of cash and Sovereign common stock for your shares of First Essex common stock. See “THE TRANSACTION—What First Essex Stockholders Will Receive” on page 67.

Sovereign and First Essex will file articles of merger with the Delaware Office of the Secretary of State and the Pennsylvania Department of State, in accordance with the merger agreement, setting forth the effective date of the merger. Either Sovereign or First Essex may terminate the merger agreement if, among other reasons, the merger does not occur on or before March 31, 2004 and the terminating party has not breached or failed to perform any of its obligations under the merger agreement. See “– Termination; Effect of Termination” on page 50.

Merger Consideration

You will be entitled to choose one of the consideration options listed below, although the amount of cash and the number of shares of Sovereign common stock that you receive is subject to the limitations described in the next section:

•	to receive $48.00 in cash as consideration for each share of First Essex common stock that you own;

•	to receive 2.9250 shares of Sovereign common stock as consideration for each share of First Essex common stock that you own; or

•	to receive cash for some of the shares of First Essex common stock that you own and to receive Sovereign common stock for some of the shares of First Essex common stock that you own.

See “THE TRANSACTION—What First Essex Stockholders Will Receive” on page 67 of this document.

Limits on Cash and Stock Consideration and Allocation Rules

The merger agreement provides that the aggregate total number of shares of First Essex common stock that will be converted into the right to receive cash in the transaction is 50% of the total number of shares of First Essex common stock issued and outstanding immediately before the effective date of the transaction (we refer to this as the maximum cash election number), and that the aggregate total number of shares of First Essex common stock that will be converted into the right to receive Sovereign common stock in the transaction is 50% of the total number of shares of First Essex common stock issued and outstanding immediately before the effective date of the transaction (we refer to this as the maximum stock election number).

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Additionally, under certain limited circumstances, if necessary to preserve the transaction as a reorganization for federal income tax purposes, the total stock consideration will be increased and the total cash consideration will be decreased so that the total value of the Sovereign common stock issued in the transaction will be 40% of the total merger consideration and the total amount of cash issued in the transaction will be 60% of the total merger consideration. See “THE TRANSACTION — Special Adjustments to Stock and Cash Consideration to Preserve Reorganization Treatment of Transaction for Tax Purposes” on page 33.

Because of the limitations on the number of shares of First Essex common stock to be exchanged for the right to receive either cash or shares of Sovereign common stock under the election and allocation procedures described in this document, no assurance can be given that you will receive the amount of cash or the number of shares of Sovereign common stock that you have elected to receive.

Allocation of Cash Available for Election

If the holders of more than 50% of the aggregate number of shares of First Essex common stock issued and outstanding immediately before the effective date of the transaction elect to receive cash:

(1)
all shares of First Essex common stock as to which First Essex stockholders elect to receive Sovereign common stock as consideration will be exchanged for Sovereign common stock and cash in lieu of fractional shares;

(2)
a proration factor will be determined by dividing the maximum cash election number by the aggregate number of shares of First Essex common stock for which cash elections were made, and then the number of shares of First Essex common stock subject to each cash election will be multiplied by this proration factor to determine the number of First Essex shares covered by such cash election that will be exchanged for cash; and

(3)	the remaining shares of First Essex common stock not exchanged for cash under number (2) above will be exchanged for Sovereign common stock and cash in lieu of fractional shares.

Allocation of Sovereign Common Stock Available for Election

If more than 50% of the aggregate number of shares of First Essex common stock issued and outstanding immediately before the effective date of the transaction elect to receive Sovereign common stock:

(1)	all shares of First Essex common stock as to which stockholders elect to receive cash as consideration will be exchanged for cash;

(2)
a proration factor will be determined by dividing the maximum stock election number by the aggregate number of shares of First Essex common stock for which stock elections were made, and then the number of shares of First Essex common stock subject to each stock election will be multiplied by this proration factor, to determine the number of First Essex shares covered by such stock election that will be exchanged for shares of Sovereign common stock; and

(3)	the remaining shares of First Essex common stock not exchanged for stock under number (2) above will be exchanged for cash.

Thus, as a result of the above-described proration formulas, the amount of cash and Sovereign common stock that you receive may differ from your actual election.

Exchange Agent

Prior to the effective date, Sovereign will appoint Mellon Investor Services, LLC or some other bank or trust company to serve as the exchange and paying agent in connection with the transaction. The exchange agent will handle the election forms, the exchange of certificates and the payment of all consideration in connection with the transaction. You should not return your stock certificates for First Essex common stock with the enclosed proxy. You should also not forward stock certificates to First Essex or Sovereign at any time. At or prior to the effective date, Sovereign will deposit with the exchange agent sufficient cash and certificates representing Sovereign common stock to make all payment and deliveries required under the merger agreement.

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Election and Exchange Procedure

Prior to the effective date, Sovereign will prepare a form of election that will be mailed by the exchange agent to you one to three months prior to the date by which you must complete and return your election form. This date, which we refer to as the election date, will be approximately two business days before the effective date. The exchange agent will use reasonable efforts to make a form of election available to all persons who become stockholders of First Essex between the record date and the election date. The form of election will be used by you to indicate the form of consideration you wish to receive for your shares of First Essex common stock. You may indicate that you wish to receive cash, shares of Sovereign common stock or a combination of cash and Sovereign common stock. Shares as to which no valid or effective form of election is received, or shares as to which no preference as to the type of consideration is indicated, will be deemed to be cash election shares up to the maximum cash election number and stock election shares up to the maximum stock election number.

You will have until the election date to return to the exchange agent the completed and signed form of election, together with the certificates that represent the common stock of First Essex to which the form of election relates. To be effective, a form of election must be:

•	properly completed and signed by you;

•	accompanied by certificates for the First Essex common stock for which the election is being made; and

•	delivered to the exchange agent before 5:00 p.m. New York City time, on the date specified in the form of election.

You may revoke your election by sending written notice to the exchange agent before the deadline for submitting elections. Upon any such revocation, the certificates (or delivery guarantees) covered by the election will be promptly returned. Sovereign may decide whether forms of election have been properly completed, signed and submitted or revoked and may disregard immaterial defects in forms of election.

Within ten business days after the effective date, the exchange agent will mail to those First Essex stockholders of record who did not return a properly executed and completed form of election:

•	a letter of transmittal for use in submitting shares to the exchange agent for exchange; and

•	instructions explaining what must be done to effect the surrender of First Essex certificates in exchange for cash or Sovereign common stock.

Such stockholders should complete and sign the letter of transmittal and return it to the exchange agent together with their certificates in accordance with the instructions. Stockholders who hold shares through a nominee (for example, if the shares of common stock are held by a broker as nominee), will not need to request that certificates be issued. Such stockholders should contact their broker or other nominee for instructions.

Lost, Stolen or Destroyed Certificates

If certificates for your shares of First Essex common stock have been lost, stolen or destroyed, you must submit an affidavit to that effect to the exchange agent. Sovereign may also require you to deliver a bond to the exchange agent in an amount reasonably required to indemnify the exchange agent against claims with respect to lost certificates.

Transfer of Ownership

The exchange agent will issue a certificate for shares of Sovereign common stock in a name other than your own name only if the First Essex certificate surrendered is properly endorsed and otherwise in proper form for transfer. The person requesting the exchange must also have paid any required transfer or other taxes or established to the satisfaction of the exchange agent that no tax is payable.

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Payment Following Surrender

Within five days after the effective date and assuming that you have surrendered your certificates to the exchange agent with a properly completed form of election, you will be mailed the merger consideration, which will consist of a certificate representing, in the aggregate, the whole number of shares of Sovereign common stock that you have the right to receive, if any (plus any cash that you have the right to receive as payment for fractional shares of Sovereign common stock) and/or a check in an amount equal to any cash that you have the right to receive as consideration for your shares of First Essex stock. No interest will be paid or will accrue on any cash payable under the merger agreement.

Conversion of First Essex Stock Options

On the effective date, each outstanding option to acquire First Essex common stock which is held by (1) a director of First Essex, (2) an employee of First Essex who will not continue employment with Sovereign following the effective date or (3) an employee holding options to purchase 2,000 or fewer shares of First Essex common stock will be terminated and all such persons will receive cash in an amount equal to the positive difference between $48.00 and the exercise price for such First Essex option, except that if no positive difference exists, then the option will be converted into an option to purchase Sovereign common stock in the manner explained below.

A First Essex employee holding options to purchase more than 2,000 shares of First Essex common stock who will continue employment with Sovereign after the effective date may request to have his or her options terminated and receive cash in the manner provided for in the paragraph set forth above. If no request to cash out the options is made, or if the request is not accepted, such options to acquire First Essex common stock shall be automatically converted into an option to purchase shares of Sovereign common stock. The number of shares of Sovereign common stock subject to such options will be equal to the number of shares of First Essex common stock subject to such option multiplied by the exchange ratio and the per share exercise price under such options will be adjusted by dividing the per share exercise price by the exchange ratio.

Conditions to The Merger

The obligations of Sovereign and First Essex to complete the transaction are subject to various conditions, which include, among other customary provisions for transactions of this type, the following:

•	approval of the merger agreement by First Essex stockholders;

•	receipt of all required regulatory approvals, including the expiration or termination of any notice and waiting periods;

•	the absence of any legal order prohibiting the merger;

•	delivery of a tax opinion to each of First Essex and Sovereign;

•	execution by Mr. Brian W. Thompson, president and chief operating officer of First Essex, of a non-solicitation and confidentiality agreement (which has already been done);

•
effectiveness of the registration statement of which this document is a part under the Securities Act of 1933 and the absence of any pending or threatened proceedings by the SEC to suspend the effectiveness of the registration statement; and

•
absence of any material adverse effect on the assets, financial condition or results of operations on a consolidated basis of Sovereign or First Essex since December 31, 2002. The term “material adverse effect” does not include:

•	any change in the value of Sovereign’s or First Essex’s investment or loan portfolios resulting from a change in interest rates generally;

•	any change occurring after the date of the merger agreement in any law or regulation or in generally accepted accounting principles which affects banking institutions generally;

•	reasonable expenses relating to any litigation arising as a result of the merger;

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•	actions taken with the written consent of the other party; and

•	any material adverse effect caused, in whole or in substantial part, by the party claiming that a material adverse effect has occurred.

In addition, the obligations of Sovereign and First Essex to complete the merger are conditioned on:

•
the accuracy in all material respects as of the date of the merger agreement and as of the effective date of the representations and warranties of Sovereign and First Essex, except as to any representation or warranty which specially relates to an earlier date and except where the breach would not individually or in the aggregate, constitute a material adverse effect with respect to the other party; and

•
the other party’s material performance of all its covenants and obligations except where the breach would not individually or in the aggregate, constitute a material adverse effect with respect to the other party.

Except for the requirements of stockholder approval, regulatory approvals and the absence of any legal order preventing the merger, each of the conditions described above may be waived in the manner and to the extent described in the merger agreement. See “– Amendment; Waivers” on page 49.

Subsidiary Bank Merger

Sovereign Bank and First Essex Bank have entered into a bank plan of merger. The bank plan of merger provides that First Essex Bank will merge into Sovereign Bank, with Sovereign Bank surviving. All shares of First Essex Bank will be canceled and will cease to exist, and no consideration will be paid for any of these shares. Sovereign and First Essex expect to complete the bank merger concurrently with completion of the transaction.

Representations and Warranties

The merger agreement contains customary representations and warranties relating to:

•	the corporate organization of Sovereign, Sovereign Bank, First Essex and First Essex Bank;

•	the capital structures of Sovereign and First Essex;

•	the approval and enforceability of the merger agreement and the bank plan of merger;

•	required consents or approvals of regulatory authorities or third parties;

•	the preparation of financial statements in accordance with generally accepted accounting principles and, where appropriate, applicable regulatory accounting principles;

•	the filing of tax returns and payment of taxes;

•
the absence of material adverse changes, since December 31, 2002, as to each of Sovereign and First Essex, on the assets, financial condition or results of operations on a consolidated basis of Sovereign and First Essex;

•	the absence of undisclosed material pending or threatened litigation;

•	compliance with applicable laws and regulations;

•	retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974;

•	the quality of title to assets and properties;

•	the maintenance of adequate insurance;

•	the absence of undisclosed brokers’ or finders’ fees;

•	the absence of material environmental violations, actions or liabilities;

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•	the consistency of the allowance for loan losses with generally accepted accounting principles and all applicable regulatory criteria;

•
the truth of information supplied by Sovereign and First Essex for inclusion in the registration statement filed by Sovereign with the SEC and the accuracy of information supplied by Sovereign and First Essex for inclusion in the applications filed with regulatory authorities for approval of the merger and the bank merger;

•	compliance with the Securities Exchange Act and applicable SEC rules and regulations of other documents filed by Sovereign and First Essex under the Securities Exchange Act; and

•	the validity and binding nature of loans reflected as assets in the financial statements of First Essex and Sovereign.

The merger agreement also contains other representations and warranties by First Essex relating to:

•	employment and consulting contracts and benefits matters;

•	the inapplicability of the antitakeover provisions of Delaware law to the merger agreement and the bank plan of merger; and

•	transactions with affiliates.

The merger agreement also contains other representations and warranties by Sovereign relating to:

•	sufficiency of funds to complete the merger; and

•	capital guidelines applicable to Sovereign and Sovereign Bank.

Business Pending the Merger

Under the merger agreement, Sovereign and First Essex have each agreed to use reasonable good faith efforts to preserve their business organizations intact, to maintain good relationships with employees and to preserve the goodwill of customers and others with whom business relationships exist. In addition, First Essex agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the merger agreement or with the written consent of Sovereign.

First Essex also agreed that neither it nor First Essex Bank may, without the written consent of Sovereign:

•	amend or change any provision of its certificate of incorporation, charter or bylaws;

•	change the number of authorized or issued shares of its capital stock, except for the issuance of shares of First Essex common stock upon the exercise of outstanding stock options;

•	grant any option, warrant, or agreement of any character relating to its authorized or issued capital stock or any securities convertible into its capital stock;

•	split, combine or reclassify any shares of its capital stock;

•	declare, set aside or pay any dividend or other distribution in respect of its capital stock, except as otherwise specifically set forth in the merger agreement (see “— Dividends” on page 48);

•
grant any severance or termination pay, except in accordance with written policies or written agreements in effect on the date of the merger agreement (see “— Employee Benefits and Severance” on page 51), or enter into any new or amend any existing employment agreement;

•	grant any pay increase except for routine periodic increases in accordance with past practice;

•	engage in any merger, acquisition or similar transaction;

•	sell, lease or dispose of any assets having a book or market value (whichever is greater) in the aggregate in excess of $500,000, other than sales of mortgage loans in the ordinary course of business

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consistent with past practice and sales of other loans in amounts not exceeding $2.5 million in the ordinary course of business consistent with past practice;

•	take any action which would result in any of the representations and warranties of First Essex becoming untrue or in any of the conditions not being satisfied;

•
change any accounting practices, except as may be required by generally accepted accounting principles (without regard to any optional early adoption date) or any regulatory authority responsible for regulating First Essex or First Essex Bank;

•
waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which First Essex or any subsidiary is a party, other than in the ordinary course of business, consistent with past practices;

•	implement any new employee benefit or welfare plan, or amend any plan, unless the amendment does not result in an increase in cost or is permitted by the merger agreement;

•
purchase any security for its investment portfolio not rated “A” or higher by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc. or otherwise materially alter the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage- backed securities;

•
make any new loan or other credit facility commitment to any borrower in excess of $3,000,000 in the aggregate, or compromise, extend, renew or modify any such loan or commitment outstanding in excess of $3,000,000, unless otherwise permitted in the merger agreement;

•	enter into, renew, modify or extend any transaction with any affiliate of First Essex, unless permitted by the merger agreement;

•	enter into any interest rate swap or similar arrangement; or

•	other than as a result of the merger agreement, take any action which would give rise to a right of payment to any individual under any employment agreement.

First Essex has also agreed in the merger agreement:

•
to use its reasonable efforts to cause all members of First Essex’s board of directors to vote all shares of First Essex common stock that they beneficially own in favor of the transaction and to recommend to stockholders of First Essex that they support the transaction;

•	to approve the bank plan of merger as sole stockholder of First Essex Bank;

•	if Sovereign requests and agrees to bear the expense, to retain a proxy solicitor to help solicit stockholder approval of the merger;

•	if Sovereign requests, to use its reasonable efforts to extend any contract with an outside service bureau or other vendor;

•	to permit a representative of Sovereign reasonably acceptable to First Essex to attend committee meetings of the management of First Essex and First Essex Bank;

•	to provide Sovereign, within ten days after the quarterly meeting of the Asset Review Committee of First Essex, with a written list of nonperforming assets as of the end of such month;

•	to modify or change its accrual and reserve policies and practices as may be necessary to conform the accounting reserve practices and methods of First Essex to those of Sovereign;

•	to call and convene a special meeting of its stockholders to consider and vote upon the merger agreement;

•	to deliver to Sovereign schedule(s) of all employees including pertinent information concerning each such employee as reasonably requested by Sovereign;

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•	if Sovereign requests, advise and consult with Sovereign regarding the hiring or termination of any employee;

•	to deliver to Sovereign all personnel policy manuals and all employee handbooks regarding personnel policies and practices; and

•	to assist Sovereign as reasonably requested by it in connection with Sovereign providing notices to affected employees under the Workers Adjustment and Retraining Notification Act.

Sovereign and First Essex have jointly agreed:

•	to cooperate with each other and use best efforts to identify those persons who may be deemed to be affiliates of First Essex;

•	to use commercially reasonable efforts to obtain all required regulatory approvals;

•	to agree upon the form and substance of any press release or public disclosure related to the transaction;

•	to use commercially reasonable efforts in good faith to take all actions necessary using commercially reasonable efforts to complete the transactions contemplated by the merger agreement;

•	to maintain adequate insurance;

•	to maintain accurate books and records;

•	to deliver to the other copies of all securities documents after they are filed; and

•	to file all tax returns and pay all taxes when due.

Dividends

The merger agreement permits First Essex to pay a regular quarterly cash dividend in an amount not to exceed $.24 per share of First Essex common stock outstanding in the ordinary course of business consistent with past practice. Subject to applicable regulatory restrictions, if any, First Essex Bank may pay a cash dividend to First Essex sufficient to permit payment of the dividends by First Essex.

No Other Bids and Related Matters

The merger agreement prohibits First Essex or any of its directors, officers, employees, agents or representatives (including investment bankers or lawyers) from:

•
soliciting, initiating or encouraging any inquiries relating to, or making any proposal which relates to an acquisition of First Essex or any First Essex subsidiary, the purchase, lease or other acquisition of a substantial portion of the assets or liabilities of First Essex or any First Essex subsidiary or the purchase or acquisition of 15% of any class or series of the stock of First Essex or any First Essex subsidiary (we refer to any such acquisition, purchase or lease as an “acquisition transaction”);

•	responding to any inquiry relating to an acquisition transaction;

•	recommending or endorsing an acquisition transaction, other than the merger transaction with Sovereign;

•	participating in any discussions or negotiations regarding an acquisition transaction;

•	providing any third party with any nonpublic information in connection with an acquisition transaction or any proposal relating to an acquisition transaction;

•	entering into a letter of intent or any other agreement relating to an acquisition transaction; or

•	failing to recommend and support the merger transaction to First Essex stockholders.

Prior to the special meeting, however, First Essex may respond to or engage in discussions or negotiations with, or provide information to any person in response to an unsolicited bona fide written proposal for an acquisition transaction, if:

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•
First Essex has received an unsolicited bona fide written proposal for an acquisition transaction from a third party, and its board of directors concludes in good faith that such proposal is, or would be reasonably likely to result in, a superior proposal (as defined below) to the Sovereign transaction;

•
First Essex notifies Sovereign within 24 hours of the receipt of any inquiries, proposals or offers for an acquisition transaction, including the identity of the person making the inquiry, proposal or offer and the material terms thereof;

•
First Essex’s board of directors, after consultation with First Essex’s outside legal counsel, determines in good faith that the failure to respond to an unsolicited bona fide written proposal for an acquisition transaction would be inconsistent with its fiduciary duties;

•
First Essex notifies Sovereign in writing of its intention to enter into discussions for an acquisition transaction with a third party and Sovereign, after receiving such written notice, does not make an adjustment to the merger agreement that will result in a merger transaction with Sovereign that is more favorable to First Essex than such third party’s proposal for an acquisition transaction; and

•	prior to providing any information or data to any third party, First Essex enters into a confidentiality agreement with such third party.

In addition, First Essex’s board of directors may effect a change in recommendation to First Essex’s stockholders regarding the Sovereign transaction if:

•	First Essex has satisfied and complied with the conditions set forth above;

•
First Essex has received an unsolicited bona fide written proposal for an acquisition transaction from a third party and its board of directors concludes in good faith that such proposal constitutes a superior proposal;

•	First Essex has notified Sovereign, at least 5 business days in advance, of its intention to withdraw or effect a change in recommendation to First Essex stockholders;

•
First Essex’s board of directors, prior to effecting such a withdrawal or change in recommendation, has caused its financial and legal advisors to negotiate in good faith with Sovereign to make adjustments to the merger agreement so that a proposal for an acquisition transaction would no longer constitute a superior proposal; and

•
First Essex’s board of directors has considered any adjustments made by Sovereign to the merger agreement, and has concluded in good faith, based upon consultation with its financial advisors and outside legal counsel, that such proposal for an acquisition transaction still constitutes a superior proposal.

In the merger agreement, “superior proposal” is defined as a bona fide written proposal for an acquisition transaction on terms which the board of directors of First Essex concludes in good faith, based upon a written opinion of its financial advisor and after consultation with its outside legal counsel, is:

•	in the aggregate, more favorable and provides greater value to all of the stockholders of First Essex than the merger transaction with Sovereign; and

•	fully financed, or is reasonably capable of being fully financed, and is otherwise capable of being completed as proposed.

Amendment; Waivers

Subject to any applicable legal restrictions, at any time prior to completion of the transaction, Sovereign and First Essex may:

•	amend the merger agreement;

•	extend the time for the performance of any obligations or other acts required in the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement; or

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•
waive compliance with any of the agreements or conditions contained in the merger agreement, except for the requirements of stockholder approval, regulatory approval and the absence of any order, decree, or injunction preventing the transaction.

After stockholder approval of the merger agreement, however, neither Sovereign nor First Essex can change either the amount or the form of consideration you will receive upon completion of the transaction or otherwise modify the terms of the merger agreement, if such change or modification would adversely affect you, without obtaining further stockholder approval.

Termination; Effect of Termination

Sovereign and First Essex may terminate the merger agreement at any time prior to completion of the merger by mutual written consent.

Either Sovereign or First Essex may terminate the merger agreement at any time prior to completion of the transaction:

•
if the effective date of the transaction does not occur on or before March 31, 2004, unless the failure to close by that date results from the failure of the party seeking to terminate the merger agreement to materially perform any of its obligations; or

•	if either party has received a final nonappealable order from a regulatory authority whose approval or consent has been requested and will not be granted.

If the failure to close for either of the above reasons is due to the failure of one party to perform its obligations under the merger agreement, that party may not terminate the merger agreement.

First Essex alone may terminate the merger agreement at any time prior to completion of the transaction:

•
if Sovereign has materially breached any material covenant or representation contained in the merger agreement which would have a material adverse effect on the assets, financial condition or results of operation of Sovereign on a consolidated basis, but only if the breach remains uncured after 30 days or if the breach no longer causes a material adverse effect; or

•	if First Essex’s stockholders fail to approve the merger agreement at the special meeting.

In addition, First Essex has the right to terminate the merger agreement on the effective date if the average of the closing sale price of Sovereign’s common stock for the ten consecutive trading days ending on the day immediately preceding the closing date is less than $13.14 per share. Upon receiving notice from First Essex that First Essex intends to terminate the transaction because such average price of Sovereign’s common stock is less than $13.14, Sovereign may avoid the termination of the transaction by providing written notice to First Essex that it will increase the merger consideration so that each share of First Essex common stock that is converted into shares of Sovereign common stock will receive shares of Sovereign common stock, cash or a combination of cash and Sovereign common stock equal in value to $38.43. See “THE TRANSACTION—First Essex Price Termination Right and Sovereign ‘Top-Up’ Right” on page 33.

Sovereign alone may terminate the merger agreement at any time prior to completion of the transaction:

•
if First Essex has materially breached any material covenant or representation contained in the merger agreement which would have a material adverse effect on the assets, financial condition or results of operations of First Essex on a consolidated basis, but only if the breach remains uncured after 30 days or if the breach no longer causes a material adverse effect; or

•	if First Essex solicits, initiates or encourages any inquiries related to an acquisition transaction;

•	if First Essex responds to an inquiry relating to an acquisition transaction;

•	if First Essex endorses or recommends an acquisition transaction;

•	if First Essex participates in any discussions or negotiations regarding an acquisition transaction;

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•	if First Essex provides any third party with any nonpublic information in connection with an inquiry or proposal for an acquisition transaction;

•	if First Essex enters into a letter of intent or other agreement with any party with respect to an acquisition transaction; or

•	if the board of directors of First Essex fails to recommend and endorse the merger agreement or withdraws or modifies a prior recommendation in a manner adverse to Sovereign.

In the event that either Sovereign or First Essex terminates the merger agreement, neither Sovereign nor First Essex will have any continuing liability or obligation, except as described below under the section entitled “Termination Fee.” Nothing, however, will relieve any party from liability for the obligation dealing with confidentiality or a willful breach of the merger agreement.

Termination Fee and Expenses

The merger agreement provides that if the merger agreement is terminated as a result of a fraudulent or willful breach of a representation, warranty, covenant or other agreement, the breaching party shall pay the expenses incurred in connection with the transaction by the non-breaching party.

The merger agreement also provides that First Essex must pay to Sovereign a termination fee of $17.5 million in cash if the merger agreement is terminated by:

•	Sovereign because First Essex has materially breached its covenant not to solicit other offers (see — “No Other Bids and Related Matters” on page 48);

•
Sovereign because the board of directors of First Essex has exercised its rights under the merger agreement to withdraw, modify or change its recommendation of the merger agreement or has endorsed a proposal for another acquisition transaction;

•	Sovereign because First Essex has failed to call, give notice of or hold the special meeting;

•
First Essex because its stockholders have failed to approve the merger agreement in circumstances where First Essex’s board of directors has failed to publicly recommend the transaction or has withdrawn, or modified such recommendation; or

•
First Essex because its stockholders have failed to approve the merger agreement, and (1) at the time of such termination, there has been a public announcement that any person other than Sovereign has made or intends to make an offer to engage in an acquisition transaction with First Essex, and (2) First Essex enters into an agreement to engage in, or has filed a regulatory application for approval to engage in, an acquisition transaction with a party other than Sovereign within twelve months of the date of such termination.

Management After the Transaction

The board of directors of Sovereign and the executive officers of Sovereign and Sovereign Bank will not change as a result of the transaction.

On the effective date of the transaction, Sovereign Bank will establish an advisory board which will consist of all members of the First Essex board of directors immediately prior to the effective date. The First Essex Advisory Board will be maintained for a period of two years from the effective date of the transaction.

Employee Benefits and Severance Benefits

After the completion of the transaction, the employee pension, including employee stock ownership plans, and welfare benefit plans of Sovereign and First Essex may, at Sovereign’s election and subject to the requirements of the Internal Revenue Code, continue to be maintained separately or consolidated or terminated, subject to the following:

•
Sovereign Employee Stock Ownership Plan. Employees of First Essex who become employees of Sovereign or a Sovereign subsidiary will be entitled to participate in the Sovereign Employee Stock Ownership Plan in accordance with its terms by treating them as newly employed individuals without any prior service credit under Sovereign’s plan.

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•
Sovereign 401(k) Retirement Plan. Employees of First Essex or a First Essex subsidiary who become employees of Sovereign or a Sovereign subsidiary will become entitled to participate in the Sovereign 401(k) Plan in accordance with its terms. Each employee will receive, for purposes of participation and vesting only, credit for all service with First Essex or a First Essex subsidiary credited to the employee under the First Essex 401(k) Plan. These employees will be eligible to enter the Sovereign 401(k) Plan on the entry date concurrent with or next following the employee’s satisfaction of the plan’s minimum participation requirements.

•
First Essex 401(k) Plan. After completion of the transaction, Sovereign will amend the First Essex 401(k) Plan to freeze participation and contributions under the Plan. Thereafter, Sovereign will decide whether to combine the Plan with its 401(k) Plan.

•
Sovereign and First Essex Nonqualified Deferred Compensation Plans. On or prior to the effective date, Sovereign will freeze participation and benefit accruals under any nonqualified deferred compensation plans, including the supplemental executive retirement agreements and benefit enhancement plans maintained by First Essex, effective as of the effective date. No person will receive redundant benefits or lose existing benefits. First Essex intends to fund these plans in a Rabbi Trust after the special meeting.

•
Welfare Benefit Plans. After the effective date of the transaction, the welfare benefit plans of Sovereign and First Essex (and their respective subsidiaries) will initially remain unchanged. Sovereign will undertake a study, in consultation with appropriate professional advisors, with a view toward the possible combination of some or all of such plans or the benefits provided thereunder. Following such study, Sovereign will take such action (which may include the implementation of new benefits, reduction or elimination of some benefits, and the alteration of the respective cost allocation between employer and employee) as it deems appropriate under the circumstances. In the event of any termination of or consolidation of a First Essex welfare benefit plan with any Sovereign welfare benefit plan, all employees of First Essex and First Essex’s subsidiaries who are eligible for continued coverage under the First Essex welfare benefit plan will have immediate coverage under any successor welfare benefit plan without the necessity of satisfying a waiting period for coverage of any pre-existing condition. Sovereign does not provide welfare benefits to retired employees.

•
First Essex Defined Benefit Pension Plan. First Essex will continue to maintain without change its defined pension plan. First Essex will freeze participation and benefit accruals effective as of October 31, 2003 and will make all required contributions through the effective date.

•
First Essex Bonus Plans and Arrangements. First Essex will continue to administer its bonus programs and arrangements through the effective date, with such equitable modifications as may be appropriate to take into account the circumstances of the merger as long as the aggregate payments under First Essex bonus plans and arrangements for the fiscal year ending December 31, 2003 do not exceed $1,300,950.00.

•
Termination Benefits. Certain officers of First Essex or First Essex Bank will be entitled to termination benefits consisting of amounts due to such officer under any employment agreement, special termination agreement, supplemental executive retirement plan, deferred bonus plan, deferred compensation plan, salary continuation plan, change-in-control policy or any other pension benefit or welfare benefit plan maintained by First Essex solely for the benefit of officers of First Essex or First Essex Bank. For a detailed description of these benefits see “FINANCIAL INTERESTS OF DIRECTORS AND OFFICERS—Employment and Other Agreements” on page 54 of this document.

•	Severance Policy. Sovereign and Sovereign Bank will provide severance pay to any active employee of First Essex who is eligible to receive such payments under First Essex’s current severance plan.

•
Retention Bonuses. Certain designated employees of First Essex or First Essex Bank, as determined jointly by First Essex and Sovereign are entitled to receive, in accordance with the merger agreement, a “retention” bonus from First Essex, First Essex Bank, Sovereign or Sovereign Bank if they remain employed until the effective date or, in certain cases, if such designated employee remains employed

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by Sovereign following the transaction until the date of the conversion of First Essex’s data processing system to Sovereign’s, or another date set by Sovereign after the conversion date. To receive the retention bonus, the employee must satisfactorily fulfill the duties and responsibilities of his or her position while employed.

Expenses

Sovereign and First Essex will each pay all of their respective costs and expenses associated with the transaction, including fees and expenses of financial consultants, accountants and legal counsel, except that:

•	Sovereign and First Essex will share equally the cost of printing and mailing this document; and

•	if Sovereign requests First Essex to retain a proxy solicitor for the meeting, Sovereign will bear the expense of such proxy solicitor.

Dividend Reinvestment Plan

Sovereign currently maintains a Dividend Reinvestment and Stock Purchase Plan. This plan provides stockholders of Sovereign with a simple and convenient method of investing cash dividends, as well as voluntary cash payments, in additional shares of Sovereign common stock without payment of any brokerage commission or service charge. Sovereign expects to continue to offer this plan after the effective date of the transaction, and if you become a shareholder of Sovereign, you will be eligible to participate in it at that time.

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FINANCIAL INTERESTS OF DIRECTORS AND OFFICERS

Certain members of management of First Essex and First Essex Bank, and their boards of directors, may have interests in the transaction in addition to their interests as stockholders of First Essex. The First Essex board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement.

Stock and Stock Options

As of the record date, the directors and executive officers of First Essex beneficially owned approximately _______ shares of First Essex common stock, and hold options to purchase _______ shares of First Essex common stock. On the effective date of the transaction, options held by directors of First Essex, officers of First Essex who will not continue employment with First Essex and officers holding options to purchase 2,000 or fewer shares of First Essex common stock will be terminated and such persons will receive cash in an amount equal to the positive difference between $48.00 and the exercise price for such First Essex option. If no positive difference exists, the option will be converted into an option to purchase Sovereign common stock. Officers who hold options to purchase more than 2,000 shares of First Essex common stock and who continue to be employed by Sovereign or Sovereign Bank after the effective date, may request to have such options terminated and receive cash in the manner provided for above. If no request to cash out the options is made, or if the request is not accepted, each such option shall be automatically converted into an option to purchase shares of Sovereign common stock. The number of shares of Sovereign common stock issuable upon the exercise of each converted option will equal the number of shares of First Essex common stock covered by the option multiplied by the exchange ratio described in “THE TRANSACTION—What First Essex Stockholders Will Receive” on page 67 of this document. The exercise price for a whole share of Sovereign common stock will be the stated exercise price of the option divided by the same exchange ratio. Shares issuable upon the exercise of options to acquire Sovereign common stock will be issuable in accordance with the terms of the respective plans and option agreements of First Essex under which First Essex issued the options.

Indemnification; Directors And Officers Insurance

Sovereign has agreed, after the transaction is completed, to indemnify all directors and officers of First Essex and First Essex Bank against:

•
all liabilities and expenses relating to claims, actions, suits, proceedings, or investigations resulting from the person’s status as a director, officer, or employee of First Essex or any First Essex subsidiary, whether pertaining to matters existing prior to the transaction and whether asserted prior to or after the transaction; and

•
all liabilities and expenses relating to claims, actions, suits, proceedings, or investigations arising out of the merger agreement or the transactions contemplated by the merger agreement to the same extent as those officers, directors, and employees could be indemnified by First Essex or First Essex Bank.

Sovereign has agreed to maintain First Essex’s existing directors’ and officers’ liability insurance policy, or a policy providing comparable coverage amounts on terms no less favorable, covering persons currently covered by such insurance for a period of six years after the effective date, subject to certain maximum cost limits.

Special Termination And Other Agreements

In accordance with their employment and special termination agreements, Leonard A. Wilson, Chairman and Chief Executive Officer, Brian W. Thompson, President and Chief Operating Officer, William F. Burke, Chief Financial Officer and Secretary, John M. DiGaetano, Executive Vice President, and Wayne C. Golon, Executive Vice President, will each receive change in control payments in connection with the transaction and the termination of their employment.

Under their employment agreements, Mr. Wilson and Mr. Thompson will each receive a lump sum payment equal to (1) the sum of his base salary or other compensation earned through the date of termination, a pro rata share (based on the portion of the year during which he was employed) of the highest

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annual bonus paid during the three years preceding the year of termination, and all accrued vacation and deferred compensation, plus (2) three times his highest total compensation during the three preceding fiscal years, plus (3) an amount equal to the excess of the actuarial value of the benefits that he would have received under First Essex’s retirement plans had his employment continued for three years following the date of termination over the actuarial value of his actual benefit under the retirement plans. Total annual compensation is defined in the agreements as the aggregate of all base compensation and any commissions or bonuses paid during or accrued with respect to such year, together with any contributions or accruals made on behalf of the executive to any profit sharing plan or pension or retirement plan for the benefit of the executive for the calendar year. It also includes the increase in the actuarial value of the executive’s benefits under any defined benefit pension or retirement plan in which he participates between the start of the calendar year and the end of the calendar year.

Under their special termination agreements, Mr. Burke, Mr. Golon and Mr. DiGaetano will each receive a lump sum payment equal to (1) the sum of his base salary or other compensation earned through the date of termination, a pro rata share (based on the portion of the year during which he was employed) of the highest annual bonus paid during the three years preceding the year of termination, and all accrued vacation and deferred compensation, plus (2) two times (three times for Mr. Burke) the sum of his then current base salary and the highest annual bonus paid to him during the three years preceding termination, plus (3) an amount equal to the excess of the actuarial value of the benefits that he would have received under First Essex’s retirement plans had his employment continued for two years (three years for Mr. Burke) following the date of termination over the actuarial value of his actual benefit under the retirement plans.

All of the foregoing agreements provide that the executive will continue to receive medical and disability benefits for three years (two years in the case of Mr. Golon and Mr. DiGaetano) after termination of employment.

In addition, all of the foregoing agreements provide that if a tax is imposed on the executive by Section 4999 of the Internal Revenue Code of 1986, as amended, by reason of any payment or benefit which the executive has received under his agreement, First Essex will pay as additional compensation that amount which, after taking into account all taxes (including any tax which shall be imposed by Section 4999) imposed upon such amount by any federal, state or local government, is equal to the amount of the tax imposed by Section 4999.

First Essex and First Essex Bank have entered into a benefit enhancement plan agreement with each of Messrs. Burke, Golon and DiGaetano. Under the plan, each of Messrs. Burke, Golon and DiGaetano will be entitled to receive at age 65 an annual benefit equal to the difference between (1) the actual annual retirement benefit payable to him under First Essex’s retirement plans and (2) the annual retirement benefit which would have been payable to him under the retirement plans if his benefit calculation were to disregard the limits imposed by the Internal Revenue Code. If the executive’s employment is terminated within two years after a change in control (or the executive resigns under certain circumstances), the executive will be entitled to receive the full benefit to which he would have been entitled under the benefit enhancement plan had he continued to be employed by First Essex Bank until the age of 65 assuming the executive’s annual rate of base compensation increased by 4% annually from the date of termination through age 65, and the executive’s compensation was paid in 26 equal bi-weekly installments.

First Essex and First Essex Bank have entered into an executive salary continuation agreement with Mr. Wilson which provides that Mr. Wilson is entitled to certain payments following retirement after age 62, equal to 65% of the amount of compensation, including any bonus, received by him in the calendar year preceding his termination of employment for which compensation from First Essex and First Essex Bank was the highest, reduced by a portion of social security benefits payable equal to 2% for each year of service with First Essex and First Essex Bank and Shawmut Corporation (up to 25 years) as well as amounts payable pursuant to any other qualified pension plan of First Essex Bank and pursuant to a supplementary executive retirement plan between Mr. Wilson and Shawmut Corporation. If Mr. Wilson’s employment is terminated within two years after a change in control (or he resigns under certain circumstances), he will be entitled to receive the full benefit to which he would have been entitled under the agreement had he continued to be

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employed by First Essex and First Essex Bank until the age of 62. Mr. Wilson is 63 years of age and thus is fully vested in this benefit.

First Essex and First Essex Bank have entered into a supplemental executive retirement continuation agreement with Mr. Thompson which provides that Mr. Thompson is entitled to certain payments following retirement after age 62, equal to 65% of the average of the two highest years’ annual compensation received during any of the ten years preceding retirement (including bonuses), reduced by a portion of social security benefits equal to one-half of the amount payable at age 62 as well as amounts payable pursuant to other defined benefit pension plans and defined contribution plans. If Mr. Thompson’s employment is terminated within two years after a change in control (or he resigns under certain circumstances), he will be entitled to receive the full benefit to which he would have been entitled under the agreement had he continued to be employed by First Essex and First Essex Bank until the age of 62.

After the special meeting of stockholders, First Essex Bank intends to fund a Rabbi Trust in an amount sufficient to pay Messrs. Wilson, Thompson, Burke, Golon and DiGaetano the benefits to which each would be entitled under his benefit enhancement plan or executive salary continuation agreement.

Retention Bonuses

Certain employees, as determined jointly by First Essex and Sovereign, of First Essex or of First Essex Bank are entitled to receive, in accordance with the merger agreement, a “retention” bonus from First Essex, First Essex Bank, Sovereign or Sovereign Bank if they remain employed until the effective date, or in certain cases, if such designated employee remains employed by Sovereign following the completion of the transaction until the date of the systems conversion, or another date set by Sovereign after the system conversion date. To receive the retention bonus, the employee must satisfactorily fulfill the duties and responsibilities of his or her position while employed. In the aggregate, the retention bonuses to be paid to executive officers Messrs. Wilson, Thompson, Burke, DiGaetano and Golon is not expected to exceed $_______.

Advisory Board

Sovereign will appoint all of the current members of the First Essex board of directors to an advisory board of Sovereign Bank and will pay each advisory board member an annual retainer of $1,000, plus $1,000 per advisory board meeting attended. The advisory board will have a two-year term.

VOTING AGREEMENTS

General

As a condition to Sovereign entering into the merger agreement, each of the directors and executive officers of First Essex entered into a voting agreement with Sovereign, dated June 12, 2003, pursuant to which each director and executive officer agreed to vote all of their shares of First Essex common stock in favor of the merger agreement. The form of voting agreement, which is called an affiliate letter, is Exhibit 1 to the merger agreement, which is attached to this document as Annex A.

Effect of the Voting Agreements

The voting agreements, together with First Essex’s agreement not to initiate, solicit or respond to inquiries relating to an acquisition transaction, may have the effect of discouraging persons from making a proposal for an acquisition transaction involving First Essex.

Terms of Voting Agreements

The following is a brief summary of the material provisions of the voting agreements.

Each director and executive officer of First Essex agreed, among other things, that at the special meeting, he will:

•	appear at such meeting or otherwise cause all shares of First Essex common stock he owns to be counted as present for purposes of calculating a quorum;

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•
vote (or cause to be voted), in person or by proxy, all shares of First Essex common stock he owns or as to which he has, directly or indirectly, the right to direct the voting in favor of adoption and approval of the merger agreement and the transaction; and

•	vote against the approval or adoption of any acquisition transaction.

Each director and executive officer also agreed to, directly or indirectly, transfer or dispose of any of the shares of First Essex common stock he owns prior to the special meeting.

The voting agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

Each director and executive officer also agreed, not to certain restrictions on the offer, sale, transfer or disposition of shares of Sovereign common stock acquired in the merger; which are intended to ensure compliance with applicable federal securities laws.

INFORMATION ABOUT SOVEREIGN

Financial and other information relating to Sovereign, including information relating to Sovereign’s directors and executive officers, is incorporated herein by reference. See “WHERE YOU CAN FIND MORE INFORMATION” on page 67.

INFORMATION ABOUT FIRST ESSEX

Financial and other information relating to First Essex, including information relating to First Essex’s directors and executive officers, is incorporated herein by reference. See “WHERE YOU CAN FIND MORE INFORMATION” on page 67.

DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES

The authorized capital stock of Sovereign consists of 400,000,000 shares of common stock, no par value, and 7,500,000 shares of authorized preferred stock. As of June 30, 2003, there were 292,101,095 shares of Sovereign common stock issued and outstanding and no shares of preferred stock issued and outstanding. There are no other shares of capital stock of Sovereign authorized, issued or outstanding. Sovereign has no options, warrants, or other rights authorized, issued or outstanding, other than as described herein under “Shareholder Rights Plan” and options granted under Sovereign’s stock option plans or in connection with pending acquisitions by Sovereign.

Common Stock

The holders of Sovereign common stock share ratably in dividends when and if declared by Sovereign’s board of directors from legally available funds. Declaration and payment of cash dividends by Sovereign depends upon dividend payments by Sovereign Bank, which are Sovereign’s primary source of revenue and cash flow. Sovereign is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of Sovereign, and consequently the right of creditors and shareholders of Sovereign, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Sovereign in its capacity as a creditor may be recognized.

Prior to the issuance of any Sovereign preferred stock which possesses voting rights (see “Preferred Stock” below), the holders of shares of Sovereign common stock will possess exclusive voting rights in Sovereign. Each holder of shares of Sovereign common stock has one vote for each share held on matters upon which shareholders have the right to vote. Sovereign shareholders cannot cumulate votes in the election of directors.

The holders of Sovereign common stock have no preemptive rights to acquire any additional shares of Sovereign. In addition, Sovereign common stock is not subject to redemption.

Sovereign’s articles of incorporation authorize the Sovereign board of directors to issue authorized shares of Sovereign common stock without shareholder approval. Sovereign common stock is included for quotation on the New York Stock Exchange. As a result, in order to maintain such inclusion, approval of Sovereign’s

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shareholders is required for the issuance of additional shares of Sovereign common stock or securities convertible into Sovereign common stock if the issuance of such securities:

•	relates to acquisition of a company and the securities will have 20% or more of the voting power outstanding before the issuance;

•
relates to acquisition of a company in which a director, officer or substantial stockholder of Sovereign has a 5% or greater interest and the issuance of the securities could result in an increase in outstanding common stock or voting power of 5% or more;

•
relates to a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of Sovereign common stock or 20% or more of the voting power outstanding before issuance; or — would result in a change in control of Sovereign.

Under New York Stock Exchange rules, shareholders must also approve a stock option or purchase plan applicable to officers and directors other than a broadly-based plan in which other security holders of Sovereign or employees of Sovereign participate.

In the event of liquidation, dissolution or winding-up of Sovereign, whether voluntary or involuntary, holders of Sovereign common stock share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after payment of any liquidation preferences of any outstanding Sovereign preferred stock.

Preferred Stock

Sovereign’s board of directors is authorized to approve the issuance of Sovereign preferred stock, without any required approval of shareholders. Sovereign’s board determines the rights and limitations on each series of Sovereign preferred stock at the time of issuance. These rights may include rights to participating dividends, voting and convertibility into shares of Sovereign common stock. Shares of Sovereign preferred stock can have dividend, redemption, voting, and liquidation rights taking priority over Sovereign common stock, and may be convertible into Sovereign common stock.

Shareholder Rights Plan

Sovereign maintains a shareholder rights plan designed to protect shareholders from attempts to acquire control of Sovereign at an inadequate price. Under the shareholder rights plan, each outstanding share of Sovereign common stock has attached to it one right to purchase one-hundredth of a share of junior participating preferred stock at an initial exercise price of $40. The rights are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events occur. Each share of Sovereign common stock issued in connection with the merger will have a right attached to it.

A holder can exercise the rights to purchase shares of the junior participating preferred stock if a person, group or other entity acquires or commences a tender offer or an exchange offer for 9.9% or more of total voting power. A holder can also exercise if Sovereign’s board declares a person or group who has become a beneficial owner of at least 4.9% of Sovereign common stock or total voting power an “adverse person,” as defined in the shareholder rights plan.

After the rights become exercisable, the rights (other than rights held by a 9.9% beneficial owner or an “adverse person”) generally will entitle the holders to purchase either Sovereign common stock or the common stock of the potential acquiror, in lieu of the junior participating preferred stock, at a substantially reduced price.

Sovereign can generally redeem the rights at $.001 per right by a majority vote of “continuing directors” (defined as any member of the board of directors of Sovereign on June 21, 2001 and successors approved by such persons) at any time prior to the earlier of the tenth business day following public announcement that a 9.9% position has been acquired or June 30, 2007. At any time prior to the date the rights become nonredeemable, the Sovereign board of directors can extend the redemption period by a vote of “continuing directors.” Rights are redeemable following an “adverse person” determination.

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Special Charter and Pennsylvania Corporate Law Provisions

Sovereign’s articles of incorporation and bylaws contain certain provisions which may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Sovereign common stock, a proxy contest for control of Sovereign, the assumption of control of Sovereign by a holder of a large block of Sovereign common stock and the removal of Sovereign’s management. These provisions:

•	empower the Sovereign board of directors, without shareholder approval, to issue Sovereign preferred stock the terms of which, including voting power, are set by the Sovereign board of directors;

•	divide the Sovereign board of directors into three classes serving staggered three-year terms;

•	restrict the ability of shareholders to remove directors;

•
require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of Sovereign’s voting power, if the transaction is not approved, in advance, by the Sovereign board of directors;

•	prohibit shareholders’ actions without a meeting;

•	require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of Sovereign’s articles of incorporation;

•
require any person who acquires stock of Sovereign with voting power of 25% or more to offer to purchase for cash all remaining shares of Sovereign voting stock at the highest price paid by such person for shares of Sovereign voting stock during the preceding year;

•	eliminate cumulative voting in elections of directors;

•	require an affirmative vote of at least two-thirds of Sovereign’s total voting power in order for shareholders to repeal or amend Sovereign’s bylaws;

•	require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and

•
provide that officers, directors, employees, agents and persons who own 5% or more of the voting securities of any other corporation or other entity that owns 66 2/3% or more of Sovereign’s outstanding voting stock cannot constitute a majority of the members of Sovereign’s board of directors.

The Pennsylvania Business Corporation Law of 1988 also contains certain provisions applicable to Sovereign which may have the effect of impeding a change in control of Sovereign. These provisions, among other things:

•
require that, following any acquisition of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from the acquiring person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation; and

•
prohibit for five years, subject to certain exceptions, a “business combination,” which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation’s voting power.

In 1990, Pennsylvania adopted legislation further amending the Pennsylvania Business Corporation Law. To the extent applicable to Sovereign at the present time, this legislation generally:

•	expands the factors and groups (including shareholders) which the Sovereign board of directors can consider in determining whether a certain action is in the best interests of the corporation;

•	provides that the Sovereign board of directors need not consider the interests of any particular group as dominant or controlling;

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•
provides that Sovereign’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;

•
provides that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•
provides that the fiduciary duty of Sovereign’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The 1990 amendments to the Pennsylvania Business Corporation Law explicitly provide that the fiduciary duty of directors does not require directors to:

•	redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•
render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law, relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•
act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to stockholders in such an acquisition.

One of the effects of the 1990 fiduciary duty statutory provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the Sovereign board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

Sovereign opted out of coverage by the “disgorgement” and “control-share acquisition” statutes included in the 1990 legislation, pursuant to a bylaw amendment as permitted by the legislation. To the extent applicable to a Pennsylvania corporation, the “disgorgement” statute generally requires disgorgement by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a corporation’s voting power of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter. The “control share acquisition” statute generally prohibits a person or group who or which exceeds certain stock ownership thresholds (20%, 33 1/3% and 50%) for the first time from voting the “control shares” (i.e., the shares owned in excess of the applicable threshold) unless voting rights are restored by a vote of disinterested shareholders. As a result of Sovereign’s opt-out from coverage by these statutes, neither the “disgorgement” nor the “control share acquisition” statute would apply to a nonnegotiated attempt to acquire control of Sovereign, although such an attempt would still be subject to the special charter and other provisions described in the preceding paragraphs. Sovereign can reverse this action, and thereby cause the “disgorgement” and “control share acquisition” statutes to apply to an attempt to acquire control of Sovereign, by means of an amendment to Sovereign’s bylaws, which could be adopted by the board of directors, without shareholder approval.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

COMPARISON OF SHAREHOLDER RIGHTS

If we complete the transaction, stockholders of First Essex who receive shares of Sovereign common stock automatically will become shareholders of Sovereign, and their rights as shareholders will be

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determined by the Pennsylvania Business Corporation Law of 1988, and by Sovereign’s articles of incorporation and bylaws. The following is a summary of material differences between the rights of holders of Sovereign common stock and the rights of holders of First Essex common stock. These differences arise from various provisions of the Pennsylvania Business Corporation Law of 1988, and the Delaware General Corporation Law, the articles of incorporation, bylaws and shareholder rights plan of Sovereign and the certificate of incorporation and bylaws of First Essex.

Directors

     Removal

Under Sovereign’s articles of incorporation, Sovereign directors may be removed from office without cause by the affirmative vote of a majority of outstanding voting shares. First Essex directors, pursuant to First Essex’s certificate of incorporation, may only be removed for cause by the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast or by a majority vote of the board of directors.

     Nomination

Stockholders of First Essex and shareholders of Sovereign are required to submit to their respective companies, in writing and in advance, any nomination of a candidate for election as a director. Sovereign’s bylaws provide that such nominations generally must be submitted not more than 120 days, and not less than 90 days, prior to a scheduled meeting for the election of directors (unless less than 21 days’ notice of the meeting is given to shareholders in which case such nominations must be submitted within seven days following the mailing of the notice to shareholders). First Essex’s bylaws provide that its stockholders must submit written nominations not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

     Limited Liability

A director of Sovereign is not personally liable to Sovereign, its shareholders or others for any action taken or any failure to take any action unless the director breached or failed to perform the duties of his or her office as set forth under Pennsylvania law and such breach or failure constitutes self-dealing, willful misconduct or recklessness; provided, however, that there is no such elimination of liability arising under any criminal statute or with respect to the payment of taxes pursuant to local, state or federal law.

A director of First Essex is not personally liable to First Essex or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

•	for any breach of the director’s duty of loyalty;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends and unlawful stock purchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

     Indemnification

The bylaws of First Essex and Sovereign each provide for indemnification of directors, officers and agents.

Generally, directors and officers of First Essex are entitled to indemnification:

•
in third party actions, if the person acted in good faith and in a manner he reasonably believed to be in the best interests of First Essex and, as to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and

•
in derivative actions, if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of First Essex, provided the person has not been adjudged to be liable to First Essex.

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Indemnification by First Essex in both third party actions and derivative actions can be made only in a specific case upon a finding by:

•	a majority vote of disinterested directors or a committee thereof, even though less than a quorum;

•	independent legal counsel in a written opinion; or

•	by stockholders, that the appropriate standard for indemnification has been met.

The board of directors of First Essex may, in its discretion, grant rights to indemnification to employees and agents of First Essex.

In comparison, directors, officers, employees and agents of Sovereign are entitled to indemnification in both third party actions and derivative actions unless there is a court finding that the act or failure to act giving rise to the claim for indemnification constitutes willful misconduct or recklessness. There is no requirement of a case-by-case determination that the applicable standard of conduct has been met for a person to be entitled to indemnification.

Shareholders’ Meetings

Special meetings of Sovereign shareholders may be called at any time by any of the following:

•	the board of directors at a duly called and held meeting of the board of directors or upon the unanimous written consent of the members of the board of directors; or

•	the Chairman of the board of directors or the Chief Executive Officer, but only upon receiving written direction of at least a majority of directors then in office.

Special meetings of First Essex stockholders may be called only by the Chairman of the board of directors, the President or by the affirmative vote of a majority of the directors of First Essex then in office. If there is an interested stockholder (generally, a stockholder that owns more than 10% of the voting power of the outstanding shares), the vote of a majority of the continuing directors (generally, directors who are not an interested stockholder and who were directors prior to the time the interested stockholder became an interested stockholder) is also required.

Shareholders of Sovereign are required to submit to Sovereign, in writing and in advance, any matter desired to be placed on the agenda of an annual meeting of shareholders. Such proposal generally must be submitted not more than 150 days and not less than 90 days prior to the meeting (or seven days if less than 21 days’ notice of the annual meeting is given to shareholders). First Essex’s bylaws require that its stockholders submit to First Essex written notice of any matter desired to be placed on the agenda of an annual meeting of stockholders not more than 120 days and not less than 75 days prior to the anniversary date of the immediately preceding annual meeting (or if the annual meeting is called for a date more than seven days prior to the anniversary date of the immediately preceding annual meeting, on the 20th day following the first date on which the meeting is publicly disclosed).

Shareholder Rights Plan

Sovereign has adopted a shareholder rights plan pursuant to which holders of Sovereign common stock are entitled, under certain circumstances generally involving an accumulation of Sovereign common stock, to purchase Sovereign common stock or common stock of the potential acquirer at a substantially reduced price. See “DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES — Shareholder Rights Plan.”

First Essex maintains a stockholder rights plan designed to protect stockholders from attempts to acquire control of First Essex at an inadequate price. Under the stockholders rights plan, each outstanding share of First Essex common stock has attached to it one right to purchase one-hundredth of a share of First Essex series B junior participating cumulative preferred stock, par value $.10. The rights are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events occur.

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Required Shareholder Votes

     General

Subject to the voting rights of any series of Sovereign preferred stock then outstanding, the holders of Sovereign common stock possess exclusive voting rights of Sovereign. Each holder of Sovereign common stock is entitled to one vote for each share owned of record. There are no cumulative voting rights in the election of directors. For general corporate action of the shareholders of Sovereign, the affirmative vote of a majority of the votes cast, in person or by proxy, at a shareholders’ meeting is required for approval.

Subject to the voting rights of any series of First Essex preferred stock then outstanding, each holder of First Essex common stock is entitled to one vote for each share owned of record. There are no cumulative voting rights in the election of directors. For general corporate action of the stockholders of First Essex, the affirmative vote of a majority of the votes cast at a stockholders’ meeting is required for approval.

     Fundamental Changes

Sovereign’s articles of incorporation require that a plan of merger, consolidation, share exchange, division, conversion or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of Sovereign other than in the usual and regular course of business) must be approved by the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, except that shareholder approval of any such transaction which is approved in advance by at least 66 2/3% of the members of Sovereign’s board of directors requires only the affirmative vote of a majority of the votes cast. In the absence of prior approval by Sovereign’s board of directors, Sovereign’s articles of incorporation require a vote of shareholders with at least 80% of Sovereign’s total voting power to approve any merger, consolidation, share exchange, asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of Sovereign) or similar transactions involving a shareholder holding 5% or more of Sovereign’s voting power.

Under the Delaware General Corporation Law, a plan of merger, consolidation, or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of First Essex) must be approved by the affirmative vote of a majority of the outstanding stock of First Essex entitled to vote thereon; provided, however, that no vote of stockholders of a constituent corporation surviving a merger is necessary to authorize a merger if:

•	the agreement of merger does not amend in any respect the certificate of incorporation of such constituent corporation;

•
each share of stock of such constituent corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and

•
either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

In addition, First Essex’s certificate of incorporation requires a vote of shareholders with at least 80% of First Essex’s total voting power to approve any merger, consolidation, share exchange, asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of First Essex) or similar transactions with an interested stockholder unless the transaction is approved by at least a majority of First Essex’s continuing directors or the fair price provisions set forth in the certificate of incorporation are satisfied.

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     Amendment of Articles or Certificate of Incorporation

Sovereign’s Articles of Incorporation contain various provisions that require a super-majority vote of shareholders to amend or repeal particular sections of such Articles. Amendment or repeal of the provisions of Sovereign’s Articles of Incorporation relating to noncumulative voting, the classification of directors, the requirement of holding meetings for shareholder action, the amendment of Bylaws generally, and the consideration of non-economic factors by Sovereign’s board of directors if evaluating a tender offer, all require:

•	the affirmative vote of 80% of the shares entitled to vote; or

•
the affirmative vote of 80% of the members of Sovereign’s board of directors and the affirmative vote of shareholders entitled to cast at least a majority of votes which all shareholders are entitled to cast.

The affirmative vote of a majority of the votes eligible to be cast is required to amend those provisions of First Essex’s certificate of incorporation relating to the name of the corporation, its registered agent, the nature of its business and the number of authorized shares of stock. The affirmative vote of two-thirds (or such greater proportion as may be required by law) of the total votes eligible to be cast is required to amend all other provisions of the certificate of incorporation unless, within the 60-day period prior to the meeting at which the stockholder vote is to be taken, there is an interested stockholder, in which case the amendment also must be approved by a majority of the continuing directors. In every case, amendments to the certificate of incorporation must first be approved by a majority of the directors then in office.

Amendment of Bylaws

The authority to amend or repeal Sovereign’s bylaws is vested in Sovereign’s board of directors, subject always to the power of the shareholders of Sovereign to change such action by the affirmative vote of shareholders holding at least two-thirds of the voting power (except that any amendment to the indemnification provisions set forth in the bylaws shall require the affirmative vote of two-thirds of the board of directors or shareholders holding 80% of the votes that all shareholders are entitled to cast). Pursuant to First Essex’s certificate of incorporation, either the board of directors or the stockholders may amend the bylaws of First Essex. The board of directors may amend the bylaws by the affirmative vote of a majority of the directors then in office unless at the time of such action there is an interested stockholder in which case the affirmative vote of a majority of the continuing directors then in office is required. The stockholders may amend the bylaws by the affirmative vote of at least two-thirds of the total votes eligible to be cast, provided that the proposal to amend the bylaws is submitted at least 60 days in advance of the meeting at which such amendments are to be considered.

Mandatory Tender Offer Provision

Sovereign’s articles of incorporation provide that any person or entity acquiring Sovereign capital stock with 25% or more of Sovereign’s total voting power is required to offer to purchase, for cash, all shares of Sovereign’s voting stock, at a price per share equal to the highest price paid by such person for each respective class of Sovereign’s voting stock within the preceding twelve months. The Pennsylvania Business Corporation Law of 1988 also provides that following any acquisition by a person or group of more than 20% of a publicly-held corporation’s voting stock, the remaining shareholders have the right to receive payment, in cash, for their shares from such person or group of an amount equal to the “fair value” of their shares, including a proportionate amount for any control premium.

Neither First Essex’s certificate of incorporation, bylaws nor the Delaware General Corporation Law provide First Essex stockholders with similar rights.

Antitakeover Provisions

Sovereign is subject to some, but not all, of various provisions of the Pennsylvania Business Corporation Law of 1988 which are triggered, in general, if any person or group acquires, or discloses an intent to acquire, 20% or more of the voting power of a covered corporation, other than pursuant to a registered firm commitment underwriting or, in certain cases, pursuant to the approving vote of the board of directors. The

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relevant provisions are contained in Subchapters 25E-H of the Pennsylvania Business Corporation Law of 1988.

Subchapter 25E of the Pennsylvania Business Corporation Law of 1988 (relating to control transactions) provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

Subchapter 25F of the Pennsylvania Business Corporation Law of 1988 (relating to business combinations) delays for five years and imposes conditions upon “business combinations” between an “interested shareholder” and the corporation. The term “business combination” is defined broadly to include various transactions utilizing a corporation’s assets for purchase price amortization or refinancing purposes. For this purpose, an “interested shareholder” is defined generally as the beneficial owner of at least 20% of a corporation’s voting shares.

Subchapter 25G of the Pennsylvania Business Corporation Law of 1988 (relating to control share acquisitions) prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the “disinterested” shareholders approve such voting rights. Failure to obtain such approval exposes the owner to the risk of a forced sale of the shares to the issuer. Even if shareholder approval is obtained, the corporation is also subject to Subchapters 25I and J of the Pennsylvania Business Corporation Law of 1988. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

Subchapter 25H of the Pennsylvania Business Corporation Law of 1988 (relating to disgorgement) applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation or (ii) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

Subchapters 25E-H of the Pennsylvania Business Corporation Law of 1988 contain a wide variety of transactional and status exemptions, exclusions and safe harbors. As permitted under the Pennsylvania Business Corporation Law of 1988, Sovereign has opted out of the provisions of Subchapters 25G and H but is subject to the provisions of Subchapters 25E and F. Such action can be reversed under certain circumstances.

In addition, the fiduciary duty standards applicable to the board of directors of Sovereign under the Pennsylvania Business Corporation Law of 1988, and certain provisions of Sovereign’s articles of incorporation and bylaws may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Sovereign stock, a proxy contest for control of Sovereign, the assumption of control of Sovereign by a holder of a large block of Sovereign’s stock and the removal of Sovereign’s management. See “DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES — Special Charter and Pennsylvania Corporate Law Provisions” on page 57.

Delaware has adopted a “business combination” statute. Under this statute, a Delaware corporation such as First Essex is generally prohibited from engaging in a business combination with an “interested stockholder” for a three-year period following the time when the stockholder became an interested stockholder, unless:

•	the board of directors approved the business combination or transaction before the stockholder became an interested stockholder;

•
upon becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation (excluding shares held by certain affiliates of the corporation and shares owned by employee stock option plans in which the participants cannot determine confidentially whether or not the shares would be tendered in response to a tender or an exchange offer); or

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•	the board of directors and the holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder vote to approve the transaction at a meeting.

Except as specified by law, an interested stockholder includes any person who is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•
an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

•	an affiliate or associate of any such person.

The statute permits a Delaware corporation to elect not to be governed by its provisions by including in its certificate of organization or by-laws a provision pursuant to which the corporation “opts out” of the statute. First Essex has not expressly opted out of the statute.

ADJOURNMENT

In the event that we do not have sufficient votes for a quorum or to approve the merger agreement at the special meeting, we intend to adjourn the meeting to permit further solicitation of proxies. We can only use proxies received by First Essex at the time of the special meeting to vote for adjournment, if necessary, by submitting the question of adjournment to you as a separate matter for consideration.

The board of directors recommends that you mark your proxy in favor of the adjournment proposal so that your proxy may be used to vote for an adjournment if necessary. If you properly executed your proxy, we will consider that you voted in favor of the adjournment proposal unless your proxy indicates otherwise. If we adjourn the special meeting, we will not give notice of the time and place of the adjourned meeting other than by an announcement of such time and place at the special meeting.

EXPERTS

The consolidated financial statements of Sovereign at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, included in Sovereign’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of First Essex and its subsidiaries as of December 31, 2002, and for the year then ended, have been incorporated by reference herein in reliance upon the audit report of KPMG LLP, independent public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of First Essex and its subsidiaries for the years ended December 31, 2001, and December 31, 2000, included in the Annual Report on Form 10-K for the year ended December 31, 2002, and incorporated by reference into this document, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing. Arthur Andersen LLP has not consented to the incorporation by reference of their report in this document, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933, as amended. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this document, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained on the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

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LEGAL MATTERS

Stevens & Lee will deliver to Sovereign an opinion regarding certain federal income tax consequences of the transaction. Stevens & Lee and its attorneys own an aggregate of approximately 350,000 shares of Sovereign common stock.

Foley Hoag LLP will deliver to First Essex an opinion regarding certain federal income tax consequences of the transaction.

OTHER MATTERS

As of the date of this document, the board of directors of First Essex knows of no matters which will be presented for consideration at the special meeting other than matters described in this document. However, if any other matters shall come before the special meeting or any adjournments, the forms of proxy will confer discretionary authority to the individuals named as proxies to vote the shares represented by the proxy on any such matters.

STOCKHOLDER PROPOSALS

First Essex generally holds its annual meeting each year in May. However, First Essex will hold an annual meeting for the fiscal year ending December 31, 2003 only if the merger is not completed. Proposals that stockholders seek to have included in the proxy statement for First Essex’s next annual meeting, if one is held, must be received by the Secretary of First Essex by ___________, 2004. If First Essex holds next year’s annual meeting, a stockholder proposal must be received by a reasonable time before First Essex begins to print and mail its proxy solicitation materials. Any such proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission. If you do not submit a proposal for inclusion in the proxy materials in accordance with these requirements, you may nonetheless submit a proposal for consideration at the meeting in accordance with First Essex’s bylaws by notifying the Secretary of First Essex in writing not less than sixty (60) days prior to the date of the meeting.

WHERE YOU CAN FIND MORE INFORMATION

Sovereign and First Essex are subject to the informational requirements of the Securities Exchange Act of 1934, and file reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information that we file at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC’s Regional Offices in Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC’s Internet site at http://www.sec.gov.

Sovereign filed a Registration Statement on Form S-4 (No. 333-____) to register with the SEC the Sovereign common stock issuable to First Essex stockholders in the transaction. This document is a part of that registration statement and constitutes a prospectus of Sovereign in addition to being a proxy statement of First Essex for the special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

INCORPORATION BY REFERENCE

Some of the information that you may want to consider in deciding how to vote with respect to the merger is not physically included in this document, but rather is “incorporated by reference” to documents that have been filed by us with the SEC. The information that is incorporated by reference consists of:

Documents filed by Sovereign (SEC File No. 0-16533):

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003 and June 30, 2003;

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•	Current Reports on Form 8-K filed with the SEC on January 22, 2003, April 17, 2003, June 18,2003 and July 16, 2003;

•	the description of the Sovereign common stock contained in Sovereign’s Registration Statement on Form 8-A filed with the SEC on July 3, 2001; and

•	the description of certain stock purchase rights contained in Sovereign’s Registration Statement on Form 8-A filed with the SEC on July 3, 2001.

Documents filed by First Essex (SEC File No. 0-22641):

•	First Essex’s Annual Report on Form 10-K for the year ended December 31, 2002;

•	First Essex’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

•	Current Reports on Form 8-K filed with the SEC on April 17, 2003, June 18, 2003 and July 17, 2003; and

•	the description of First Essex common stock contained in First Essex’s Registration Statement on Form 8-A filed with the SEC on August 21, 1987; and

•	the description of certain stock purchase rights contained in First Essex’s Registration Statement on Form 8-A filed with the SEC on October 12, 1999.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this document and prior to the special meeting also are incorporated by reference into this document and will be deemed to be a part hereof from the date of filing of such documents.

Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained herein (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.

We may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this document. First Essex stockholders may obtain documents incorporated by reference in this proxy statement/ prospectus, with respect to Sovereign, by requesting them in writing or by telephone from: Sovereign Bancorp, Inc., 1130 Berkshire Boulevard, Wyomissing, PA 19610, Attention: Stacey Weikel, Senior Vice President, Investor Relations (telephone number (800) 628-2673), and with respect to First Essex, by requesting them in writing or by telephone from: First Essex Bancorp, Inc., Attention: William F. Burke, Secretary (telephone number (978) 581-7500). In order to ensure timely delivery of such documents, any request should be made by ____________, 2003.

All information contained or incorporated by reference in this document relating to Sovereign and its subsidiaries has been supplied by Sovereign. All information contained or incorporated by reference in this document relating to First Essex and its subsidiaries has been supplied by First Essex.

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ANNEX A

AGREEMENT AND PLAN OF MERGER

among

SOVEREIGN BANCORP, INC.,

SOVEREIGN MERGER SUB, INC.

and

FIRST ESSEX BANCORP, INC.

June 12, 2003

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i

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ii

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 12, 2003, is made by and among SOVEREIGN BANCORP, INC. (“Sovereign”), a Pennsylvania corporation, having its principal place of business in Philadelphia, Pennsylvania, SOVEREIGN MERGER SUB, INC., a Delaware corporation having its principal place of business in Philadelphia, Pennsylvania and a wholly owned subsidiary of Sovereign (“Merger Sub”), and FIRST ESSEX BANCORP, INC. (“First Essex”), a Delaware corporation, having its principal place of business in Andover, Massachusetts.

BACKGROUND

1.  Sovereign and First Essex desire for First Essex to merge with and into Sovereign, with Sovereign surviving such merger, in accordance with the laws of the Commonwealth of Pennsylvania, the State of Delaware and the plan of merger set forth herein.

2.  At or prior to the execution and delivery of this Agreement, certain directors, officers of First Essex and affiliates of First Essex, each have executed in favor of Sovereign, a letter agreement dated June 12, 2003, in the form attached hereto as Exhibit 1.

3.  Sovereign desires to merge First Essex Bank, a Massachusetts-chartered savings bank and a wholly-owned subsidiary of First Essex (“First Essex Bank”), into and with Sovereign Bank, a federal savings bank and a wholly-owned subsidiary of Sovereign (“Sovereign Bank”), with Sovereign Bank surviving such merger in accordance with the Bank Plan of Merger (as hereinafter defined).

4.  Sovereign and First Essex desire to provide the terms and conditions governing the transactions contemplated herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
THE MERGERS

Section 1.01  Definitions.     As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Acquisition Transaction shall mean one of the following transactions with a party other than Sovereign or an affiliate of Sovereign (i) a merger or consolidation, or any similar transaction, involving First Essex or a First Essex Subsidiary, (ii) a purchase, lease or other acquisition of all or a substantial portion of the assets or liabilities of First Essex or a First Essex Subsidiary or (iii) a purchase or other acquisition (including by way of share exchange, tender offer, exchange offer or otherwise) of 15% of any class or series of equity securities of First Essex or a First Essex Subsidiary (for purposes of Section 4.06) or 50% of any class or series of equity securities of First Essex or a First Essex Subsidiary (for purposes of Section 6.02(b)).

Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

Aggregate Cash Election Share Number has the meaning given that term in Section 1.02(e)(viii).

Aggregate Stock Election Share Number has the meaning given that term in Section 1.02(e)(vi).

Agreement means this agreement, and any amendment or supplement hereto.

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Applications means the applications for regulatory approval which are required by the transactions contemplated hereby.

Average Final Price means the Sovereign Market Value as of the Effective Date.

Bank Holding Company Act means the Bank Holding Company Act of 1956, as amended.

Bank Merger means the merger of First Essex Bank with and into Sovereign Bank, with Sovereign Bank surviving such merger, contemplated by Section 1.04 of this Agreement.

Bank Plan of Merger has the meaning given to that term in Section 1.04 of this Agreement.

BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

Business Day means any day other than (i) a Saturday or Sunday, or (ii) a day on which Sovereign is authorized or obligated by law or executive order to close.

Cash Consideration has the meaning given that term in Section 1.02(e)(iv).

Cash Election has the meaning given that term in Section 1.02(e)(vii).

Cash Election Number shall have the meaning given that term in Section 1.02(e)(vii).

Cash Election Shares has the meaning given that term in Section 1.02(e)(viii).

Cash Proration Factor has the meaning given that term in Section 1.02(e)(viii).

Certificate of Merger means the certificate of merger to be executed by Merger Sub and First Essex and to be filed with the DOSS, in accordance with the applicable laws of the State of Delaware.

Change in Recommendation means the withdrawal, modification or qualification (or any proposal to change, modify or qualify) of the recommendation of the Merger by the Board of Directors of First Essex in any manner adverse to Sovereign or the Merger or the taking of any other action or making any other statement in connection with the meeting of First Essex’s stockholders inconsistent with recommending the Merger.

Closing Date means the date determined by Sovereign, in its sole discretion, upon five (5) days prior written notice to First Essex, but in no event earlier than January 7, 2004, or such other date as Sovereign and First Essex shall agree.

Common Stock Exchange Ratio shall have the meaning given that term in Section 1.02(e)(iv).

DGCL means the Delaware General Corporation Law, as amended.

DOSS means the Delaware Office of the Secretary of State.

Effective Date means the date specified in the Certificate of Merger, which may be the same as the Closing Date.

Effective Time means the time specified in the Certificate of Merger for the effectiveness of the Merger or, if no such time is specified, the time of filing the Certificate of Merger.

Election shall have the meaning given that term in Section 1.02(e)(ix).

Election Date shall have the meaning given that term in Section 1.02(f)(ii).

Environmental Law means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic,

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radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

Exchange Agent shall have the meaning given that term in Section 1.02(f)(i).

FDIA means the Federal Deposit Insurance Act, as amended.

FDIC means the Federal Deposit Insurance Corporation.

Federal Reserve Board means the Board of Governors of the Federal Reserve System.

First Essex Advisory Board has the meaning given that term in Section 4.14.

First Essex Certificates has the meaning given to that term in Section 1.02(f)(ii).

First Essex Common Stock means the common stock of First Essex described in Section 2.02(a).

First Essex Disclosure Schedule means a disclosure schedule delivered by First Essex to Sovereign pursuant to this Agreement.

First Essex Financials means (i) the annual audited consolidated financial statements of First Essex as of December 31, 2002 and for the three years ended December 31, 2002, including the notes thereto and (ii) the unaudited interim consolidated financial statements of First Essex as of each calendar quarter thereafter included in Securities Documents filed by First Essex, including the notes thereto.

First Essex Option has the meaning given that term in Section 1.02(g)(i).

First Essex Regulatory Reports means the annual or quarterly reports, and accompanying schedules, of First Essex or First Essex Bank, as the case may be, filed with the OTS, FDIC or the MDB from December 31, 2002 through the Closing Date.

First Essex Rights Agreement means the Rights Agreement dated as of October 12, 1999 between First Essex and Equiserve Trust Company, N.A., as rights agent, relating to First Essex’s Series B Junior Participating Cumulative Preferred Stock in accordance with the terms of the First Essex Rights Agreement.

First Essex Stock Option Plans means the stock option plans of First Essex identified in the First Essex Securities Documents.

First Essex Stock Purchase Rights means Rights to purchase a unit of First Essex’s Series B Junior Participating Cumulative Preferred Stock in accordance with the terms of the First Essex Rights Agreement.

First Essex Subsidiary means (i) any corporation or business trust, 50% or more of the capital stock or equity interests of which are owned, either directly or indirectly, by First Essex, except any corporation the stock of which is held in the ordinary course of the lending activities of First Essex Bank, (ii) First Essex Capital Trust I, and (iii) First Essex Capital Statutory Trust II.

First Essex 401(k) Plan has the meaning given that term in Section 4.11(a)(iii).

FSLA means the Fair Labor Standards Act of 1938.

GAAP means generally accepted accounting principles as in effect at the relevant date.

HOLA means the Home Owners’ Loan Act of 1933, as amended.

IRC means the Internal Revenue Code of 1986, as amended.

IRS means the Internal Revenue Service.

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Labor and Employment Law means any federal, state, local, or foreign law, statute, ordinance, executive order, rule, regulation, code, consent, order, judgment, decree, injunction or any agreement with any regulatory authority relating to (i) employment discrimination or affirmative action, (ii) labor relations, (iii) employee compensation or benefits, (iv) safety and health, (v) wrongful or retaliatory discharge, and/or (vi) any other aspect of the employment relationship. Such laws shall include, but not be limited to, Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Fair Credit Collection Act, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, the Employee Polygraph Protection Act, the Equal Pay Act, the National Labor Relations Act, the Older Worker Benefit Protection Act, the Rehabilitation Act, the Vietnam Era Veterans Readjustment Assistance Act, as well as any and all state fair employment practices laws, any and all state labor relations laws, any and all state wage and hour laws, any and all state wage payment and collection laws, any and all state statutes regarding wrongful or retaliatory discharge, and federal and state common law regarding employment discrimination or affirmative action, labor relations, employee compensation or benefits, safety and health and/or wrongful or retaliatory discharge and/or related tort claims.

MDB means the Massachusetts Division of Banks.

MHPF means the Massachusetts Housing Partnership Fund.

MBBI means the Massachusetts Board of Bank Incorporation.

MDIF means the Massachusetts Depositors Insurance Fund

Material Adverse Effect shall mean, with respect to Sovereign or First Essex, respectively, any effect that is material and adverse to its assets, financial condition or results of operations on a consolidated basis, provided, however, that Material Adverse Effect shall not be deemed to include (a) any change in the value of the respective investment and loan portfolios of Sovereign or First Essex resulting from a change in interest rates generally, (b) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any changes affecting the Bank Insurance Fund or the Savings Association Insurance Fund, (c) changes in general economic (except in the context of determining a Material Adverse Effect for purposes of asset quality), legal, regulatory or political conditions affecting banking institutions generally, (d) changes resulting from the announcement of the transactions contemplated by this Agreement, (e) reasonable expenses (plus reasonable legal fees, cost and expense relating to any litigation arising as a result of the Merger and the costs associated with Section 4.11 hereof) incurred in connection with this Agreement and the transactions contemplated hereby, (f) actions or omissions of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement with the prior written consent of the other party in contemplation of the transactions contemplated hereby (including without limitation any actions taken by First Essex pursuant to Section 4.10(a)(vii) of this Agreement), and (g) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party.

Merger means the merger of Merger Sub with and into First Essex, with First Essex surviving such merger, contemplated by this Agreement.

Merger Consideration means the Cash Consideration or the Stock Consideration, as applicable.

Merger Sub has the meaning given that term in the first paragraph of the Agreement.

Merger Sub Common Stock has the meaning given that term in Section 1.02(e)(iii) of this Agreement.

Mixed Election has the meaning given that term in Section 1.02(e)(ix).

Non-Election Shares shall have the meaning given that term in Section 1.02(f)(v).

NYSE means the New York Stock Exchange.

OTS means the Office of Thrift Supervision.

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PDS means the Department of State of the Commonwealth of Pennsylvania.

Person means any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, trust or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act).

Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be transmitted to holders of First Essex Common Stock in connection with the transactions contemplated by this Agreement.

Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Sovereign Common Stock and Sovereign Stock Purchase Rights to be issued in connection with the transactions contemplated by this Agreement.

Regulatory Agreement has the meaning given to that term in Section 2.11 and 3.10 of this Agreement.

Regulatory Authority means any banking agency or department of any federal or state government, including without limitation the OTS, the Federal Reserve Board, the FDIC, the MDB, the MHPF, the MBBI, the MDIF or the respective staffs thereof.

Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

SEC means the Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

Securities Documents means all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.

Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

Sovereign Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

Sovereign Disclosure Schedule means a disclosure schedule delivered by Sovereign to First Essex pursuant to this Agreement.

Sovereign ESOP has the meaning given that term in Section 4.11(a)(i).

Sovereign Financials means (i) the annual audited consolidated financial statements of Sovereign as of December 31, 2002 and for the three years ended December 31, 2002, including the notes thereto and (ii) the unaudited interim consolidated financial statements of Sovereign as of each calendar quarter thereafter included in Securities Documents filed by Sovereign, including the notes thereto.

Sovereign Market Price means, as of any date, the closing sale price of a share of Sovereign Common Stock, as reported on the NYSE.

Sovereign Market Value means, as of any date, the average of the Sovereign Market Prices for the ten consecutive trading days ending on the trading day preceding the date as of which the Sovereign Market Value is determined.

Sovereign Regulatory Reports means the annual reports of Sovereign or Sovereign Bank, as the case may be, filed with the OTS from December 31, 2002 through the Closing Date.

Sovereign Rights Agreement means the Rights Agreement dated as of September 19, 1989, as amended September 27, 1995, and as further amended and restated June 21, 2001, between Sovereign and Mellon Investor Services LLC, as rights agent, relating to Sovereign’s Series A Junior Participating Preferred Stock.

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Sovereign Stock Purchase Rights means Rights to purchase a unit of Sovereign’s Series A Junior Participating Preferred Stock in accordance with the terms of the Sovereign Rights Agreement.

Sovereign Subsidiaries means (i) any corporation, 50% or more of the capital stock or equity interests of which are owned, either directly or indirectly, by Sovereign, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank, (ii) Sovereign Bank, (iii) Merger Sub, and (iv) Sovereign Capital Trust I, Sovereign Capital Trust II and Sovereign Capital Trust III and any similar entity sponsored or created by Sovereign.

Sovereign 401(k) Plan has the meaning given that term in Section 4.11(a)(ii).

Stock Consideration shall have the meaning given that term in Section 1.02(e)(iv).

Stock Election shall have the meaning given that term in Section 1.02(e)(v).

Stock Election Number has the meaning given that term in Section 1.02(e)(v).

Stock Election Shares shall have the meaning given that term in Section 1.02(e)(vi).

Stock Proration Factor shall have the meaning given that term in Section 1.02(e)(vi).

Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

Superior Proposal means a bona fide written proposal for an Acquisition Transaction on terms which the Board of Directors of First Essex concludes in good faith, based upon a written opinion of its financial advisors and after consultation with First Essex’s outside legal counsel, taking into account all the terms and conditions of the Acquisition Transaction (including any break-up fees, expense reimbursement provisions and conditions to consummation), the legal, financial and regulatory aspects of the proposal, and the person making the proposal, (i) are in the aggregate more favorable and provide greater value to all the stockholders of First Essex than the Merger and (ii) are fully financed, or reasonably capable of being fully financed, and otherwise reasonably capable of being completed as proposed.

Surviving Corporation has the meaning given to that term in Section 1.02(b).

Takeover Laws has the meaning given to that term in Section 2.20.

Section 1.02  The Merger.

(a)  Closing.     The closing will take place at on the Closing Date at such time and place as are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the closing) have been satisfied or waived at or prior to the Closing Date. On the Closing Date, Sovereign and First Essex shall cause the Certificate of Merger to be duly executed and filed with the DOSS.

(b)  The Merger.     Subject to the terms and conditions of this Agreement, on the Effective Date: Merger Sub shall merge with and into First Essex; the separate existence of Merger Sub shall cease; First Essex shall be the surviving corporation in the Merger (First Essex, as the surviving corporation in the Merger, sometimes referred to as the “Surviving Corporation”); and all of the property (real, personal and mixed), rights, powers and duties and obligations of Merger Sub shall be taken and deemed to be transferred to and vested in the Surviving Corporation, without further act or deed; all debts, liabilities and duties of each of Merger Sub and First Essex shall thereafter be the responsibility of the Surviving Corporation; all in accordance with the applicable laws of the State of Delaware.

(c)  Certificate of Incorporation and Bylaws of the Surviving Corporation.     On and after the Effective Date, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Date, shall automatically be and remain the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter altered, amended or repealed.

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(d)  Board of Directors and Officers of the Surviving Corporation.     On and after the Effective Date, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation, until such time as their successors are elected and duly qualified.

(e)  Effect on Shares.     At the Effective Time, by virtue of the Merger and without any action on the part of Sovereign, Merger Sub, First Essex or the holders of any of the following securities, the following shall occur:

(i)  Cancellation of Certain Common Stock.     Each share of First Essex Common Stock that is owned by Sovereign, Merger Sub, First Essex or any of their Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and that are beneficially owned by third parties) shall be canceled and cease to be issued and outstanding, and no consideration shall be delivered therefor.

(ii)  Certain Sovereign Common Stock Not Affected.     Each issued and outstanding share of Sovereign Common Stock shall, at and after the Effective Time, continue to be issued and outstanding as an identical share of Sovereign Common Stock.

(iii)  Conversion of Merger Sub Common Stock.     Each share of common stock of Merger Sub, $0.01 par value (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be canceled and retired at the Effective Time and automatically converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. Each certificate evidencing ownership of a number of shares of Merger Sub Common Stock shall be deemed to evidence ownership of the same number of shares of common stock, $0.01 par value, of the Surviving Corporation.

(iv)  Conversion of First Essex Common Stock.     Each share of First Essex Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.02(e)(i) and shares with respect to which the holder thereof duly exercises the right to dissent, if any, under applicable law) shall, based on the election procedures set forth below, be converted into the right to receive (x) $48.00 in cash (the “Cash Consideration”) or (y) 2.9250 validly issued, fully paid and nonassessable shares of Sovereign Common Stock (the “Stock Consideration”) (the “Common Stock Exchange Ratio”), plus such additional consideration, if any, provided by Section 1.02(e)(xii).

(v)  Stock Election.     Subject to the immediately following sentence, each record holder of First Essex Common Stock, determined pursuant to Section 1.02(f), shall be entitled to elect to receive shares of Sovereign Common Stock for such holder’s shares of First Essex Common Stock (a “Stock Election”). Notwithstanding the foregoing, the number of shares of First Essex Common Stock to be converted into the right to receive Sovereign Common Stock at the Effective Time will be equal to 50% of the total number of shares of First Essex Common Stock issued and outstanding as of the close of business on the second trading day prior to the Effective Time (excluding for this purpose shares to be canceled pursuant to Section 1.02(e)(i)) (the “Stock Election Number”).

(vi)  Stock Election Shares.     As used herein, the term “Stock Election Shares” means shares of First Essex Common Stock for which a Stock Election has been made and the term “Aggregate Stock Election Share Number” means the aggregate number of shares of First Essex Common Stock covered by Stock Elections. If the Aggregate Stock Election Share Number exceeds the Stock Election Number, each Stock Election Share shall be converted into the right to receive shares of Sovereign Common Stock or cash in the following manner:

(A)  a proration factor (the “Stock Proration Factor”) shall be determined by dividing the Stock Election Number by the Aggregate Stock Election Share Number;

(B)  the number of Stock Election Shares covered by each Stock Election that will be converted into the right to receive the Stock Consideration shall be determined by multiplying the Stock Proration Factor by the total number of shares of First Essex Common Stock covered by such Stock Election; and

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(C)  each Stock Election Share other than Stock Election Shares converted into the right to receive Sovereign Common Stock in accordance with Section 1.02(e)(vi)(B) above shall be converted into the right to receive the Cash Consideration.

(vii)  Cash Election.     Subject to the immediately following sentence, each record holder of shares of First Essex Common Stock, determined pursuant to Section 1.02(f), shall be entitled to elect to receive Cash Consideration for such holder’s shares of First Essex Common Stock (a “Cash Election”). Notwithstanding the foregoing, the number of shares of First Essex Common Stock to be converted into the right to receive cash at the Effective Time will be equal to 50% of the total number of shares of First Essex Common Stock issued and outstanding as of the close of business on the second trading day prior to the Effective Time, minus (x) the number of shares of First Essex Common Stock with respect to which dissenters’ rights, if any, have been duly exercised (excluding for this purpose shares to be canceled pursuant to Section 1.02(e)(i)) and (y) the aggregate number of shares with respect to which cash is paid in lieu of fractional shares pursuant to Section 1.2(e)(xi) (the “Cash Election Number”).

(viii)  Cash Election Shares.     As used herein, the term “Cash Election Shares” means the shares of First Essex Common Stock for which a Cash Election has been made and the term “Aggregate Cash Election Share Number” means the aggregate number of shares of First Essex Common Stock covered by Cash Elections. If the Aggregate Cash Election Share Number exceeds the Cash Election Number, each Cash Election Share shall be converted into the right to receive cash or Sovereign Common Stock in the following manner:

(A)  a proration factor (the “Cash Proration Factor”) shall be determined by dividing the Cash Election Number by the Aggregate Cash Election Share Number;

(B)  the number of Cash Election Shares covered by each Cash Election that will be converted into the right to receive Cash Consideration shall be determined by multiplying the Cash Proration Factor by the total number of shares of First Essex Common Stock covered by such Cash Election; and

(C)  each Cash Election Share other than those shares converted into the right to receive cash in accordance with Section 1.02(e)(viii)(B) shall be converted into the right to receive the Stock Consideration.

(ix)  Mixed Election.     Subject to the immediately following sentence, each record holder of shares of First Essex Common Stock immediately prior to the Effective Time shall be entitled to elect to receive shares of Sovereign Common Stock for part of such holder’s shares of First Essex Common Stock and cash for the remaining part of such holder’s shares of First Essex Common Stock (the “Mixed Election” and, collectively with Stock Election and Cash Election, the “Election”). With respect to each holder of First Essex Common Stock who makes a Mixed Election, the shares of First Essex Common Stock such holder elects to be converted into the right to receive the Stock Consideration shall be treated as Stock Election Shares for purposes of the provisions contained in Sections 1.02(e)(v) and (vi) and the shares such holder elects to be converted into the right to receive Cash Consideration shall be treated as Cash Election Shares for purposes of the provisions contained in Sections 1.02(e)(vii) and (viii).

(x)  Adjustments to Stock and Cash Consideration.     Notwithstanding anything herein to the contrary, the total Stock Consideration shall be increased and the total Cash Consideration shall be decreased if, but only to the extent, necessary to ensure that the total value of the Cash Consideration to be received by the First Essex stockholders is no more than 60% of the total consideration to be received by the First Essex stockholders, as follows: The Stock Election Shares held by any First Essex stockholder shall, instead of the right to receive the Stock Consideration set forth in section 1.02(e)(iv), be converted in the aggregate into the right to receive that number of shares of validly issued, fully paid and nonassessable shares of Sovereign Common Stock equal to (a) 2.9250 times the number of such Stock Election Shares, plus (b) an additional number of whole and fractional shares of Sovereign Common Stock which, when multiplied by the Sovereign Market Price as of the Business Date immediately preceding the Closing Date, equals the difference (the “Adjustment Amount”) between (x) 40% of the sum of (I) $48.00 times the number of such Stock Election Shares plus (II) the amount of

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cash in lieu of fractional shares of Sovereign Common Stock otherwise deliverable pursuant to section 1.02(e)(xi) in respect of such Stock Election Shares, minus (y) 60% of the Sovereign Market Price, as of the Business Date immediately preceding the Closing Date, multiplied by 2.9250 times the number of such Stock Election Shares; and the Cash Election Shares held by any First Essex stockholder shall, instead of the right to receive the Cash Consideration set forth in section 1.02(e)(iv), be converted in the aggregate into the right to receive an amount of cash equal to the product of (a) the number of such Cash Election Shares, times (b) the quotient obtained by dividing (x) $48.00 times the total number of Cash Election Shares held by all First Essex stockholders, minus the aggregate of all Adjustment Amounts for all Stock Election Shares held by all First Essex stockholders (as calculated above) by (y) the total number of Cash Election Shares held by all First Essex stockholders.

(xi)  Cash in Lieu of Fractional Shares.     Notwithstanding anything herein to the contrary, no fraction of a whole share of Sovereign Common Stock and no scrip or certificate therefore shall be issued in connection with the Merger. Any former First Essex stockholder who would otherwise be entitled to receive a fraction of a share of Sovereign Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction multiplied by the Average Final Price.

(xii)  Additional Consideration for Stock Election Shares in Certain Cases.     In the event that First Essex delivers to Sovereign a written notice of termination under Section 6.01(d) and thereafter Sovereign delivers a written notice indicating that it intends to proceed with the Merger by paying additional consideration, then each Stock Election Share shall be converted into the right to receive a number of shares of Sovereign Common Stock plus cash (if any) equal in value to $38.43. For purposes of the preceding sentence, (x) the number of shares of Sovereign Common Stock payable shall not be less than the number of shares set forth in Clause (y) of Section 1.02(e)(iv), (y) shares of Sovereign Common Stock paid shall be valued at the Sovereign Market Value as of the close of business on the Business Date immediately preceding the Closing Date, and (z) the determination to pay additional shares of Sovereign Common Stock, cash or a combination of both shall be made at Sovereign’s sole discretion; provided, however, that in no event shall the aggregate number of shares of Sovereign Common Stock payable in the Merger pursuant to this Section 1.02(e)(xii) be less than a number of shares necessary for First Essex and Sovereign to secure the opinions described in Section 5.01(i) and Section 5.02(i), respectively.

(f)  Form of Election.

(i)  Prior to the Effective Time, Sovereign shall appoint Mellon Shareholder Services, LLC, or some other entity selected by Sovereign subject to the approval of First Essex (which approval shall not be unreasonably withheld or delayed), as the exchange and paying agent (the “Exchange Agent”) for the payment and exchange of the Cash and Stock Consideration.

(ii)  Sovereign shall prepare a form of election (the “Form of Election”) subject to the approval of First Essex (which approval shall not be unreasonably withheld or delayed) to be mailed by the Exchange Agent to the record holders of First Essex Common Stock not more than 60 Business Days or less than 20 Business Days prior to the Election Date. The Form of Election shall be used by each record holder of shares of First Essex Common Stock who wishes to elect to receive Sovereign Common Stock or cash for any or all shares of First Essex Common Stock held by such holder, subject to the provisions of Section 1.02(e). The Exchange Agent shall use reasonable efforts to make the Form of Election available to all persons who become holders of First Essex Common Stock during the period between the record date (for the mailing of the Form of Election) and the Election Date. Any holder’s election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on the Business Day specified in the Form of Election (or a later Business Day specified by Sovereign in a subsequent press release) (the “Election Date”, which Election Date shall be two Business Days prior to the date on which the Effective Time will occur), a Form of Election properly completed and signed and accompanied by certificates that immediately prior to the Effective Time represented issued and outstanding shares of First Essex Common Stock (the “First Essex Certificates”) to which such Form of Election relates, in form acceptable for transfer on the books of First Essex (or by an appropriate guarantee of delivery of such First Essex Certificates as set

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forth in such Form of Election from a firm which is an “eligible guarantor institution” (as defined in Rule 17Ad- 15 under the Exchange Act) provided that such First Essex Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery).

(iii)  Any Form of Election may be revoked by the stockholder submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. If a Form of Election is revoked, the First Essex Certificate or First Essex Certificates (or guarantees of delivery, as appropriate) for the shares of First Essex Common Stock to which such Form of Election relates shall be promptly returned by the Exchange Agent to the stockholder of First Essex submitting the same. In addition, in the event that the Agreement is terminated for any reason, any First Essex Certificates in the possession of Sovereign or the Exchange Agent shall be promptly returned to the stockholder of First Essex who submitted the Form of Election to which such First Essex Certificates relate.

(iv)  Sovereign shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Sovereign or the Exchange Agent in such matters shall be conclusive and binding. Neither Sovereign nor the Exchange Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make, within seven business days after the Election Date, all computations contemplated by Section 1.02(e) and all such computations shall be conclusive and binding on the holder of shares of First Essex Common Stock.

(v)  For the purposes hereof, a holder of shares of First Essex Common Stock who does not submit a Form of Election which is subsequently received by the Exchange Agent prior to the Election Date (the “Non-Election Shares”) shall be deemed not to have made a Cash Election, Stock Election or Mixed Election. If Sovereign or the Exchange Agent shall determine that any purported Election was not properly made, the shares subject to such improperly made Election shall be treated as Non-Election Shares. Non-Election Shares shall be treated as Cash Election Shares up to the Cash Election Number and as Stock Election Shares for any Non-Election Shares in excess of the Cash Election Number.

(g)  Stock Options.

(i)  At the Effective Time, and subject to the provisions of paragraph (ii) of this Section 1.02(g), each option to acquire First Essex Common Stock (“First Essex Option”) which is then outstanding and exercisable immediately prior to the Effective Time held by (A) a director of First Essex, (B) an employee of First Essex who will not continue employment with Sovereign following the Effective Date, (C) an employee of First Essex holding fewer than 2,000 First Essex Options who will continue employment with Sovereign following the Effective Date, or (D) an employee of First Essex holding in excess of 2,000 First Essex Options who will continue employment with Sovereign following the Effective Date and so elects pursuant to a written election submitted to First Essex prior to the Election Date, shall be terminated and each grantee thereof shall be entitled to receive, in lieu of, and in full satisfaction of, each share of First Essex Common Stock that would otherwise have been issuable upon the exercise thereof, an amount equal to the positive difference between the Cash Consideration and the exercise price for such First Essex Option; provided, however, that if no positive difference exists between the Cash Consideration and the exercise price for a First Essex Option covered by this Section 1.02(g)(i), such First Essex Option shall be converted in a manner specified in Section 1.02(g)(ii). First Essex agrees to take or cause to be taken all action necessary to provide for termination of First Essex Options covered by this Section 1.02(g)(i) and the payment of the amounts required in connection therewith effective at or before the Effective Time.

(ii)  In the event that an employee of First Essex holding in excess of 2,000 First Essex Options who will continue employment with Sovereign following the Effective Date so elects pursuant to a written election submitted to First Essex prior to the Election Date, which shall be in such form as shall be prescribed by First Essex and reasonably satisfactory to Sovereign, each First Essex Option held by such holder (or by a holder of a First Essex Option for which no positive difference exists between the Cash Consideration and the exercise price of such First Essex Option as provided in Section1.02(g)(i))

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which is outstanding and unexercised immediately prior to the Effective Time, whether or not then outstanding an unexercised immediately prior to the Effective Time, whether or not then exercisable, shall cease to represent a right to acquire shares of First Essex Common Stock and shall be converted automatically into an option to purchase shares of Sovereign Common Stock and the corresponding number of Sovereign Stock Purchase Rights, and Sovereign shall assume each First Essex Option, in accordance with the terms of the applicable First Essex Stock Option Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Sovereign and its Board of Directors shall be substituted for First Essex and the committee of First Essex’s Board of Directors (including, if applicable, the entire Board of Directors of First Essex) administering such First Essex Stock Option Plan, (ii) each First Essex Option assumed by Sovereign may be exercised solely for shares of Sovereign Common Stock, (iii) the number of shares of Sovereign Common Stock subject to such First Essex Option shall be equal to the number of shares of First Essex Common Stock subject to such First Essex Option immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, as the case may be, provided that any fractional shares of Sovereign Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such First Essex Option shall be adjusted by dividing the per share exercise price under each such First Essex Option by the Common Stock Exchange Ratio, as the case may be, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each First Essex Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the IRC, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the IRC. Sovereign and First Essex agree to take all necessary steps to effect the foregoing provisions of this Section 1.02(g).

(iii)  Prior to the Effective Time, First Essex shall take or cause to be taken all actions required under First Essex Stock Option Plans to provide for the actions set forth in paragraphs (i) and (ii) of this Section 1.02(g), which actions shall be reasonably satisfactory to Sovereign.

(iv)  Within 10 days after the Effective Date, Sovereign shall file a registration statement on Form S-8 (or any other successor or appropriate form) with respect to the shares of Sovereign Common Stock and Sovereign Stock Purchase Rights subject to the options referenced in this Section 1.02(g), and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding.

(h)  Surrender and Exchange of First Essex Stock Certificates.

(i)  Exchange Fund.     At or prior to the Effective Time, Sovereign shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of First Essex Common Stock sufficient cash and certificates representing shares of Sovereign Common Stock to make all payments and deliveries to stockholders of First Essex pursuant to Section 1.02(e). Any cash and certificates for Sovereign Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(ii)  Exchange Procedures for Effective Forms of Election Submitted by Election Date.     As soon as practicable after the Effective Time (and in any case no later than five (5) days thereafter), Sovereign shall cause the Exchange Agent to mail the Merger Consideration to stockholders of First Essex who have submitted effective Forms of Election prior to the Election Date.

(iii)  Exchange Procedures in Absence of Effective Forms of Election Submitted Prior to Effective Date.     As soon as reasonably practicable after the Effective Time (and in any case no later than ten (10) days thereafter), Sovereign shall cause the Exchange Agent to mail to each record holder of First Essex Common Stock immediately prior to the Effective Time who has not surrendered First Essex Certificates representing all of the Shares of First Essex Common Stock owned by such holder pursuant to Section 1.02(f)(ii) a letter of transmittal which shall specify that delivery of the First Essex Certificates shall be effected, and risk of loss and title to the First Essex Certificates shall pass, only upon delivery of the First Essex Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Sovereign may reasonably specify and instructions for effecting the surrender of such First Essex Certificates in exchange for the Cash Consideration and/or the Stock Consideration, as

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the case may be. Upon surrender of a First Essex Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such First Essex Certificate shall be entitled to receive within ten (10) days in exchange therefor (A) a certificate representing, in the aggregate, the whole number of shares of Sovereign Common Stock that such holder has the right to receive pursuant to Section 1.02(e) and/or (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 1.02(e). No interest will be paid or will accrue on any cash payment pursuant to Section 1.02(e). In the event of a transfer of ownership of First Essex Common Stock which is not registered in the transfer records of First Essex, a certificate representing, in the aggregate, the proper number of shares of Sovereign Common Stock and/or a check in the proper amount pursuant to Section 1.02(e) may be issued with respect to such First Essex Common Stock, as the case may be, to such a transferee if the First Essex Certificate formerly representing such shares of First Essex Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Persons who have submitted an effective Form of Election as provided in Section 1.02(f) and surrendered First Essex Certificates as provided therein shall be treated as if they have properly surrendered First Essex Certificates together with the letter of transmittal pursuant to this Section 1.02(h).

(iv)  Distributions with Respect to Unexchanged Shares.     No dividends or other distributions declared or made with respect to shares of Sovereign Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered First Essex Certificate with respect to the shares of Sovereign Common Stock that such First Essex Certificate holder would be entitled to receive upon surrender of such First Essex Certificate until such holder shall surrender such First Essex Certificate in accordance with Section 1.02(h)(iii). Subject to the effect of applicable laws, following surrender of any such First Essex Certificate, there shall be paid to such holder of shares of Sovereign Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Sovereign Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Sovereign Common Stock.

(v)  No Further Ownership Rights.     All shares of Sovereign Common Stock issued and cash paid upon conversion of shares of First Essex Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of First Essex Common Stock.

(vi)  Termination of Exchange Fund.     Any portion of the Exchange Fund which remains undistributed to the holders of First Essex Certificates for twelve (12) months after the Effective Date shall be delivered to Sovereign or otherwise on the instructions of Sovereign and any holders of the First Essex Certificates who have not previously complied with this Section 1.02(h) shall thereafter look only to Sovereign for the Merger Consideration with respect to the shares of First Essex Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.02(e) any cash in lieu of fractional shares of Sovereign Common Stock to which such holders are entitled pursuant to Section 1.02(e)(xi) and any dividends or distributions with respect to shares of Sovereign Common Stock to which such holders are entitled pursuant to Section 1.02(h)(iv).

(vii)  No Liability.     None of Sovereign, First Essex, any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(viii)  Investment of the Exchange Fund.     The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by Sovereign; provided that, such investments shall be in obligations of or guaranteed by the United States of America and backed by a full faith and credit of the United States of America or in commercial paper obligations rated P-1 and A-1 or better by Moody’s

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Investors Service, Inc. and Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investments shall be payable to Sovereign.

(ix)  Lost Certificates.     If any First Essex Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such First Essex Certificate to be lost, stolen or destroyed and, if required by Sovereign the posting by such Person of a bond in such reasonable amount as Sovereign may direct as indemnity against any claim that may be made against it with respect to such First Essex Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed First Essex Certificate the applicable Merger Consideration with respect to the shares of First Essex Common Stock formerly represented thereby, any cash in lieu of fractional shares of Sovereign Common Stock to which the holders thereof are entitled pursuant to Section 1.02(e)(x), and any dividends or other distributions on shares of Sovereign Common Stock to which the holders thereof are entitled pursuant to Section 1.02(h)(iv).

(x)  Withholding Rights.     Sovereign shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of First Essex Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the IRC and the rules and regulations promulgated thereunder, or any provisions of state, local or foreign tax law. To the extent that amounts are so withheld by Sovereign, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of First Essex Common Stock in respect of which such deduction and withholding was made by Sovereign.

(xi)  Stock Transfer Books.     At the close of business on the Effective Date, the stock transfer books of First Essex with respect to First Essex Common Stock issued and outstanding prior to the Effective Time shall be closed and, thereafter, there shall be no further registration of transfers on the records of First Essex of shares of First Essex Common Stock issued and outstanding prior to the Effective Time. From and after the Effective Time, the holders of First Essex Certificates shall cease to have any rights with respect to such shares of First Essex Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any First Essex Certificates presented to the Exchange Agent or Sovereign for any reason shall be exchanged for the applicable Merger Consideration with respect to the shares of Sovereign or First Essex Common Stock, as the case may be, formerly represented thereby, any cash in lieu of fractional shares of Sovereign Common Stock to which the holders thereof are entitled pursuant to Section 1.02(e)(xi), and any dividends or other distributions on shares of Sovereign Common Stock to which the holders thereof are entitled pursuant to Section 1.02(h)(iii).

(i)  Anti-Dilution Provisions.     If Sovereign shall, at any time before the Effective Date, (A) issue a dividend in shares of Sovereign Common Stock, (B) combine the outstanding shares of Sovereign Common Stock into a smaller number of shares, (C) subdivide the outstanding shares of Sovereign Common Stock, or (D) reclassify the shares of Sovereign Common Stock, then, in any such event, the number of shares of Sovereign Common Stock to be delivered to First Essex stockholders who are entitled to receive shares of Sovereign Common Stock in exchange for shares of First Essex Common Stock shall be adjusted so that each First Essex stockholder shall be entitled to receive such number of shares of Sovereign Common Stock as such stockholder would have been entitled to receive if the Effective Date had occurred immediately prior to the happening of such event. (By way of illustration, if Sovereign declares a stock dividend of 7% payable with respect to a record date on or prior to the Effective Date, the Common Stock Exchange Ratio shall be adjusted upward by 7%). In addition, in the event that, prior to the Effective Date, Sovereign enters into an agreement pursuant to which shares of Sovereign Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each First Essex stockholder entitled to receive shares of Sovereign Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such stockholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event.

Section 1.03  Surviving Corporation Merger.     Sovereign and the Surviving Corporation shall take all necessary or appropriate action, including entering into an appropriate agreement and plan of merger, to cause

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the Surviving Corporation to merge with and into Sovereign in accordance with applicable laws and regulations and the terms of such agreement and plan of merger as soon a practicable after the Effective Time. Upon completion of such merger, the separate corporate existence of the Surviving Corporation shall cease and Sovereign shall survive and continue to exist as a business corporation incorporated under the BCL.

Section 1.04  Bank Merger.     Sovereign and First Essex shall use their best efforts to cause First Essex Bank to merge with and into Sovereign Bank, with Sovereign Bank surviving such merger, concurrently with ,or as soon as practicable after the Effective Date. Concurrently with, or as soon as practicable after, the execution and delivery of this Agreement, Sovereign shall cause Sovereign Bank, and First Essex shall cause First Essex Bank, to execute and deliver a bank plan of merger (the “Bank Plan of Merger”) in a form acceptable to Sovereign and First Essex.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF FIRST ESSEX

First Essex hereby represents and warrants to Sovereign that, except as specifically set forth in the First Essex Disclosure Schedule delivered to Sovereign by First Essex on the date hereof:

Section 2.01  Organization.

(a)  First Essex is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. First Essex is a savings and loan holding company duly registered under HOLA pursuant to an election made under Section 10(1) thereof. First Essex has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. First Essex is qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect on First Essex.

(b)  First Essex Bank is a savings bank duly organized and validly existing under the laws of the Commonwealth of Massachusetts. First Essex Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. First Essex Bank and each other First Essex Subsidiary is qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on First Essex.

(c)  There are no First Essex Subsidiaries other than First Essex Bank, First Essex Capital Trust I, First Essex Capital Trust II, and those identified in the First Essex Disclosure Schedule.

(d)  The deposits of First Essex Bank are insured by the FDIC to the extent provided in the FDIA and by the MDIF in amounts exceeding FDIC limits.

(e)  The respective minute books of First Essex and First Essex Bank and each other First Essex Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

(f)  Prior to the date of this Agreement, First Essex has delivered to Sovereign true and correct copies of the certificate of incorporation and bylaws of First Essex, the charter and bylaws of First Essex Bank and the articles of incorporation and bylaws of each other First Essex Subsidiary, each as in effect on the date hereof.

Section 2.02  Capitalization.

(a)  The authorized capital stock of First Essex consists of (i) 25,000,000 shares of common stock, $.10 par value per share (“First Essex Common Stock”), of which as of the date of this Agreement 2,429,300 shares were issued and held by First Essex as treasury stock and 7,734,874 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights and (ii) 5,000,000 shares of preferred stock, $.10 par value per share, none of which are issued or outstanding. Neither First Essex nor First Essex Bank nor any other First Essex Subsidiary has or is bound by any subscription, option, warrant, call, commitment,

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agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of First Essex Common Stock, First Essex preferred stock or any other security of First Essex or any securities representing the right to vote, purchase or otherwise receive any shares of First Essex Common Stock, First Essex preferred stock or any other security of First Essex, other than (i) the First Essex Stock Purchase Rights, (ii) 1,059,721 shares issuable or to be issued under First Essex Stock Option Plans or stock options otherwise granted by the First Essex Board of Directors and evidenced by written stock option agreements, and as set forth in reasonable detail (including the weighted average exercise price of all such options) in the First Essex Disclosure Schedule, (iii) capital securities issued by First Essex Capital Trust I, (iv) capital securities issued by First Essex Capital Statutory Trust II, and (v) shares issuable under First Essex’s 401(k) Retirement Savings Plan.

(b)  The authorized capital stock of First Essex Bank consists exclusively of (i) 100,000 shares of common stock, $10.00 par value (“First Essex Bank Common Stock”), of which 98,858 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights, all of which are owned by First Essex free and clear of any lien, security interests, pledges, charges and restrictions of any kind or nature. Neither First Essex nor any First Essex Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any First Essex Subsidiary or any other security of any First Essex Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any First Essex Subsidiary. Either First Essex or First Essex Bank owns all of the outstanding shares of capital stock of each First Essex Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except that, in the case of First Essex Capital Trust I and First Essex Capital Statutory Trust II, First Essex owns 100% of the common securities.

(c)  Except for the First Essex Subsidiaries, neither (i) First Essex, (ii) First Essex Bank, nor (iii) any other First Essex Subsidiary, owns any equity interest, directly or indirectly, in any other company or controls any other company, except for equity interests held in the investment portfolios of First Essex Subsidiaries, equity interests held by First Essex Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of First Essex Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by First Essex or First Essex Bank with respect to any other company’s capital stock or the equity of any other person.

(d)  To the best of First Essex’s knowledge, except as disclosed in First Essex’s proxy statement dated April 1, 2003, no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of First Essex Common Stock.

Section 2.03  Authority; No Violation.

(a)  First Essex has full corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. First Essex Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to complete the Bank Merger. The execution and delivery of this Agreement by First Essex and the completion by First Essex of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of First Essex and, except for approval by the stockholders of First Essex as required under the DGCL, First Essex’s certificate of incorporation and bylaws and Nasdaq Stock Market requirements applicable to it, no other corporate proceedings on the part of First Essex are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by First Essex and, subject to (i) approval of the stockholders of First Essex as required under the DGCL, First Essex’s certificate of incorporation and bylaws and Nasdaq Stock Market requirements applicable to it and (ii) receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof and compliance with such required approvals, constitutes the valid and binding obligation of First Essex, enforceable against First Essex in accordance with its terms, subject further to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by First Essex Bank concurrently with, or as soon as practicable after, the execution and delivery of this

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Agreement, will constitute the valid and binding obligation of First Essex Bank, enforceable against First Essex Bank in accordance with its terms, subject to applicable conservatorship or receivership provisions of the FDIA, or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)  (A) The execution and delivery of this Agreement by First Essex, (B) the execution and delivery of the Bank Plan of Merger by First Essex Bank, (C) subject to receipt of approvals from First Essex’s stockholders and the receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and First Essex’s and Sovereign’s compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (D) compliance by First Essex or First Essex Bank with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of First Essex or any First Essex Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Essex or any First Essex Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of First Essex or any First Essex Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which First Essex or any First Essex Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on First Essex.

Section 2.04  Consents.     Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the stockholders of First Essex under the DGCL, First Essex’s certificate of incorporation and bylaws, and Nasdaq Stock Market requirements applicable to it, and the approval of the Bank Plan of Merger by First Essex as sole stockholder of First Essex Bank under the laws of the Commonwealth of Massachusetts , and by the First Essex Bank Board of Directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by First Essex or the Bank Plan of Merger by First Essex Bank, and (b) the completion by First Essex of the transactions contemplated hereby or by First Essex Bank of the Bank Merger. As of the date hereof, First Essex has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact First Essex’s ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 2.05  Financial Statements.

(a)  First Essex has previously delivered or will deliver to Sovereign the First Essex Regulatory Reports. The First Essex Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Regulatory Authorities, throughout the periods covered by such statements, and present, or will present in all material respects, the financial position, results of operations and changes in stockholders’ equity of First Essex as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Regulatory Authorities, applied on a consistent basis.

(b)  First Essex has previously delivered to Sovereign the First Essex Financials. The First Essex Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of First Essex as of and for the periods ended on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein.

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(c)  At the date of each balance sheet included in the First Essex Financials or the First Essex Regulatory Reports, neither First Essex nor First Essex Bank (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such First Essex Financials or First Essex Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

Section 2.06  Taxes.     First Essex and the First Essex Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). First Essex has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to First Essex and all First Essex Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make provisions and related balance sheet accruals (if required) for the payment of, all federal, state and local taxes which have been incurred by or are due or claimed to be due from First Essex and any First Essex Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

Section 2.07  No Material Adverse Effect.     First Essex has not suffered any Material Adverse Effect since December 31, 2002.

Section 2.08     Contracts.

(a)  Except as described in this Agreement, or in the First Essex Disclosure Schedule, neither First Essex nor any First Essex Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of First Essex or any First Essex Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of First Essex or any First Essex Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of First Essex or any First Essex Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any First Essex Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which First Essex or any First Essex Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness, other than deposits, repurchase agreements, Federal Home Loan Bank advances and repurchases, the junior subordinated debentures referred to in Section 4.05(e), bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Sovereign or any Sovereign Subsidiary; or (vi) any contract (other than this Agreement) limiting the freedom of First Essex or any First Essex Subsidiary to engage in any type of banking or bank-related business permissible under law.

(b)  True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a) have been provided to Sovereign on or before the date hereof, are listed on the First Essex Disclosure Schedule and are in full force and effect on the date hereof and neither First Essex nor any First Essex Subsidiary (nor, to the knowledge of First Essex, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach has resulted in or will result in a Material Adverse Effect with respect to First Essex. Except as described in this Agreement or as set forth in the First Essex Disclosure Schedule, (i) no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement, (ii) none of the employees (including officers) of First

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Essex or any First Essex Subsidiary, possess the contractual right to terminate their employment as a result of the execution of this Agreement or upon completion of the Merger on the Effective Date, and each contract with any director, officer and employee is listed on the First Essex Disclosure Schedule and such Schedule contains a true and correct summary of (x) severance and other benefits such individual would be entitled to receive upon termination of their employment for other than cause and (y) the provisions of any covenant not to compete, covenant not to solicit customers and covenant not to solicit employees, (iii) no plan, employment agreement, termination agreement, or similar agreement or arrangement to which First Essex or any First Essex Subsidiary is a party or under which First Essex or any First Essex Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder, and (iv) no such agreement, plan or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of First Essex or any First Essex Subsidiary absent the occurrence of a subsequent event; (y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (z) requires First Essex or any First Essex Subsidiary to provide a benefit in the form of First Essex Common Stock or determined by reference to the value of First Essex Common Stock.

Section 2.09  Ownership of Property; Insurance Coverage.

(a)  First Essex and the First Essex Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by First Essex or any First Essex Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the First Essex Regulatory Reports and in the First Essex Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) items permitted under Article IV. First Essex and the First Essex Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by First Essex and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the Notes to the First Essex Financials.

(b)  With respect to all agreements pursuant to which First Essex or any First Essex Subsidiary has purchased securities subject to an agreement to resell, if any, First Essex or such First Essex Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)  First Essex and the First Essex Subsidiaries currently maintain insurance considered by First Essex to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither First Essex nor any First Essex Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by First Essex or First Essex Bank under such policies during the past two (2) years with respect to any potential material claims. All such insurance is valid and enforceable and in full force and effect, and within the last three years First Essex and First Essex Bank have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies.

Section 2.10  Legal Proceedings.     Except as set forth in the First Essex Disclosure Schedule, neither First Essex nor any First Essex Subsidiary is a party to any, and there are no pending or, to the best of First Essex’s knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against First Essex or any

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First Essex Subsidiary, (ii) to which First Essex or any First Essex Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of First Essex to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on First Essex.

Section 2.11  Compliance With Applicable Law.

(a)  First Essex and First Essex Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on First Essex.

(b)  Except as disclosed on the First Essex Disclosure Schedule, (i) First Essex and each First Essex Subsidiary is in substantial compliance with all of the statutes, regulations or ordinances which each Regulatory Authority applicable to them enforces; (ii) no Regulatory Authority has threatened to revoke any license, franchise, permit or governmental authorization which is material to First Essex or any First Essex Subsidiary required or threatened to require First Essex or any First Essex Subsidiary, to enter into a cease and desist order or memorandum of understanding with it; and (iii) no Regulatory Authority has restricted or limited the operations of First Essex or any First Essex Subsidiary, including without limitation any restriction on the payment of dividends (any such memorandum or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither First Essex nor any First Essex Subsidiary has consented to or entered into any Regulatory Agreement. First Essex received a rating of “Satisfactory” in connection with its last CRA examination.

Section 2.12  ERISA.     First Essex has previously delivered to Sovereign true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), including profit sharing plans, defined benefit pension plans, employee stock ownership plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual executive and administrative incentive plans or long term incentive plans, severance plans, policies and agreements, group insurance plans, and all employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the First Essex Disclosure Schedule, sponsored or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of First Essex or any First Essex Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute “qualified plans” under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings (other than determination letters) and most recent determination letters and any pending request for a determination letter pertaining to any such plans. Neither First Essex, any First Essex Subsidiary, nor any employee benefit pension plan (as defined in ERISA Section 3(2)) maintained by First Essex or any First Essex Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any employee benefit pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to First Essex, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan which would result in a Material Adverse Effect. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plans, calculated on a plan termination basis (using appropriate or required annuity purchase rates and lump-sum distribution assumptions), based on the plan’s most recent valuation date and determined as of such date, did not exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither First Essex nor any First Essex Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. All

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“employee benefit plans,” as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by First Essex or any First Essex Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to First Essex. First Essex and the First Essex Subsidiaries provide continuation coverage under group health plans for separating employees and “qualified beneficiaries” in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in material compliance with Section 1862(b)(1) of the Social Security Act and the applicable provisions of the Health Insurance Portability and Accountability Act of 1996, as amended.

Section 2.13  Brokers, Finders and Financial Advisors; Fairness Opinion.     Except for First Essex’s engagement of Sandler O’Neill & Partners L.P. (“Sandler”) in connection with transactions contemplated by this Agreement, or as otherwise set forth on the First Essex Disclosure Schedule, neither First Essex nor any First Essex Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in First Essex Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the First Essex Financials. The First Essex Disclosure Schedule shall contain as an exhibit the engagement letter between First Essex and Sandler. Sandler has provided First Essex with its oral opinion to the effect that, as of the date of approval of this Agreement by the Board of Directors of First Essex, the Merger Consideration is fair to stockholders of First Essex in the Merger from a financial point of view.

Section 2.14  Environmental Matters.     To the knowledge of First Essex, except as set forth on the First Essex Disclosure Schedule, neither First Essex nor any First Essex Subsidiary, nor any properties operated by First Essex or any First Essex Subsidiary during First Essex’s use or ownership has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to First Essex. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of First Essex, threatened, relating to the liability of any property owned or operated by First Essex or any First Essex Subsidiary under any Environmental Law. First Essex has previously delivered to Sovereign copies of any and all environmental reports, studies, assessments and information regarding underground storage tanks relating to the environmental condition of any property owned or operated by First Essex or any of its Subsidiaries.

Section 2.15  Allowance for Losses.     The allowance for loan losses reflected, and to be reflected, in the First Essex Regulatory Reports have been and will be, established in accordance with the requirements of all regulatory criteria, and the allowance for loan losses shown, and to be shown, on the balance sheets contained in the First Essex Financials have been, and will be, established in accordance with the requirements of GAAP.

Section 2.16  Information to be Supplied.     The information to be supplied by First Essex and First Essex Bank for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) and/or any information First Essex filed with the SEC under the Exchange Act which is incorporated by reference into the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to stockholders of First Essex and up to and including the date of the meeting of stockholders of First Essex to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by First Essex for inclusion in the Applications will,

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at the time such documents are filed with any Regulatory Authority and up to and including the date of the attainment of any required regulatory approvals or consents, be accurate in all material respects.

Section 2.17  Securities Documents.     The Securities Documents filed or to be filed by First Essex under the Exchange Act at any time since December 31, 2001 complied or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC.

Section 2.18  Related Party Transactions.     Except as disclosed in the Securities Documents filed by First Essex, in the footnotes to the First Essex Financials, or in the First Essex Disclosure Schedule, First Essex is not a party to any transaction (including any loan or other credit accommodation, but excluding deposits in the ordinary course of business) with any Affiliate of First Essex (except a First Essex Subsidiary). All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other risks or unfavorable features. No loan or credit accommodation to any Affiliate of First Essex is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither First Essex nor First Essex Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by First Essex Bank is inappropriate.

Section 2.19  Loans.     Each loan reflected as an asset in the First Essex Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on First Essex.

Section 2.20  Takeover Laws.     First Essex has taken all action required to be taken by it in order to exempt this Agreement, the Bank Plan of Merger and the transactions contemplated hereby and thereby from, and this Agreement, the Bank Plan of Merger and the transactions contemplated hereby and thereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination,” or other antitakeover laws and regulations of any jurisdiction (collectively, the “Takeover Laws”), including, without limitation, the provisions of Section 203 of the DGCL. The First Essex Rights Agreement will not apply to this Agreement or the transactions contemplated hereby.

Section 2.21  Labor and Employment Matters.     To the knowledge of First Essex, neither First Essex nor any First Essex Subsidiary, nor any facilities owned or operated by First Essex or any First Essex Subsidiary has been or is in violation of or is liable under any Labor and Employment Law, which violation or liability, individually or in the aggregate, resulted in, or will result in, a Material Adverse Effect with respect to First Essex. There are no legal, administrative, arbitration or other proceedings, demands, claims, notices, audits or investigations (including without limitation notices, demand letters or requests for information from any federal, state or local commission, agency or board) instituted or pending, or to the knowledge of First Essex threatened, relating to the liability of First Essex or any First Essex Subsidiary under any Labor and Employment Law.

Section 2.22  Quality of Representations.     The representations made by First Essex in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make them not misleading under all facts and circumstances.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SOVEREIGN

Sovereign hereby represents and warrants to First Essex that, except as set forth in the Sovereign Disclosure Schedule delivered by Sovereign to First Essex on or prior to the date hereof:

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Section 3.01  Organization.

(a)  Sovereign is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Sovereign is a savings and loan holding company duly registered under the HOLA. Sovereign has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each Sovereign Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither Sovereign nor any Sovereign Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania and the states of Delaware, New Jersey, Massachusetts, Connecticut, Rhode Island, and New Hampshire, except where the failure to be so qualified would not have a Material Adverse Effect.

(b)  Sovereign Bank is a federal savings bank, duly organized and validly existing under the laws of the United States of America. Sovereign Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

(c)  The deposits of Sovereign Bank are insured by the FDIC to the extent provided in the FDIA.

(d)  The respective minute books of Sovereign and Sovereign Bank accurately record in all material respects all material corporate action of their respective stockholders and boards of directors (including committees) through the date of this Agreement.

(e)  Prior to the execution of this Agreement, Sovereign has delivered to First Essex true and correct copies of the articles of incorporation and the bylaws of Sovereign and Sovereign Bank, respectively, as in effect on the date hereof.

Section 3.02     Capital Structure.

(a)  The authorized capital stock of Sovereign consists of (a) 400,000,000 shares of common stock, no par value (“Sovereign Common Stock”), of which, at the date of this Agreement, 1,591,486 shares were issued and held by Sovereign as treasury stock and 265,159,627 shares are outstanding, validly issued, fully paid and nonassessable, and (b) 7,500,000 shares of preferred stock, no par value, of which, at the date of this Agreement, no shares are issued or outstanding. No shares of Sovereign Common Stock were issued in violation of any preemptive rights. Sovereign has no Rights authorized, issued or outstanding, other than (i) the Sovereign Stock Purchase Rights, (ii) options to acquire shares of Sovereign Common Stock authorized under Sovereign’s employee benefit plans, stock option plans, non-employee directors compensation plan, employee stock ownership plan, employee stock purchase plan, and dividend reinvestment and stock purchase plan, (iii) securities issued by Sovereign Capital Trust I, (iv) securities issued by Sovereign Capital Trust II, and (v) securities issued by Sovereign Capital Trust III. The authorized capital stock of Merger Sub consists of 1,000 shares of capital stock, $0.01 par value, all of which are issued and outstanding and owned by Sovereign.

(b)  To the best of Sovereign’s knowledge, except as disclosed in Sovereign’s proxy statement dated March 21, 2003, no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Sovereign Common Stock.

(c)  Except as disclosed in the Sovereign Disclosure Schedule, Sovereign owns all of the capital stock of Sovereign Bank, free and clear of any lien, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature and either Sovereign or Sovereign Bank owns all of its shares of capital stock of each other Sovereign Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the Sovereign Subsidiaries, Sovereign does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests held in the investment portfolios of Sovereign Subsidiaries, equity interests held by Sovereign

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Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Sovereign Subsidiaries.

Section 3.03     Authority; No Violation.

(a)  Each of Sovereign and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Sovereign Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by each of Sovereign and Merger Sub and the completion by each of Sovereign and Merger Sub of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of each of Sovereign and Merger Sub, and no other corporate proceedings on the part of either Sovereign or Merger Sub are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Sovereign and Merger Sub and, subject to receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of each Sovereign and Merger Sub, enforceable against each of Sovereign and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by Sovereign Bank, will constitute the valid and binding obligation of Sovereign Bank, enforceable against Sovereign Bank in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)  (A) The execution and delivery of this Agreement by each of Sovereign and Merger Sub, (B) the execution and delivery of the Bank Plan of Merger by Sovereign Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and First Essex’s and Sovereign’s compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by Sovereign, Merger Sub or Sovereign Bank with any of the terms or provisions of this Agreement or of the Bank Plan of Merger will not (i) conflict with or result in a breach of any provision of the charter or bylaws of Sovereign, Merger Sub or any other Sovereign Subsidiary or the charter and bylaws of Sovereign Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sovereign, Merger Sub or any other Sovereign Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Sovereign, Merger Sub or Sovereign Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Sovereign, Merger Sub or Sovereign Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Sovereign.

Section 3.04  Consents.     Except for consents, approvals, filings and registrations from or with the OTS, the MDB, the MBBI, the MHPF, the MDIF, the NYSE, the SEC, and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties other than Sovereign or its Affiliates are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Sovereign or Merger Sub or the Bank Plan of Merger by Sovereign Bank, and (b) the completion by Sovereign or Merger Sub of the transactions contemplated hereby or by Sovereign Bank of the Bank Merger. Sovereign has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Sovereign, Merger Sub or Sovereign Bank to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

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Section 3.05  Financial Statements.

(a)  Sovereign has previously delivered, or will deliver, to First Essex, the Sovereign Regulatory Reports available to First Essex for inspection. The Sovereign Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations, and changes in stockholders’ equity of Sovereign as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

(b)  Sovereign has previously delivered, or will deliver, to First Essex the Sovereign Financials. The Sovereign Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by the Sovereign Financials, except as noted therein and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Sovereign as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis throughout the periods covered by the Sovereign Financials, except as noted therein.

(c)  At the date of each balance sheet included in the Sovereign Financials or Sovereign Regulatory Reports, Sovereign did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Sovereign Financials or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations or loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

Section 3.06  Taxes.     Sovereign and the Sovereign Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Sovereign has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Sovereign and all Sovereign Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions and related balance sheet accruals (if required) for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Sovereign and any Sovereign Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

Section 3.07  No Material Adverse Effect.     Sovereign has not suffered any Material Adverse Effect since December 31, 2002.

Section 3.08  Ownership of Property; Insurance Coverage.

(a)  Sovereign and the Sovereign Subsidiaries have good and, as to real property, marketable title to all assets and properties owned by Sovereign or any of its Subsidiaries in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Sovereign Financials and in the Sovereign Regulatory Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the Sovereign Disclosure Schedule, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Sovereign and the Sovereign Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Sovereign and its Subsidiaries in the conduct of their businesses to occupy and use all such properties as presently occupied and used by each of them.

(b)  Sovereign and the Sovereign Subsidiaries currently maintain insurance in amounts considered by Sovereign to be reasonable for their respective operations, and such insurance is similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Sovereign nor any Sovereign

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Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be substantially increased.

Section 3.09  Legal Proceedings.     Neither Sovereign nor any Sovereign Subsidiary is a party to any, and there are no pending or, to the best of Sovereign’s knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Sovereign or any Sovereign Subsidiary, (ii) to which Sovereign’s or any Sovereign Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Sovereign to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Sovereign.

Section 3.10  Compliance With Applicable Law.

(a)  Sovereign and the Sovereign Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Sovereign.

(b)  Except as disclosed on the Sovereign Disclosure Schedule, (i) Sovereign and each Sovereign Subsidiary is in substantial compliance with all of the statutes, regulations or ordinances which each Regulatory Authority applicable to them enforces; (ii) no Regulatory Authority has threatened to revoke any license, franchise, permit or governmental authorization which is material to Sovereign or any Sovereign Subsidiary or required or threatened to require Sovereign or any Sovereign Subsidiary to enter into a cease and desist order or memorandum of understanding with it and (iii) no Regulatory authority has restricted or limited the operations of Sovereign or any Sovereign Subsidiary, including without limitation any restriction on the payment of dividends (any such memorandum or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Sovereign nor any Sovereign Subsidiary is a party to any Regulatory Agreement. Sovereign received a rating of “Satisfactory” in connection with its last CRA examination.

Section 3.11  Information to be Supplied.     The information to be supplied by Sovereign for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) and/or any information Sovereign filed with the SEC under the Exchange Act which is incorporated by reference into the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to stockholders of First Essex and up to and including the date of the meeting of stockholders of First Essex to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Sovereign for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date(s) of the obtainment of any required regulatory approvals or consents, be accurate in all material aspects.

Section 3.12  ERISA.     Sovereign has previously made available to First Essex true and complete copies of the employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, employee stock ownership plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans), and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth on the Sovereign Disclosure Schedule, sponsored or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Sovereign or any Sovereign Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans

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which constitute “qualified plans” under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither Sovereign, any Sovereign Subsidiary, nor any pension plan maintained by Sovereign or any Sovereign Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Sovereign, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan which would result in a Material Adverse Effect. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan’s most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Sovereign nor any Sovereign Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. All “employee benefit plans,” as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA, and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Sovereign or any Sovereign Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Sovereign. Sovereign and the Sovereign Subsidiaries provide continuation coverage under group health plans for separating employees and “qualified beneficiaries” in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act and the applicable provisions of the Health Insurance Portability and Accountability Act of 1996, as amended.

Section 3.13  Securities Documents.     The Securities Documents filed or to be filed by Sovereign under the Exchange Act at any time since December 31, 2001 complied or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC.

Section 3.14  Environmental Matters.     To the knowledge of Sovereign, neither Sovereign nor any Sovereign Subsidiary, nor any properties operated by Sovereign or any Sovereign Subsidiary during Sovereign’s use or ownership has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in or will result in a Material Adverse Effect with respect to Sovereign. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Sovereign, threatened, relating to the liability of any property owned or operated by Sovereign or any Sovereign Subsidiary under any Environmental Law.

Section 3.15  Allowance for Loan Losses.     The allowance for loan losses reflected, and to be reflected, in the Sovereign Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Sovereign Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

Section 3.16  Loans.     Each loan reflected as an asset in the Sovereign Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Sovereign.

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Section 3.17  Continuity of Business Enterprise.     It is the present intent of Sovereign that, following the Merger, Sovereign will continue the historic business of First Essex or use a significant portion of First Essex’s historic business assets in a business, in each case within the meaning of Treasury Reg. ss. 1.368-1(d).

Section 3.18  No First Essex Capital Stock.     Neither Sovereign nor any Sovereign Subsidiary beneficially owns, directly or indirectly, any shares of First Essex Common Stock, or any options, warrants or other rights to acquire any First Essex Common Stock, except pursuant to the Merger as contemplated in this Agreement.

Section 3.19  Sufficient Funds.     Sovereign will have at the Effective Time sufficient cash funds to complete the Merger as contemplated in this Agreement.

Section 3.20  Regulatory Capital.     Neither Sovereign nor Sovereign Bank is subject to any capital requirements other than those required by applicable Regulatory Authorities or under applicable federal regulations and as disclosed in Note 17 to Sovereign’s audited consolidated financial statements as of December 31, 2002 and for the three years ended December 31, 2002 included in Sovereign’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and Sovereign and Sovereign Bank are each in full compliance with all such capital requirements.

Section 3.21  Quality of Representations.     The representations made by Sovereign in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

ARTICLE IV

COVENANTS OF THE PARTIES

Section 4.01  Conduct of First Essex’s Business.

(a)  From the date of this Agreement to the Closing Date, First Essex and each First Essex Subsidiary will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of Sovereign. First Essex will use its reasonable good faith efforts, and will cause First Essex Bank to use its reasonable good faith efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers of First Essex and First Essex Subsidiaries and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Sovereign through Stacey Weikel, Vice President, or another representative designated by Sovereign, or required by this Agreement, First Essex will not, and First Essex will not permit any First Essex Subsidiary to:

(i)  amend or change any provision of its certificate of incorporation, charter, or bylaws;

(ii)  change the number of authorized or issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, except as contemplated by Section 4.11 of this Agreement, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) First Essex may issue shares of First Essex Common Stock upon the valid exercise of outstanding options to acquire First Essex Common Stock under the First Essex Stock Option Plans, or pursuant to written stock option agreements set forth in the First Essex Disclosure Schedule, in accordance with Section 4.11 of this Agreement, (B) First Essex may pay a regular quarterly cash dividend to stockholders in an amount not to exceed $0.24 per share in the ordinary course of business consistent with past practice; and (C) subject to applicable regulatory restrictions, if any, First Essex Bank may pay a cash dividend, in the aggregate, sufficient to fund any dividend by First Essex permitted hereunder;

(iii)  grant any severance or termination pay (other than pursuant to written policies or written agreements of First Essex or First Essex Subsidiaries in effect on the date hereof and provided to

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Sovereign prior to the date hereof, as contemplated by this Agreement, or as otherwise agreed to in writing by Sovereign and First Essex) to, or enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director of First Essex or any First Essex Subsidiary, except for routine periodic increases, individually and in the aggregate, in accordance with past practice;

(iv)  merge or consolidate First Essex or any First Essex Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of First Essex or any First Essex Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between any First Essex Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any First Essex Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(v)  sell or otherwise dispose of the capital stock of First Essex Bank or sell or otherwise dispose of any asset of First Essex or of any First Essex Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of First Essex or of any First Essex Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, Federal Home Loan Bank borrowings, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(vi)  take any action which would result in any of the representations and warranties of First Essex set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article V hereof not being satisfied, except in each case as may be required by applicable law;

(vii)  change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating First Essex or First Essex Bank;

(viii)  waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which First Essex or any First Essex Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(ix)  implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement which was not in effect on the date of this Agreement, or materially amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost; provided, however, that First Essex shall timely make all participant salary deferral contributions, its regular basic non-discretionary matching contributions, and all participant loan payments to the First Essex 401(k) plan through the Effective Date;

(x)  purchase any security for its investment portfolio not rated “A” or higher by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc. or otherwise alter, in any material respect, the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities;

(xi)  make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $3,000,000 in the aggregate, or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $3,000,000, except for any commitment disclosed on the First Essex Disclosure Schedule;

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(xii)  except as set forth on the First Essex Disclosure Schedule or except in the ordinary course of business consistent with past practice, enter into, renew, extend or modify any other transaction with any Affiliate other than deposit and loan transactions in the ordinary course of business and which are in compliance with applicable laws and regulations;

(xiii)  enter into any interest rate swap or similar commitment, agreement or arrangement;

(xiv)  except for the execution of this Agreement, or resulting therefrom, take any action that would give rise to a right of payment to any individual under any employment agreement; or

(xv)  agree to do any of the foregoing.

For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for First Essex or any First Essex Subsidiary to do any of the following: (i) make any capital expenditure of $100,000 or more not disclosed on First Essex Disclosure Schedule 4.01, without the prior written consent of Sovereign; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $500,000, other than sales of mortgage loans in the ordinary course of business consistent with past practice, sales of other loans in amounts not exceeding $2.5 million in the ordinary course of business consistent with past practice, pledges of assets to secure borrowings from the Federal Home Loan Bank of Boston, pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, or transactions in the investment securities portfolio by First Essex or a First Essex Subsidiary or repurchase agreements made, in each case, in the ordinary course of business; (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by First Essex or any First Essex Subsidiary of more than $100,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

Section 4.02  Access; Confidentiality.

(a)  From the date of this Agreement through the Closing Date, First Essex or Sovereign, as the case may be, shall afford to, and shall cause each First Essex Subsidiary or Sovereign Subsidiary to afford to, the other party and its authorized agents and representatives, complete access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of First Essex and Sovereign will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

(b)  First Essex and Sovereign each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

(c)  In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Closing Date, First Essex shall permit employees of Sovereign reasonable access to and participation in matters relating to problem loans, loan restructurings and loan workouts with respect to any loan in excess of $1 million, investments, derivatives, and other asset/liability activities of First Essex and the First Essex Subsidiaries, provided that nothing contained in this subparagraph shall be construed to grant Sovereign or any Sovereign employee any final decision-making authority with respect to such matters.

(d)  If the transactions contemplated by this Agreement shall not be consummated, First Essex and Sovereign will continue to comply with the terms of the confidentiality agreements dated September 17, 2002 and September 20, 2002, respectively.

Section 4.03  Regulatory Matters and Consents.

(a)  First Essex and Sovereign shall prepare a Prospectus/Proxy Statement to be mailed to stockholders of First Essex in connection with the meeting of stockholders of First Essex to consider and the transactions contemplated hereby, and to be filed by Sovereign with the SEC in the Registration Statement, which Prospectus/Proxy statement shall conform to all applicable legal requirements. Sovereign and First Essex shall

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use commercially reasonable efforts to cause the Registration Statement to be filed as soon as practicable, but not later than sixty (60) days, after the date of this Agreement. Sovereign shall, following the preparation thereof, file the Registration Statement with the SEC and First Essex and Sovereign shall use all commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Sovereign will advise First Essex, promptly after Sovereign receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Sovereign will provide First Essex with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as First Essex may reasonably request.

(b)  Sovereign and First Essex will prepare all Applications to Regulatory Authorities and make all filings for, and use their commercially reasonable efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to complete the transactions contemplated by this Agreement.

(c)  First Essex will furnish Sovereign with all information concerning First Essex and First Essex Subsidiaries as may be reasonably necessary or advisable in connection with the Registration Statement and any Application or filing made by or on behalf of Sovereign to any Regulatory Authority in connection with the transactions contemplated by this Agreement and the Bank Plan of Merger.

(d)  Sovereign and First Essex shall have the right to review in advance, and to the extent practicable each will consult with the other on, all information which appears in any filing made with or written materials submitted to the SEC, any Regulatory Authority or any third party in connection with the transactions contemplated by this Agreement and the Bank Plan of Merger. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of the SEC, Regulatory Authorities and third parties necessary or advisable to consummate the transactions contemplated by this Agreement and the Bank Plan of Merger and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and thereby.

(e)  Sovereign will promptly furnish First Essex with copies of all written communications to, or received by Sovereign or any Sovereign Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby.

Section 4.04  Taking of Necessary Action.     Sovereign and First Essex shall each use commercially reasonable efforts in good faith, and each of them shall cause its Subsidiaries to use their commercially reasonable efforts in good faith, to take or cause to be taken all action necessary or desirable on its part using commercially reasonable efforts so as to permit completion of the Merger and the Bank Merger, as soon as practicable after the date hereof, including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither First Essex nor any First Essex Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Sovereign, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger and the Bank Merger pursuant to this Agreement and the Bank Plan of Merger; provided that nothing herein contained shall preclude Sovereign or First Essex or from exercising its rights under this Agreement.

Section 4.05  Certain Agreements.

(a)  In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer or employee of First Essex or

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any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of First Essex, any of the First Essex’s Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the extent permitted or required by the DGCL and the certificate of incorporation and bylaws of First Essex. On or after the Effective Date, Sovereign shall indemnify, defend and hold harmless all prior and then-existing directors and officers of First Essex and any First Essex Subsidiary, against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of Sovereign which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of First Essex or any First Essex Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date (“Indemnified Liabilities”) and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, to the same extent as such officer, director or employee may be indemnified by First Essex or any First Essex Subsidiary as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director or employee of First Essex or any First Essex Subsidiary shall not be indemnified by Sovereign and/or Sovereign Bank if such indemnification is prohibited by applicable law.

(b)  Sovereign shall maintain First Essex’s existing directors’ and officers’ liability insurance policy (or a policy providing comparable coverage amounts on terms generally no less favorable, including Sovereign’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six years after the Effective Date; provided, however, that in no event shall Sovereign be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.05(b), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by First Essex for such insurance (the “Maximum Amount”). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Sovereign shall use all reasonable efforts to maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In the event that Sovereign acts as its own insurer for all of its directors and officers with respect to matters typically covered by a directors’ and officers’ liability insurance policy, Sovereign’s obligations under this Section 4.05(b) may be satisfied by such self insurance, so long as its senior debt ratings by Standard & Poor’s Corporation and Moody’s Investors Services, Inc. are not lower than such ratings as of the date hereof.

(c)  Sovereign agrees to honor and Sovereign agrees to cause Sovereign Bank to honor all terms and conditions of all existing employment contracts, special termination agreements, severance plan for employees and short-term incentive plan disclosed in the First Essex Disclosure Schedule.

(d)  In the event that Sovereign or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 4.05.

(e)  Sovereign agrees that, effective with the Effective Date, it shall assume First Essex’s $10 million principal amount of 10.875% Fixed Rate Junior Subordinated Debentures due 2030, $15 million principal amount of Floating Rate Junior Subordinated Deferred Interest Debentures due 2031, and all of First Essex’s obligations under the related trust indentures, and shall take all action necessary or appropriate in accordance therewith, including, if required by the trustees, execution of a supplemental indenture and other appropriate documents or certificates.

Section 4.06  No Other Bids and Related Matters.

(a)  Except as provided in Sections 4.06(b) and (c), First Essex shall not and First Essex shall not authorize or permit any of its directors, officers, employees, agents or representatives (including investment

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bankers or lawyers), to directly or indirectly (i) solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Transaction, (ii) respond to any inquiry relating to an Acquisition Transaction, (iii) recommend or endorse an Acquisition Transaction, (iv) participate in any discussions or negotiations regarding an Acquisition Transaction, (v) provide any third party (other than Sovereign or an Affiliate of Sovereign) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Transaction, (vi) enter into a letter of intent, agreement in principal, or other agreement with any other party with respect to an Acquisition Transaction, or (vii) fail to recommend and support the Merger to First Essex stockholders.

(b)  Notwithstanding anything in this Section 4.06 to the contrary, First Essex or its Board of Directors shall be permitted to (i) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a proposed Acquisition Transaction or (ii) respond to or engage in any discussions or negotiations with, or provide any confidential information or data to, any person in response to an unsolicited bona fide written proposal for an Acquisition Transaction by any such person first made after the date of this Agreement, if and only to the extent that, in any such case referred to in clause (ii) above:

(A)  First Essex’s stockholders meeting to vote on the adoption of this Agreement shall not have occurred,

(B)  First Essex shall have complied in all material respects with the provisions of this Section 4.06,

(C)  First Essex’s Board of Directors, after consultation with First Essex’s outside legal counsel, determines in good faith that failure to take such action would be in inconsistent with its fiduciary duties under applicable law,

(D)  (aa) First Essex has received an unsolicited bona fide written proposal for an Acquisition Transaction from a third party, and its Board of Directors concludes in good faith that such proposal is, or would be reasonably likely to result in, a Superior Proposal, and (bb) prior to providing any information or data to any person in connection with a proposal for an Acquisition Transaction by any such person, First Essex’s Board of Directors receives from such person an executed confidentiality agreement having provisions that are no less favorable to the party providing such information than those set forth in the Confidentiality Agreement signed by Sovereign;

provided, however, that before First Essex shall provide any information or data as permitted by this clause (bb),

(w)  First Essex shall notify Sovereign of its intention to enter into discussions with such third party, specifying the material terms and conditions, to the extent known, of such third party’s Superior Proposal and furnishing to Sovereign a copy of any relevant proposed transaction term sheets, letters of intent or documents furnished by the party making such Superior Proposal,

(x)  by the close of business on the third business day following the day on which Sovereign has received such notice, Sovereign has, in writing, made a binding offer to make adjustments in the terms and conditions of this Agreement, or has declined or omitted to do so, and

(y)  if either Sovereign has declined or omitted to make such adjustments, or Sovereign has made a binding offer to make such adjustments and the Board of Directors of First Essex has considered such adjustments and has concluded in good faith, after consultation with First Essex’s outside legal counsel and financial advisors, that the unsolicited proposal would still be reasonably likely to result in a Superior Proposal even after giving effect to the adjustments proposed by Sovereign, then First Essex may proceed to enter into discussions with such third party, or

(z)  if Sovereign has offered to make such adjustments and the Board of Directors of First Essex has considered such adjustments and has concluded in good faith, after consultation with First Essex’s outside legal counsel and financial advisors, that the unsolicited proposal would not be reasonably likely to result in a Superior Proposal after giving effect to the adjustments proposed by Sovereign, then First Essex shall not enter into discussions with such third party with respect to the unsolicited proposal that was submitted to it;

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provided, further, however, that First Essex shall be obligated to follow the procedures set forth in clauses (w), (x), (y) and (z) only once with respect to any third party proposing an Acquisition Transaction,

(E)  First Essex notifies Sovereign as promptly as practicable (and in any event within 24 hours), of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, it or any of its representatives indicating, with particularity in connection with such notice, the identity of such person and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related available documentation or correspondence). First Essex agrees that it will promptly keep Sovereign informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations.

(c)  Notwithstanding anything in this Section 4.06 to the contrary, First Essex or its Board of Directors shall be permitted to effect a change in recommendation to First Essex’s stockholders, if and only to the extent that, in any such case:

(A)  The conditions in Sections 4.06(b)(A), (B), (C), (D) and (E) have been satisfied,

(B)  (aa) First Essex has received an unsolicited bona fide written proposal for an Acquisition Transaction from a third party and its Board of Directors concludes in good faith that such proposal is a Superior Proposal, (bb) First Essex has notified Sovereign, at least five (5) business days in advance, of its intention to withdraw or effect a change in its recommendation to First Essex’s stockholders specifying the material terms and conditions of such Superior Proposal and furnishing to Sovereign a copy of any relevant proposed transaction term sheets, letter of intent or agreements with the party making such Superior Proposal and any other material documents received by it or its representatives, (cc) First Essex prior to effecting such a withdrawal or change in recommendation, has caused its financial and legal advisors to negotiate with Sovereign in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and (dd) First Essex’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations, and has concluded in good faith, based upon consultation with its financial advisors and with First Essex’s outside legal counsel, that such proposal for an Acquisition Transaction remains a Superior Proposal even after giving effect to the adjustments proposed by Sovereign.

(d)  First Essex agrees that (i) it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any possible Acquisition Transaction, (ii) it will immediately cease and cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors, to cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any possible Acquisition Transaction, and (iii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its subsidiaries is a party with respect to any possible Acquisition Transaction. First Essex agrees that it will use reasonable best efforts to promptly inform its respective directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 4.06.

(e)  Nothing in this Section 4.06 shall permit First Essex to terminate this Agreement. First Essex shall not submit to the vote of its stockholders any proposal for an Acquisition Transaction other than the Merger prior to the vote on the Merger by First Essex’s stockholders.

(f)  Any disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14-9(f) under the Exchange Act) made pursuant to clause (i) of Section 4.06(b) shall be deemed to contribute a change in recommendation unless the Board of Directors of First Essex expressly reaffirms its recommendation of the Merger.

Section 4.07  Duty to Advise; Duty to Update Disclosure Schedule.     Each party shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Each party shall update its respective Disclosure Schedule as promptly as

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practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Schedule shall not relieve a party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(c) and 5.02(c) hereof, as applicable.

Section 4.08  Conduct of Sovereign’s Business.     From the date of this Agreement to the Closing Date, Sovereign will use its reasonable good faith efforts to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the goodwill of customers of Sovereign and Sovereign Subsidiaries and others with whom business relationships exist.

Section 4.09  Current Information.

(a)  During the period from the date of this Agreement to the Effective Date, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. Within fifteen (15) days after the end of each month, First Essex will deliver to Sovereign a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month.

(b)  First Essex shall provide to Sovereign a copy of the minutes of any meeting of the Board of Directors of First Essex or any First Essex Subsidiary, or any committee thereof, or any senior management committee, promptly after such minutes are approved at a subsequent meeting of the board or committee, but in any event within thirty-five (35) days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within thirty (30) days of the Closing Date, such minutes shall be provided prior to the Closing Date.

Section 4.10  Undertakings by Sovereign and First Essex.

(a)  From and after the date of this Agreement, First Essex shall:

(i)  Voting by Directors.     Use its reasonable efforts to cause all members of First Essex’s Board of Directors to vote all shares of First Essex’s Common Stock beneficially owned by each such director in favor of this Agreement and to recommend to stockholders of First Essex and otherwise support the Merger; provided that nothing in this Agreement shall prevent the Board of First Essex from exercising its rights under Section 4.06 of this Agreement.

(ii)  Approval of Bank Plan of Merger. Approve the Bank Plan of Merger as sole stockholder of First Essex Bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by First Essex Bank;

(iii)  Proxy Solicitor.     If Sovereign requests and agrees to bear the expense thereof, retain a proxy solicitor in connection with the solicitation of First Essex stockholder approval of this Agreement;

(iv)  Outside Service Bureau Contracts.     If requested to do so by Sovereign, use its reasonable efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to First Essex or any First Essex Subsidiary, on terms and conditions mutually acceptable to First Essex and Sovereign;

(v)  Committee Meetings.     Permit a representative of Sovereign, who is reasonably acceptable to First Essex, to attend all committee meetings of First Essex and First Essex Bank management including, without limitation, any loan or asset/liability committee;

(vi)  List of Nonperforming Assets.     Provide Sovereign, within ten (10) days after the quarterly meeting of its Asset Review Committee, a written list of nonperforming assets as of the end of such month;

(vii)  Reserves, Merger-Related Costs and Other Matters.     Prior to the Effective Date, to the extent consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation, real estate valuation, asset

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liability management and investment portfolio policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with Sovereign; provided, however, that no such modifications or changes need to be made prior to the satisfaction of the conditions set forth in Sections 5.01(d) and 5.01(j); and further provided that in any event, no accrual or reserve made by First Essex or any of its Subsidiaries pursuant to this Section shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement or previously furnished financial statements or information and shall not be construed as concurrence of First Essex or its management with any such adjustments. In the event that First Essex or any of its Subsidiaries takes, at the request of Sovereign, any action pursuant to this Section 4.10(a)(vii), Sovereign shall reimburse First Essex and its Subsidiaries for any fees, expenses and charges, and the costs of reversing any action taken if the Merger is not consummated other than as a result of termination of the Agreement (i) under Section 6.01(b), unless the failure of the occurrence specified therein shall be due to Sovereign’s failure to observe, in any material respect, agreements set forth in the Agreement required to be performed or observed by Sovereign on or before the Closing Date, (ii) by First Essex under Section 6.01(d), (iii) by Sovereign under Section 6.01(e) or (iv) by Sovereign under Section 6.01(f) as a result of a breach by First Essex of any material covenant or representation and warranty as provided therein;

(viii)  Stockholders’ Meeting.     First Essex shall take all action necessary to properly call and convene a special meeting of its stockholders as soon as reasonably practicable to consider and vote upon this Agreement and the transactions contemplated hereby; except as provided in Section 4.06(b), the Board of Directors of First Essex shall recommend that the stockholders of First Essex, approve this Agreement and the transactions contemplated hereby;

(ix)  Personnel Information.     Deliver to Sovereign, if not done so heretofore, schedule(s) of all employees including pertinent information concerning each such employee as reasonably requested by Sovereign and sorted as reasonably requested by Sovereign; such schedule(s) shall be updated as necessary to reflect in a timely manner any deletions or additions; make available for inspection and copying by Sovereign all personnel records;

(x)  Personnel Additions and Terminations.     If requested by Sovereign, advise and consult with Sovereign regarding the hiring or termination of any employee;

(xi)  Employment Policies.     Deliver to Sovereign all personnel policy manuals, memoranda and postings, and all employee handbooks or other communications with employees regarding personnel policies and practices; furnish additional information as reasonably requested by Sovereign with respect to such policies and practices and any others not covered by any such written materials;

(xii)  WARN Notices.     Assist Sovereign as reasonably requested by it in connection with Sovereign providing notices to affected employees under the Workers Adjustment and Retraining Notification Act or complying with any other Labor and Employment Law;

(xiii)  Employment Law Claims.     Inform Sovereign promptly upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of First Essex or any First Essex Subsidiary under any Labor and Employment Law;

(b)  From and after the date of this Agreement, Sovereign and First Essex shall each:

(i)  Identification of First Essex’s Affiliates.     Cooperate with the other and use its best efforts to identify those persons who may be deemed to be Affiliates of First Essex;

(ii)  Public Announcements.     Cooperate and use reasonable efforts to cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public

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disclosures related thereto, including without limitation communications to First Essex stockholders, First Essex’s internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law;

(iii)  Maintenance of Insurance.     Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

(iv)  Maintenance of Books and Records.     Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

(v)  Delivery of Securities Documents.     Deliver to the other, copies of all Securities Documents promptly after the filing thereof; and

(vi)  Taxes.     File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due and provide or properly accrued for taxes not yet due and payable.

Section 4.11  Employee Benefits and Retention Bonuses.

(a)  Employee Benefits.     On and after the Effective Date, the employee pension and welfare benefit plans of Sovereign and First Essex (as well as any other plan of First Essex providing for benefits not subject to ERISA) may, at Sovereign’s election and subject to the requirements of the IRC, continue to be maintained separately, consolidated, frozen or terminated, except as set forth below. In connection with implementation of the foregoing, the following provisions and guidelines shall apply:

(i)  Sovereign Employee Stock Ownership Plan (“Sovereign ESOP”).     Employees of First Essex and First Essex Subsidiaries who become employees of Sovereign or a Sovereign Subsidiary shall become entitled to participate in the Sovereign ESOP in accordance with its terms by treating them as newly employed individuals without any prior service credit under such plan. Employees of First Essex and First Essex Subsidiaries will not receive past service credit for purposes of eligibility to participate or for vesting purposes under the Sovereign ESOP.

(ii)  Sovereign 401(k) Retirement Plan (“Sovereign 401(k) Plan”).     Employees of First Essex and First Essex Subsidiaries who become employees of Sovereign or a Sovereign Subsidiary shall receive, for purposes of eligibility to participate in the Sovereign 401(k) Plan only, credit for all service with First Essex or a First Essex Subsidiary credited to each such employee under First Essex’s 401(k) Plan as of the Effective Date, and shall enter the Sovereign 401(k) Plan in accordance with its terms as soon as administratively feasible following completion of six (6) months of service (within the meaning of the Sovereign 401(k) Plan) with either First Essex, a First Essex Subsidiary or Sovereign, a Sovereign Subsidiary or both.

(iii)  First Essex Savings Plan (“First Essex 401(k) Plan”).     After the Effective Date, Sovereign shall amend the First Essex 401(k) Plan to freeze participation and contributions under such plan. After the Effective Date, Sovereign will continue to maintain the individual participant accounts under First Essex’s 401(k) Plan. Thereafter, Sovereign shall have the right, but not the obligation, to combine the First Essex 401(k) Plan and the Sovereign 401(k) Plan on such terms as it deems appropriate and in accordance with applicable law.

(iv)  Sovereign and First Essex Nonqualified Deferred Compensation Plans.     On the date of, or prior to, the Closing Date, First Essex will freeze participation and benefit accruals under any nonqualified deferred compensation plans then maintained by First Essex effective as of the Closing Date, including but not limited to the supplemental executive retirement agreements and benefit enhancement plans set forth on the First Essex Disclosure Schedule. The freezing of participation and benefit accruals under such nonqualified deferred compensation plans shall be effected in such a manner that no person receive redundant benefits or lose existing benefits. The intent of the preceding sentence is that affected employees of First Essex and First Essex Subsidiaries generally shall be entitled only to

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the benefits accrued under the First Essex deferred compensation plans as of the Effective Date of the Merger. Such benefits shall, to the extent required by such plans, be funded through a grantor trust.

(v)  Welfare Benefit Plans.     After the Effective Date, the welfare benefit plans of Sovereign and First Essex (and their respective subsidiaries) shall initially remain unchanged until the contracts underlying such welfare benefit plans expire or as long as is administratively feasible, following the Closing Date. Sovereign shall take such action with respect to such plans (which may include the implementation of new benefits, reduction or elimination of some benefits, and the alteration of the respective cost allocation between employer and employee) as it deems appropriate under the circumstances. Employees of First Essex and First Essex Subsidiary who become employees of Sovereign or a Sovereign Subsidiary shall become participants in the Sovereign welfare benefit plans as soon as administratively feasible thereafter. In the event of any termination of or consolidation of a First Essex welfare plan with any Sovereign welfare plan, all employees of First Essex and First Essex Subsidiaries who are eligible for continued coverage under the First Essex welfare plan shall have immediate coverage under any successor welfare plan without the necessity of satisfying a waiting period for coverage of any pre-existing condition. Sovereign does not provide welfare benefits to retired employees.

(vi)  First Essex Bonus Plans and Arrangements.     First Essex may continue to administer such bonus programs and arrangements as are disclosed pursuant to this Agreement through the Effective Date, with such equitable modifications as may be appropriate to take into account the circumstances of the Merger and the timing thereof; provided, however, that aggregate payments under First Essex bonus plans and arrangements for the fiscal year ending December 31, 2003 shall not exceed the amount set forth in the First Essex Disclosure Schedule. First Essex may pay pro-rated bonuses for 2004 under the short-term incentive plan in accordance with the terms of such plan.

(vii)  First Essex Defined Benefit Pension Plan.     From the date of this Agreement, First Essex shall continue to maintain, without change other than change required by law, its defined benefit pension plan. First Essex shall freeze participation and benefit accruals effective as of October 31, 2003 and shall timely make all required contributions through the Effective Date.

(viii)  Other First Essex Plans.     From the date of this Agreement through the Effective Date of the Merger, without the prior written consent of Sovereign and except as otherwise expressly permitted by this Agreement, no further benefits, grants or awards shall be made available under any other First Essex plans to employees or directors, including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, and performance shares.

(ix)  Nothing in this subsection shall be construed as precluding Sovereign from amending or terminating any plan, program or arrangement following the Effective Date of the Merger, to the extent it is not otherwise precluded from doing the same.

(c)  Retention Bonuses.     Each employee of First Essex jointly designated in writing by Sovereign and First Essex shall be entitled to receive a “retention” bonus from First Essex, First Essex Bank, Sovereign or Sovereign Bank, as the case may be, in an amount to be mutually agreed upon in writing by Sovereign and First Essex in the event that such employee remains an employee of First Essex or a First Essex Subsidiary, or Sovereign or a Sovereign Subsidiary, as applicable, until the Effective Date (or in certain cases, a date, after the Effective Date, that the systems conversion occurs or thereafter as determined by Sovereign) provided that such employee satisfactorily fulfills the duties and responsibilities of the position of such employee of First Essex or a First Essex Subsidiary, or Sovereign or a Sovereign Subsidiary, as the case may be, through the Effective Date and thereafter, if applicable.

Section 4.12  Affiliate Letter.     First Essex shall use its best efforts to cause to be delivered to Sovereign, concurrently with the execution of this Agreement or within five (5) Business Days thereafter, the Letter Agreement attached hereto as Exhibit 1, executed by each Affiliate of First Essex.

Section 4.13  Sovereign Rights Agreement.     Sovereign agrees that any Sovereign Rights issued pursuant to the Sovereign Rights Agreement shall be issued with respect to each share of Sovereign Common Stock issued pursuant to the terms hereof regardless whether there has occurred a “Distribution Date” under the

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terms of such Sovereign Rights Agreement prior to the Effective Date, as well as to take all action necessary or advisable to enable the holder of each such share of Sovereign Common Stock to obtain the benefit of such Sovereign Stock Purchase Rights notwithstanding their prior distribution, including without limitation, amendment of the Sovereign Rights Agreement.

Section 4.14  Advisory Board.     On the Effective Date, Sovereign Bank shall establish the First Essex Advisory Board (the “First Essex Advisory Board”), which shall consist of all members of the First Essex Board immediately prior to the Effective Date. The First Essex Advisory Board shall be maintained for a term of 24 months from the Effective Date. The First Essex Advisory Board will meet no more than once each quarter during its 24 month term. Each member of the First Essex Advisory Board shall be paid an annual retainer fee of $1,000 and a fee of $1,000 for each meeting of the First Essex Advisory Board the member attends. Sovereign Bank shall have no obligation to continue the services of any advisory director who, in the reasonable judgment of Sovereign Bank, acts in a manner detrimental to Sovereign Bank. In the event that Sovereign Bank terminates, suspends or disbands the First Essex Advisory Board, fails to require or request the attendance of a member with respect to at least four (4) meetings of the First Essex Advisory Board and/or committee thereof within a single year or removes a member of the First Essex Advisory Board other than because such member acted in a manner detrimental to Bank, in each case prior to the end of the 24-month period contemplated by this Section 4.14, any member affected by any such action or failure shall nonetheless be paid the full fees (assuming at least four (4) meetings annually had been held) less any fees paid to the member during the twenty-four (24) month period.

Section 4.15  Non-Solicitation of Customers and Employees.     First Essex shall use reasonable efforts to cause to be delivered to Sovereign on or before the Effective Date, the written agreement required by Section 5.02(k), executed by the individual identified in such Section.

ARTICLE V

CONDITIONS

Section 5.01  Conditions to First Essex’s Obligations under this Agreement.     The obligations of First Essex hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by First Essex pursuant to Section 7.03 hereof:

(a)  Corporate Proceedings.     All action required to be taken by, or on the part of, Sovereign and Sovereign Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Sovereign and Sovereign Bank; and First Essex shall have received certified copies of the resolutions evidencing such authorizations;

(b)  Covenants.     The obligations and covenants of Sovereign required by this Agreement to be performed by Sovereign at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Sovereign;

(c)  Representations and Warranties.     The representations and warranties of Sovereign set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to Sovereign;

(d)  Approvals of Regulatory Authorities.     Sovereign and First Essex shall have received all required approvals of Regulatory Authorities of the Merger, and delivered copies thereof to First Essex; and all notice and waiting periods required thereunder shall have expired or been terminated;

(e)  No Injunction.     There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

(f)  No Material Adverse Effect.     Since December 31, 2002, there shall not have occurred any Material Adverse Effect with respect to Sovereign;

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(g)  Officer’s Certificate.     Sovereign shall have delivered to First Essex a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

(h)  Registration Statement.     The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or “blue sky” authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

(i)  Tax Opinion.     First Essex shall have received an opinion of Foley Hoag LLP to the effect that the Merger, taken together with the Surviving Corporation merger contemplated by Section 1.03, will constitute a “reorganization” within the meaning of such term in IRC Section 368(a)(1); and

(j)  Approval of First Essex’s Stockholders.     This Agreement shall have been approved by the stockholders of First Essex by such vote as is required under First Essex’s certificate of incorporation and bylaws, the DGCL or under Nasdaq requirements applicable to it.

Section 5.02  Conditions to Sovereign’s Obligations under this Agreement.     The obligations of Sovereign hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Sovereign pursuant to Section 7.03 hereof:

(a)  Corporate Proceedings.     All action required to be taken by, or on the part of, First Essex and First Essex Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by First Essex and First Essex Bank; and Sovereign shall have received certified copies of the resolutions evidencing such authorizations;

(b)  Covenants.     The obligations and covenants of First Essex, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to First Essex;

(c)  Representations and Warranties.     The representations and warranties of First Essex set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to First Essex;

(d)  Approvals of Regulatory Authorities.     Sovereign and First Essex shall have received all required approvals of Regulatory Authorities for the Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

(e)  No Injunction.     There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

(f)  No Material Adverse Effect.     Since December 31, 2002, there shall not have occurred any Material Adverse Effect with respect to First Essex;

(g)  Officer’s Certificate.     First Essex shall have delivered to Sovereign a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.02 have been satisfied, to the best knowledge of the officer executing the same;

(h)  Registration Statement.     The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement

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nor any such approval by state securities or “blue sky” authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

(i)  Tax Opinion.     Sovereign shall have received an opinion of Stevens & Lee, P.C. to the effect that the Merger, taken together with the Surviving Corporation merger contemplated by Section 1.03, will constitute a “reorganization” within the meaning of such term in IRC Section 368(a)(1);

(j)  Approval of First Essex’s Stockholders.     This Agreement shall have been approved by the stockholders of First Essex by such vote as is required under First Essex’s certificate of incorporation and bylaws, the DGCL or under Nasdaq requirements applicable to it; and

(k)  Non-Solicitation of Customers and Employees.     Brian W. Thompson shall have executed and delivered to Sovereign an agreement in the form set forth in the First Essex Disclosure Schedule to Sovereign relating to the solicitation of customers and employees of First Essex after the Closing Date.

ARTICLE VI

TERMINATION, WAIVER AND AMENDMENT

Section 6.01  Termination.     This Agreement may be terminated on or at any time prior to the Closing Date:

(a)  By the mutual written consent of the parties hereto;

(b)  By Sovereign or First Essex:

(i)  if the Closing Date shall not have occurred on or before March 31, 2004, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe, in any material respect, its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

(ii)  if either party has received a final unappealable administrative order from a Regulatory Authority whose approval or consent has been requested that such approval or consent will not be granted;

unless in the case of both Section 6.01(b)(i) and 6.01(b)(ii) hereof the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date.

(c)  by First Essex if First Essex’s stockholders fail to approve this Agreement at the special meeting of First Essex stockholders called for that purpose; provided a period of at least thirty days elapsed between the date of mailing the Proxy Statement/Prospectus and the date of the special meeting at which a quorum is present.

(d)  By First Essex, on the Closing Date, if the Sovereign Market Value as of the close of business on the Business Date immediately preceding the Closing Date shall be less than $13.14; provided, however, that if First Essex delivers a notice of termination under this Section 6.01(d) and Sovereign thereafter delivers to First Essex a written notice indicating that it intends to proceed with the Merger by paying additional consideration as set forth in Section 1.02(e)(xii), then First Essex shall have no right to terminate the Agreement under this Section 6.01(d) and the provisions of Section 1.02(e)(xii) shall apply to the Stock Election Shares.

(e)  By Sovereign at any prior to the Closing Date if the Board of Directors of First Essex shall have (i) breached, in any material respect the provisions of Section 4.06(a) of this Agreement (ii) exercised its rights under Section 4.06(b) of this Agreement to withdraw, modify or change, in a manner adverse to Sovereign, its approval or recommendation of this Agreement and the Merger or to recommended or endorse a proposal for another Acquisition Transaction, (iii) failed to call, give notice of, convene or hold a meeting of stockholders to consider the Merger in violation of Section 4.10(a)(viii) hereof or (iv) failed to recommend the Merger.

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(f)  At any time on or prior to the Effective Date, by First Essex in writing if Sovereign has, or by Sovereign in writing if First Essex has, in any material respect, breached (i) any material covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach referred to in subclause (i) or (ii) above by Sovereign would have a Material Adverse Effect on Sovereign and in case of a breach referred to in subclause (i) or (ii) above by First Essex would have a Material Adverse Effect on First Essex, in any case if such breach has not been substantially cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Effective Date or if on such date such breach no longer causes a Material Adverse Effect.

Section 6.02  Effect of Termination.     (a) If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (except for Section 4.02(d), Section 4.10(b)(ii), this Section 6.02, and Section 7.01 hereof, and all obligations of the parties intended to be performed after the termination of this Agreement, which shall remain in full force and effect), and there shall be no further liability on the part of Sovereign or First Essex to the other, except for any liability arising out of any (i) uncured willful breach of any covenant or other agreement contained in this Agreement or (ii) any fraudulent breach of a representation or warranty.

(b)  If this Agreement is terminated as a result of any breach of a representation, warranty, covenant or other agreement which is caused by the willful or fraudulent breach of a party hereto, such party shall be liable to the other for all out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (“Expenses”). The payment of Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law or in equity.

(c)  In the event this Agreement is terminated by:

(i)  Sovereign pursuant to Section 6.01(e);

(ii)  First Essex pursuant to Section 6.01(c) in circumstances where the Board of Directors of First Essex shall not have publicly recommended to the stockholders of First Essex that such stockholders vote in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby or shall have withdrawn, modified or amended such recommendation in the manner adverse Sovereign; or

(iii)  First Essex pursuant to Section 6.01(c) in circumstances where both (y) within twelve (12) months of such termination, First Essex shall have entered into an agreement to engage in or there has otherwise occurred an Acquisition Transaction with any person other than Sovereign or any Affiliate of Sovereign and (z) at the time of such termination or event giving rise to such termination, it shall have been publicly announced that any Person (other than Sovereign or any Affiliate of Sovereign) shall have (A) made, or disclosed an intention to make, a bona fide offer to engage in an Acquisition Transaction, or (B) filed an application (or given a notice), whether in draft or final form, under the HOLA or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction;

then First Essex shall make a single cash payment to Sovereign in the amount of $17,500,000 upon such termination. Any payment required under this Section 6.02(b) shall be payable by First Essex to Sovereign (by wire transfer of immediately available fund to an account designated by Sovereign) within two (2) business days after demand by Sovereign.

ARTICLE VII

MISCELLANEOUS

Section 7.01  Expenses.     Except for the cost of printing and mailing the Proxy Statement/Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

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Section 7.02  Non-Survival of Representations and Warranties.     All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Date, including without limitation the covenants set forth in Sections 1.02(g), 1.02(h), 4.05, 4.11(a) and 4.11(b) which will survive the Merger, shall terminate on the Closing Date.

Section 7.03  Amendment, Extension and Waiver.     Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise, provided that any amendment, extension or waiver granted or executed after stockholders of First Essex have approved this Agreement shall not modify either the amount or the form of the consideration to be provided hereby to holders of First Essex Common Stock upon consummation of the Merger or otherwise materially adversely affect the stockholders of First Essex without the approval of the stockholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.04  Entire Agreement.     This Agreement, including the Schedules and Exhibits hereto, contains the entire agreement and understanding of the parties with respect to its subject matter, together with the confidentiality agreements dated September 17, 2002 and September 20, 2002, respectively, between Sovereign and First Essex. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral, with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.02(g), 1.02(h), 4.05, 4.11(a), and 4.11(b).

Section 7.05  No Assignment.     Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

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Section 7.06  Notices.     All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

(a)	If to Sovereign, to:

Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, PA 19610
Attention:	Mark R. McCollom,
Senior Vice President
Telecopy No.: (610) 320-8448

with a copy to:

Stevens & Lee, P.C.
111 North Sixth Street, P.O. Box 679
Reading, Pennsylvania 19603-0679
Attention:	Joseph M. Harenza, Esquire
and
David W. Swartz, Esquire

Telecopy No.: (610) 376-5610

(b)	If to First Essex, to:
First Essex Bancorp, Inc.
71 Main Street Andover, Massachusetts 01810
Attention:	Leonard A. Wilson
Chairman and Chief Executive Officer
Telecopy No.: (978) 623-0943

with copies to:

Foley Hoag LLP
155 Seaport Boulevard
Boston, Massachusetts 02210-2600
Attention:	Peter W. Coogan, Esquire
and
Carol Hempfling Pratt, Esquire
Telecopy No.: (617) 832-7000

Section 7.07  Captions.     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 7.08  Counterparts.     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 7.09  Severability.     If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 7.10  Governing Law.     This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania, excluding its conflicts of law principles.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

SOVEREIGN BANCORP, INC.

By /s/ Lawrence M. Thompson, Jr.

Lawrence M. Thompson, Jr.,
Vice Chairman

SOVEREIGN MERGER SUB, INC.

By /s/ Lawrence M. Thompson, Jr.

Lawrence M. Thompson, Jr.,
President

FIRST ESSEX BANCORP, INC.

By /s/ Leonard A. Wilson

Leonard A. Wilson,
Chairman and Chief
Executive Officer

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EXHIBIT 1

FORM OF AFFILIATE LETTER

June 12, 2003

Sovereign Bancorp, Inc.
2000 Market Street
Philadelphia, Pennsylvania 19103

Ladies and Gentlemen:

Sovereign Bancorp, Inc. (“Sovereign”) and First Essex Bancorp, Inc. (“First Essex”) desire to enter into an agreement dated June 12, 2003 (“Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) First Essex will merge with and into Sovereign with Sovereign surviving the merger and (b) stockholders of First Essex will receive common stock of Sovereign and/or cash in exchange for common stock of First Essex outstanding on the closing date (the foregoing, collectively, referred to herein as the “Merger”).

Sovereign has required, as a condition to its execution and delivery to First Essex of the Agreement, that the undersigned, being a director, executive officer and/or major stockholder of First Essex, execute and deliver to Sovereign this Letter Agreement.

The undersigned, in order to induce Sovereign to execute the Agreement, hereby irrevocably:

(a) Agrees to be present (in person or by proxy) at all meetings of stockholders of First Essex called to vote for approval of the Agreement and the Merger so that all shares of common stock of First Essex then owned by the undersigned or over which the undersigned exercises voting control (collectively, “Shares”) will be counted for the purpose of determining the presence of a quorum at such meetings, and agrees to vote or cause to be voted all such Shares (i) in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of First Essex) and (ii) against approval or adoption of any other merger, business combination, recapitalization, asset sale, partial liquidation or similar transaction involving First Essex;

(b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of First Essex, to approve or adopt the Agreement;

(c)  Except as required by law, agrees that the undersigned will not, and will not permit any company, trust or other entity controlled by the undersigned to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or any voting rights with respect thereto, other than subsequent to the stockholder meeting of First Essex held in connection with the vote on the Agreement or pursuant to a gift where the donee has agreed in writing to abide by the terms of this agreement in a form reasonably satisfactory to Sovereign.

(d) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of Sovereign received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933, as amended (“Securities Act”) covering sales of such Sovereign common stock is effective and a prospectus is made available under the Securities Act, (ii) within the limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to Sovereign or as described in a “no-action” or interpretive letter from the staff of the Securities and Exchange Commission, is not required to be registered under the Securities Act; and acknowledges and agrees that Sovereign is under no obligation to register the sale, transfer or other disposition of Sovereign common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

(e) Agrees that neither First Essex nor Sovereign shall be bound by any attempted sale by the undersigned of any shares of First Essex Common Stock or Sovereign common stock, respectively, and Sovereign’s transfer agent shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter

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Agreement; and further agrees that the certificate representing shares of Sovereign common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

(f) Acknowledges and agrees to use reasonable efforts to cause the provisions of subparagraph (e) hereof to be observed with respect to shares of Sovereign common stock received in the Merger owned by (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest;

(g) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

It is understood and agreed that the provisions of subparagraphs (a) and (b) of this Letter Agreement relate solely to the capacity of the undersigned as a stockholder or other beneficial owner of shares of First Essex common stock and is not in any way intended to affect the exercise by the undersigned of the undersigned’s responsibilities as a director or officer of First Essex. It is further understood and agreed that such subparagraphs of this Letter Agreement are not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of First Essex common stock held or controlled by the undersigned as of the date hereof.

The obligations set forth herein shall terminate concurrently with any termination of the Agreement.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

This Letter Agreement shall inure to the benefit of Sovereign, and shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives. This Agreement shall survive the death or incapacity of the undersigned.

The undersigned agrees that, in the event of his or her breach of this Letter Agreement, Sovereign shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate Sovereign for a violation of this agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and Sovereign by signing and returning to Sovereign a counterpart hereof.

Very truly yours,

Name:________________________

Accepted as of this ____ day of June, 2003:

Sovereign Bancorp, Inc.

By: ____________________________

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ANNEX B

________________, 2003

Board of Directors
First Essex Bancorp, Inc.
71 Main Street
Andover, Massachusetts 01810

Gentlemen:

First Essex Bancorp, Inc. (“First Essex”) has entered into an Agreement and Plan of Reorganization, dated as of June 12, 2003 (the “Agreement”), with Sovereign Bancorp, Inc. (“Sovereign”) and its wholly-owned subsidiary, Sovereign Merger Sub, Inc. (“Merger Sub”), pursuant to which First Essex will be acquired by Sovereign through the merger of First Essex with and into Merger Sub (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of First Essex common stock, par value $.10 per share, issued and outstanding immediately prior to the Merger (together with the preferred stock purchase rights associated therewith issued pursuant to the Rights Agreement, dated as of October 12, 1999, between First Essex and Fleet Bank, as Rights Agent, the “First Essex Shares”), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) 2.9250 shares of common stock, no par value, of Sovereign (together with the preferred stock purchase rights associated therewith issued pursuant to the Rights Agreement, dated as of September 19, 1989 and amended and restated as of June 21, 2001, between Sovereign and Mellon Investor Services LLC, as Rights Agent) or (b) $48.00 in cash without interest, subject to the election and proration procedures set forth in the Agreement which provide generally, among other things, that 50% of the of the total number of First Essex Shares shall be converted into Sovereign common stock and 50% shall be converted into cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of First Essex Shares.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement, together with certain of the schedules thereto; (ii) certain publicly available financial statements and other historical financial information of First Essex that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Sovereign that we deemed relevant; (iv) financial projections for First Essex for the years ending December 31, 2003 and 2004 prepared by or reviewed with management of First Essex; (v) earnings per share estimates for Sovereign for the years ending December 31, 2003 and 2004 published by I/B/E/S and internal financial projections for Sovereign for the years ending December 31, 2003 through 2007 prepared by and reviewed with management of Sovereign; (vi) the pro forma financial impact of the Merger on Sovereign, based on assumptions relating to earnings projections, transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Sovereign; (vii) the publicly reported historical price and trading activity for First Essex’s and Sovereign’s common stock, including a comparison of certain financial and stock market information for First Essex and Sovereign with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the financial institutions industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of First Essex the business, financial condition, results of operations and prospects of First Essex and held similar discussions with certain members of senior management of Sovereign regarding the business, financial condition, results of operations and prospects of Sovereign. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

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In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by First Essex or Sovereign or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of First Essex and Sovereign that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of First Essex or Sovereign or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of First Essex or Sovereign nor have we reviewed any individual credit files relating to First Essex or Sovereign. We have assumed, with your consent, that the respective allowances for loan losses for both First Essex and Sovereign are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections for First Essex and Sovereign and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of First Essex and Sovereign and used by Sandler O’Neill in its analyses, Sandler O’Neill assumed that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of First Essex and Sovereign and that such performances will be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in First Essex’s or Sovereign’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that First Essex and Sovereign will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will not be taxable for federal income tax purposes at the corporate level.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Sovereign’s common stock will be when issued to First Essex’s shareholders pursuant to the Agreement or the prices at which First Essex’s or Sovereign’s common stock may trade at any time.

We have acted as First Essex’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. As we have previously advised you, we have in the past provided certain investment banking services to Sovereign and have received compensation for such services and may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the Merger.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to First Essex and Sovereign and their affiliates. We may also actively trade the debt or equity securities of First Essex and Sovereign or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of First Essex in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of First Essex as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of First Essex Shares and does not address the underlying business decision of First Essex to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for First Essex or the effect of any other transaction in which First Essex might engage. Our opinion is not to be quoted or referred

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to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an annex to the Proxy Statement/Prospectus of First Essex and Sovereign dated the date hereof and to the references to this opinion therein.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the holders of First Essex Shares is fair to such shareholders from a financial point of view.

Very truly yours,

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ANNEX C

DELAWARE GENERAL CORPORATION LAW
TITLE 8. CORPORATIONS
§ 262 APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

(a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

(b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

(c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

(d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

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(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholder’s of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced

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as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The bylaws of Sovereign provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Sovereign.

Item 21. Exhibits and Financial Statement Schedules.

    (a) Exhibits.

2.1
Agreement and Plan of Merger, dated as of June 12, 2003, among Sovereign Bancorp, Inc., Sovereign Merger Sub, Inc. and First Essex Bancorp, Inc. (included as Annex A to the proxy statement/prospectus). Schedules are omitted; Sovereign Bancorp, Inc. agrees to furnish copies of such schedules to the Commission upon request.

3.1	Articles of Incorporation, as amended and restated, of Sovereign Bancorp, Inc. (Incorporated by reference to Exhibit 3.1 of Sovereign’s Registration Statement No. 333-86961-01 on Form S-3.)

3.2
Bylaws of Sovereign Bancorp, Inc., as amended and restated as of August 14, 2002 (Incorporated by reference to Exhibit 3.2 of Sovereign’s Quarterly Report on Form 10-Q, SEC File No. 0011651, for the quarter ended September 30, 2002.)

4.1
Sovereign Bancorp, Inc. has certain long-term debt outstanding. None of the instruments evidencing such debt authorizes an amount of securities in excess of 10% of the total assets of Sovereign Bancorp, Inc. and its subsidiaries on a consolidated basis; therefore, copies of such instruments are not included as exhibits to this Registration Statement. Sovereign Bancorp, Inc. agrees to furnish copies to the Commission upon request.

5.1	Opinion and consent of Stevens & Lee as to the validity of the securities being issued.

8.1	Opinion of Stevens & Lee regarding the federal income tax consequences of the merger.

10.1
Sovereign Bancorp, Inc. Stock Option Plan, as amended and restated. (Incorporated by reference to Exhibit 10.1 to Sovereign’s Annual Report on Form 10-K, SEC File No. 0-16533, for the fiscal year ended December 31, 1994.)*

10.2	Sovereign Bancorp, Inc. Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 4.1 to Sovereign’s Registration Statement No. 33-44108 on Form S-8.)*

10.3
Employment Agreement, dated as of March 1, 1997, between Sovereign Bancorp, Inc., Sovereign Bank, and Jay S. Sidhu. (Incorporated by reference to Exhibit 10.1 to Sovereign’s Amended Quarterly Report on Form 10-Q/A, SEC File No. 0-16533, for the quarter ended March 31, 1997.)*

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10.4
Employment Agreement, dated as of May 1, 1997, between ML Bancorp, Inc. (a predecessor company of Sovereign Bancorp, Inc.) and Dennis S. Marlo. (Incorporated by Reference to Exhibit 10.4 of Sovereign’s Annual Report on Form 10-K, SEC File No. 0- 16533, for the fiscal year ended December 31, 2001.)*

10.5
Employment Agreement, dated as of September 25, 1997, between Sovereign Bancorp, Inc. and Lawrence M. Thompson, Jr. (Incorporated by reference to Exhibit 10.5 of Sovereign’s Annual Report on Form 10-K, SEC File No. 0-16533, for the fiscal year ended December 31, 1997.)*

10.6
Amended and Restated Rights Agreement, (the “Rights Agreement”), dated as of June 21, 2001, between Sovereign Bancorp, Inc. and Mellon Investor Services LLC (Incorporated herein by reference to Exhibit 4.1 of the Registrant’s 8-K/A No. 2 filed July 3, 2001).

10.7
Form of Rights Certificate (Incorporated herein by reference to Exhibit B to the Rights Agreement). Pursuant to the Rights Agreement, Rights will not be distributed until after the Distribution Date (as defined in the Rights Agreement).

10.8
Sovereign Bancorp, Inc. Non-Employee Directors Services Compensation Plan. (Incorporated by reference to Exhibit 10.7 to Sovereign’s Annual Report on Form 10-K, SEC File No. 0-16533, for the fiscal year ended December 31, 2000.)

10.9
1993 Sovereign Bancorp, Inc. Stock Option Plan. (Incorporated by reference to Exhibit 10.23 to Sovereign’s Annual Report on Form 10-K, SEC File No. 0-16533, for the fiscal year ended December 31, 1992.)

10.10
Indemnification Agreement, dated December 21, 1993, between Sovereign Bank and Jay S. Sidhu. (Incorporated by reference to Exhibit 10.25 to Sovereign’s Annual Report on Form 10-K, SEC File No. 0-16533, for the fiscal year ended December 31, 1993.)

10.11
Sovereign Bancorp, Inc. 1997 Non-Employee Director’s Stock Option Plan. (Incorporated by reference to Exhibit “A” to Sovereign’s definitive proxy statement, SEC File No. 0-16533, dated March 15, 1996.)

10.12	Sovereign Bancorp, Inc. 1996 Stock Option Plan. (Incorporated by reference to Exhibit 4.3 to Sovereign’s Registration Statement No. 33-89586 on Form S-8.)

10.13
Amendment #1 to Employment Agreement, dated February 26, 2003, between Sovereign Bancorp, Inc. and John Hamill (incorporated by reference to Exhibit 10.13 to Sovereign’s Annual Report on Form 10-K, SEC File No. 0-16533, for the fiscal year ended December 31, 2002) and Employment Agreement dated January 7, 2000, between Sovereign Bancorp, Inc. and John Hamill. (Incorporated by reference to Exhibit 10.13 to Sovereign’s Annual Report on Form 10-K/A, SEC File No. 0-16533, for fiscal year ended December 31, 2000.)

10.14
Employment Agreement, dated as of January 30, 2003, between Sovereign Bancorp, Inc. and Joseph P. Campanelli. (Incorporated by reference to Exhibit 10.14 to Sovereign’s Annual Report on Form 10-K, SEC File No. 0-16533, for the fiscal year ended December 31, 2002.)

10.15
Employment Agreement dated as of June 1, 2001, between Sovereign Bancorp, Inc. and James D. Hogan. (Incorporated by reference to Exhibit 10.15 to Sovereign’s Annual Report on Form 10-K, SEC File No. 0-16533, for the fiscal year ended December 31, 2002.)

10.16
Employment Agreement by and between Sovereign Bancorp, Inc. and James J. Lynch dated September 16, 2002. (Incorporated by reference to Exhibit 10.16 to Sovereign’s Quarterly Report on Form 10-Q, SEC File No. 001-16581, for the quarter ended September 30, 2002.)

10.17	2001 Stock Incentive Plan (Incorporated by reference to Exhibit “B” to Sovereign’s proxy statement, SEC File No. 0-16533, dated March 26, 2001.)

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10.18	Non-Employee Directors Stock Bonus Program. (Incorporated by reference to Exhibit 10.18 to Sovereign’s Annual Report on Form 10-K, SEC File No. 0-16533, for the fiscal year ended December 31, 2002.)

10.19	Senior Officers Stock Bonus Program. (Incorporated by reference to Exhibit 10.19 to Sovereign’s Annual Report on Form 10-K, SEC File No. 0-16533, for the fiscal year ended December 31, 2002.)

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of KPMG LLP, Independent Auditors. (Relating to First Essex Financial Statements.)

23.3
The registrant was unable to obtain the consent of Arthur Andersen LLP, former independent public accountants of First Essex Bancorp, Inc. See the section entitled “Experts” in the proxy statement/prospectus.

23.4	Form of Consent of Sandler O’Neill & Partners, LP.

23.5	Consent of Stevens & Lee (Incorporated by reference to Exhibit 5.1.)

24.1	Powers of Attorney of Directors and Officers. (Included on signature page.)

99.1	Form of Opinion of Sandler O’Neill & Partners. (Included as Annex B to the proxy statement/prospectus.)

99.2	Form of Proxy for the Special Meeting of Stockholders of First Essex Bancorp, Inc.

* Denotes management contract or compensatory contract, plan or arrangement.

(b) Financial Statement Schedules.

          None required.

Item 22. Undertakings.

 (a)  The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

	(ii)	To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

	(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the

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securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)	(1)

The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

	(2)	The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on August 20, 2003.

SOVEREIGN BANCORP, INC.
(Registrant)
By	/s/ Jay S. Sidhu

Jay S. Sidhu,
Chairman, President and Chief
Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay S. Sidhu, James D. Hogan, Joseph M. Harenza, and David W. Swartz, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE

/s/ Jay S. Sidhu

Jay S. Sidhu	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	August 20, 2003

/s/ P. Michael Ehlerman	Director	August 20, 2003

P. Michael Ehlerman

/s/ Brian Hard	Director	August 20, 2003

Brian Hard

/s/ Andrew C. Hove, Jr.	Director	August 20, 2003

Andrew C. Hove, Jr.

/s/ Daniel K. Rothermel	Director	August 20, 2003

Daniel K. Rothermel

/s/ Cameron C. Troilo	Director	August 20, 2003

Cameron C. Troilo

/s/ James D. Hogan	Chief Financial Officer	August 20, 2003

James D. Hogan

/s/ Lawrence E. McAlee, Jr.	Chief Accounting Officer	August 20, 2003

Lawrence E. McAlee, Jr.

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Exhibit Index

5.1	Opinion and consent of Stevens & Lee as to the validity of the securities being issued.

8.1	Opinion of Stevens & Lee regarding the federal income tax consequences of the merger.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of KPMG LLP, Independent Auditors.

23.4	Form of Consent of Sandler O’Neill & Partners, LP.

99.2	Form of Proxy for the Special Meeting of Stockholders of First Essex Bancorp, Inc.